EXHIBIT 10.8

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of November 24, 2009

among

JOHNSONDIVERSEY, INC.,

JOHNSONDIVERSEY HOLDINGS II B.V.,

and

JOHNSONDIVERSEY CANADA, INC.,

as Borrowers

JOHNSONDIVERSEY HOLDINGS, INC.,

as Holdings

THE LENDERS AND ISSUERS PARTY HERETO

CITIBANK, N.A.

as Administrative Agent

GENERAL ELECTRIC CAPITAL CORPORATION,

GOLDMAN SACHS LENDING PARTNERS LLC and

JPMORGAN CHASE BANK, N.A

as Co-Syndication Agents

CITIGROUP GLOBAL MARKETS INC.,

GE CAPITAL MARKETS, INC.,

GOLDMAN SACHS LENDING PARTNERS LLC

and

J.P. MORGAN SECURITIES INC.

as Joint Lead Arrangers

and

CITIGROUP GLOBAL MARKETS INC.	GE CAPITAL MARKETS, INC.	GOLDMAN SACHS LENDING PARTNERS LLC
J.P. MORGAN SECURITIES INC.	BARCLAYS CAPITAL	HSBC SECURITIES (USA) INC.
MORGAN STANLEY	NATIXIS NEW YORK BRANCH	“RABOBANK NEDERLAND”, NEW YORK BRANCH
RBC CAPITAL MARKETS	SCOTIA CAPITAL

as Joint Bookrunning Managers

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

i

(continued)

(continued)

(continued)

(continued)

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule III	-	Mandatory Costs
Schedule 1.1(a)	-	Designated CD&R Agreements
Schedule 1.1(b)	-	Designated CMH Agreements
Schedule 1.1(c)	-	Designated SCJ Agreements
Schedule 1.1(d)	-	Permitted Reorganization Transactions
Schedule 1.1(e)	-	Working Capital Lines
Schedule 2.4	-	Existing Letters of Credit
Schedule 3.1(a)(ii)	-	Guarantees
Schedule 3.1(a)(iii)	-	Pledge and Security Agreements
Schedule 3.1(a)(iv)	-	Mortgages
Schedule 4.2	-	Ownership of Subsidiaries
Schedule 4.6	-	Tax Matters
Schedule 4.7(a)	-	Owned Real Estate
Schedule 4.7(b)	-	Material Leases
Schedule 4.10	-	Litigation
Schedule 4.12	-	Environmental Matters
Schedule 4.13	-	Labor Matters
Schedule 4.14	-	List of Plans
Schedule 4.21	-	Deposit Accounts; Securities Accounts
Schedule 7.14	-	Post Closing Matters
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens
Schedule 8.3	-	Existing Investments
Schedule 8.4(k)	-	Scheduled Asset Sales
Schedule 8.8	-	Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Term Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Swing Loan Request
Exhibit E	-	Form of Letter of Credit Request
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G	-	Form of Opinion of US Counsel for the Loan Parties
Exhibit H-1	-	Form of Guaranty
Exhibit I	-	Form of Pledge and Security Agreement
Exhibit K	-	Form of U.S. Tax Compliance Certificate
Exhibit L	-	Form of Borrower Accession Agreement
Exhibit M	-	Form of Affiliated Lender Assignment and Assumption

v

CREDIT AGREEMENT, dated as of November 24, 2009, among JOHNSONDIVERSEY, Inc., a Delaware corporation (the “Company”), JOHNSONDIVERSEY HOLDINGS II B.V., a Dutch corporation (the “Euro Term Borrower”), JOHNSONDIVERSEY CANADA, INC., an Ontario corporation (the “Canadian Term Borrower”), the Additional Revolving Credit Borrowers (as defined below) from time to time party hereto, JOHNSONDIVERSEY HOLDINGS, INC., a Delaware corporation (“Holdings”), the Lenders (as defined below), the Issuers (as defined below), CITIBANK, N.A. (“CBNA”), as administrative agent for the Lenders and the Issuers (in such capacity, and as agent for the Secured Parties under the other Loan Documents, the “Administrative Agent”), GENERAL ELECTRIC CAPITAL CORPORATION, GOLDMAN SACHS LENDING PARTNERS LLC and JPMORGAN CHASE BANK, N.A. as co-syndication agents for the Lenders and the Issuers (in such capacity, the “Co-Syndication Agents”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”), GE CAPITAL MARKETS, INC. (“GECM”), GOLDMAN SACHS LENDING PARTNERS LLC (“GSLP”), and J.P. MORGAN SECURITIES INC. (“JPM Securities”) as joint lead arrangers (in such capacity, the “Joint Lead Arrangers”) and CGMI, GECM, GSLP, JPM Securities, Barclays Capital, the investment banking division of Barclays Bank PLC, HSBC Securities (USA) Inc., Morgan Stanley, Natixis New York Branch, COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, RBC Capital Markets and Scotia Capital as joint bookrunning managers (in such capacity, the “Joint Bookrunning Managers”).

W I T N E S S E T H:

WHEREAS, on October 7, 2009, Holdings entered into an Investment and Capitalization Agreement (the “Investment Agreement”) by and among Holdings, CDR Jaguar Investor Company, LLC, a Delaware limited liability company (“CD&R Investor”), Commercial Markets Holdco, Inc., a Wisconsin corporation (“CMH”), and SNW Co., Inc., a Delaware corporation (“SNW”), pursuant to which, among other things, the following are contemplated: (i) Holdings agreed to issue and sell to CD&R Investor and CDR F&F Jaguar Investor, LLC (the “Equity Contribution”), newly-issued shares of Class A Common Stock representing approximately 45.9% of the Class A Common Stock of Holdings (assuming the exercise of certain warrant rights), (ii) Holdings agreed to issue and sell to SNW, newly-issued shares of Class A Common Stock representing approximately 1.0% of the Class A Common Stock of Holdings (assuming the exercise of certain warrant rights) and (iii) the shares of existing class A common stock of Holdings currently held by CMH will be reclassified as shares of Class A Common Stock representing approximately 49.1% of the Class A Common Stock of Holdings (assuming the exercise of certain warrant rights);

WHEREAS, on October 7, 2009, Holdings entered into a Redemption Agreement (as amended, the “Redemption Agreement”), by and among Holdings, the Company, CMH, Unilever, N.V., a company organized under the laws of the Netherlands (“Unilever”), Marga B.V., a company organized under the laws of the Netherlands (“Marga”) and Conopco, Inc. a New York corporation, pursuant to which Holdings agreed to purchase from Marga, and Marga agreed to sell to Holdings, all of the shares of Holdings’ Class B common stock owned by Marga in exchange for, among other things, a cash payment subject to the terms and conditions therein (such transactions, along with the other transactions described in the preceding recital contemplated by each of the Investment Agreement and the Redemption Agreement, collectively, the “Recapitalization Transactions”);

WHEREAS, pursuant to the Investment Agreement, Holdings has agreed to use its reasonable best efforts to arrange and obtain debt financing consisting of at least $1.40 billion, including a revolving credit facility of at least $250,000,000, the proceeds

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

of which, together with the proceeds from the Equity Contribution, are to be used to (i) repay all obligations under and terminate the Existing Credit Agreement and (ii) redeem the Existing Subordinated Notes and the Existing Seller Notes (collectively, the “Existing Specified Indebtedness”) in connection with tender offers to be consummated on or prior to the Closing Date and to fund the Transactions, including the payment to be made to Marga under the Redemption Agreement;

WHEREAS, Holdings and the Borrowers have requested that the Lenders and Issuers make available for the purposes specified in this Agreement, a term loan, revolving credit and letter of credit facility; and

WHEREAS, the Lenders and Issuers are willing to make available to the Borrowers such term loan, revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Acceptance Date” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Acceptable Discount” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Additional Revolving Credit Borrower” means any Subsidiary Guarantor of the Company that becomes a Revolving Credit Borrower hereunder, pursuant to the terms and conditions set forth in Section 2.19.

“Administrative Agent” has the meaning specified in the preamble to this Agreement; provided, however that in respect of Section 10.1 (Authorization and Action) and other provisions herein or in any Loan Document that relate to Collateral, “Administrative Agent” shall mean CBNA and/or any Affiliate thereof approved by CBNA.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Affiliate” means, as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, however that for purposes of the definition of “CD&R Group”, the requirement in clause (a) above shall require the power, directly or indirectly, to vote 50% or more of the securities having ordinary voting power for the election of directors of such Person.

“Affiliated Lender” means any Lender that is a Permitted Affiliated Assignee.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 11.2(k)(i)(B).

“Agreement” means this Credit Agreement and as amended, restated, modified or supplemented from time to time.

“Alternate Currency” means any of Euros, Canadian Dollars or Sterling.

“Applicable Borrower” means (i) with respect to Revolving Loans denominated in Dollars, the Company, (ii) with respect to Revolving Loans denominated in Euros, the Euro Term Borrower, (iii) with respect to Revolving Loans denominated in Canadian Dollars, the Canadian Term Borrower and (iv) with respect to Revolving Loans denominated in Sterling, the Euro Term Borrower, in each case, along with any Additional Revolving Credit Borrower permitted hereunder to borrow Revolving Loans in the relevant currency.

“Applicable Discount” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, its Eurocurrency Lending Office in the case of a Eurocurrency Rate Loan and its Canadian Lending Office in the case of a BA Rate Loan.

“Applicable Mandatory Prepayment Account” means, with respect to each Borrower, a Cash Collateral Account in the name of the Administrative Agent in the jurisdiction of such Borrower in which funds of such Borrower in connection with any required mandatory prepayment pursuant to Section 2.9 (Mandatory Prepayment) shall be held pending application in accordance with such Section 2.9 or, following an Event of Default, Section 2.13(g) (Payments and Computations).

“Applicable Margin” means with respect to (i) Revolving Credit Loans maintained as Base Rate Loans, a rate equal to 2.50% per annum, (ii) Revolving Credit Loans maintained as LIBO Rate Loans, a rate equal to 3.50% per annum, (iii) Revolving Credit Loans maintained as EURIBO Rate Loans, a rate equal to 3.50% per annum, (iv) Revolving Credit Loans maintained as BA Rate Loans, a rate equal to 3.50% per annum and (v) with respect to Tranche B Loans, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Leverage Ratio (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements)) set forth below:

LEVERAGE RATIO	BASE RATE LOANS	LIBO RATE LOANS	EURIBO RATE LOANS	BA RATE LOANS

Greater than 2.75 to 1	2.50%	3.50%	4.25%	3.50%

Less than or equal to 2.75 to 1	2.25%	3.25%	4.00%	3.25%

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

Subsequent changes in the Applicable Margin with respect to Tranche B Loans resulting from a change in the Leverage Ratio shall become effective 3 Business Days after delivery by the Company to the Administrative Agent of new financial statements pursuant to Section 6.1(a) (Quarterly Reports) for each of the first three Fiscal Quarters of each Fiscal Year and Section 6.1(b) (Annual Reports) for each Fiscal Year. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if the Company shall fail to deliver such financial statements within the time periods specified in Section 6.1(a) or (b), as applicable, the Applicable Margin from and including the 49th day after the end of such Fiscal Quarter or the 94th day after the end of such Fiscal Year, as the case may be, to but not including the date the Company delivers to the Administrative Agent such financial statements shall conclusively equal the highest possible Applicable Margin provided for in this definition.

“Applicable Time” has the meaning specified in Section 11.1(e).

“Applicable Unused Commitment Fee Rate” means, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Leverage Ratio (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) set forth below:

LEVERAGE RATIO	APPLICABLE UNUSED COMMITMENT FEE RATE

Greater than or equal to 3.0 to 1	0.75%

Less than 3.0 to 1 and greater than 2.5 to 1	0.625%

Less than or equal to 2.5 to 1	0.50%

Subsequent changes in the Applicable Unused Commitment Fee Rate resulting from a change in the Leverage Ratio shall become effective 3 Business Days after delivery by the Company to the Administrative Agent of new financial statements pursuant to Section 6.1(a) (Quarterly Reports) for each of the first three Fiscal Quarters of each Fiscal Year and Section 6.1(b) (Annual Reports) for each Fiscal Year. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if the Company shall fail to deliver such financial statements within the time periods specified in Section 6.1(a) or (b), as applicable, the Applicable Unused Commitment Fee from and including the 49th day after the end of such Fiscal Quarter or the 94th

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

day after the end of such Fiscal Year, as the case may be, to but not including the date the Company delivers to the Administrative Agent such financial statements shall conclusively equal the highest possible Applicable Unused Commitment Fee Rate provided for in this definition.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other informational material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.8 (Optional Prepayments) and Section 2.9 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions To Loans And Letters Of Credit) or Section 2.4(a) (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised, or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by the Administrative Agent.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Available Amount” means the sum, without duplication, of

(a) 50% of the Available CNI Amount accrued during the period (treated as one accounting period) beginning on January 1, 2010 to the end of the most recent fiscal quarter for which consolidated financial statements of the Company have been delivered in accordance with Section 6.1 (or, in case such Available CNI Amount shall be a negative number, 100% of such negative number); plus

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

(b) the aggregate Net Proceeds or the Fair Market Value of assets or property received (x) by the Company as capital contributions to the Company after the Closing Date from Holdings or from the issuance or sale of Stock or Stock Equivalents (other than Disqualified Capital Stock) of Holdings or any Parent Entity after the Closing Date (other than (i) Excluded Contributions, (ii) any such Stock issued in connection with the Transactions and (iii) any such Stock issued to Management Investors or to directors or employees in connection with compensation arrangements, but only to the extent the purchase of such Stock is financed by loans or advances from Holdings or any of its Subsidiaries to such Management Investors, directors or employees), or (y) by the Company or any Subsidiary of the Company from (A) the issuance and sale by Holdings or any Parent Entity after the Closing Date of Indebtedness that shall have been converted into or exchanged for Stock or Stock Equivalents (other than Disqualified Capital Stock) of Holdings or any Parent Entity and (B) any conversion or exchange of such Indebtedness; minus

(c) the sum of the aggregate amount of (i) Restricted Payments made after the Closing Date using the Available Amount pursuant to Section 8.5(c), (ii) the Dollar Equivalent of Investments made using the Available Amount after the Closing Date pursuant to Section 8.3(u), (iii) the Dollar Equivalent of payments, prepayments, repurchases or redemptions made using the Available Amount after the Closing Date pursuant to Section 8.12(a), (iv) the Dollar Equivalent of any Capital Expenditures made after the Closing Date using the Available Amount pursuant to Section 5.3 and (v) the Dollar Equivalent of Discounted Term Loan Prepayment made using the Available Amount pursuant to Section 2.8(c).

To the extent the Available Amount has been utilized (other than pursuant to Section 8.5(c)), the component of Available Amount attributable to the Fair Market Value of assets or property referred to in clause (b), if any, may be deemed by the Company as utilized prior to other components referred to above.

“Available CNI Amount” means, for any period, the amount equal to Consolidated Net Income of the Company and its Subsidiaries for such period; provided, that there shall not be included in such Available CNI Amount:

(a) any Consolidated Net Income of any Subsidiary that is not a Guarantor if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Subsidiary, directly or indirectly, to the Company by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released), except that (A) the Company’s equity in the net income of any such Subsidiary for such period shall be included in such Available CNI Amount up to the aggregate amount of any dividend or distribution that was made by such Subsidiary during such period to the Company or another Loan Party (subject, in the case of a dividend made to another Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Subsidiaries in such Subsidiary;

(b) any gain or loss realized upon the sale or other disposition of any asset of the Company or any Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the management of the Company);

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

(c) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any related transactions, and any acquisition, merger or consolidation after the Closing Date);

(d) the cumulative effect of a change in accounting principles;

(e) any income or gain attributable to the early extinguishment of Indebtedness;

(f) any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements);

(g) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(h) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

(i) to the extent otherwise included in such Available CNI Amount, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Subsidiary owing to the Company or any Subsidiary;

(j) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments); and

(k) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Company or any other Loan Party by the entity accounted for by the equity method of accounting).

In the case of any unusual or nonrecurring gain, loss or charge not included in such Available CNI Amount pursuant to clause (c) above in any determination thereof, the Company will deliver an officer’s certificate to the Administrative Agent promptly after the date on which such Available CNI Amount is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

“Available Credit” means, at any time, an amount equal to the then effective aggregate Revolving Credit Commitments minus the Revolving Credit Outstandings at such time.

“Available Excluded Contribution Amount” means with respect to (i) Capital Expenditures, the Net Proceeds from Excluded Contributions designated for application to Capital Expenditures pursuant to Section 5.3 and not yet so applied,

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

(ii) Investments, the Net Proceeds from Excluded Contributions designated for application to an Investment to be made pursuant to Section 8.3(v) and not yet so applied, (iii) Permitted Acquisitions or Permitted Joint Ventures, the Net Proceeds from Excluded Contributions designated for application for Permitted Acquisitions or Permitted Joint Ventures, as applicable, to be made pursuant to Section 8.3 and not yet so applied, (iv) payments, prepayments, repurchases or redemptions of Indebtedness, the Net Proceeds from Excluded Contributions designated for application to payments, prepayments, repurchases or redemptions to be made pursuant to Section 8.12(a) and not yet so applied and (v) Discounted Voluntary Term Loan Prepayments, the Net Proceeds from Excluded Contributions designated for application to Discounted Voluntary Term Loan Prepayments pursuant to Section 2.9(b), in each case with respect to clauses (i) through (v) above, less the amount of any Restricted Payment pursuant to Section 8.5(j) with respect to any such Excluded Contribution.

“BA Interest Period” means, relative to any BA Rate Loan, the period beginning on (and including) the date on which such BA Rate Loan is made or continued to (but excluding) the date which is 30, 60 or 90 (or, if available to all applicable Lenders with respect to such BA Rate Loan, 180) days thereafter, as selected by the Canadian Term Borrower (or applicable Additional Revolving Credit Borrower).

“BA Rate” means, with respect to any BA Interest Period for any BA Rate Loan, the rate per annum equal at all times to the higher of the following:

(a) (i) with respect to Tranche B Canadian Dollar Loans 2.00% or (ii) with respect to Revolving Credit Loans denominated in Canadian Dollars, 0.00%; and

(b) (i) in the case of any Canadian Dollar Lender named in Schedule I of the Bank Act (Canada), the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant BA Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the applicable Screen as of 11:00 a.m. (New York time) on the second full Business Day next preceding the first day of each BA Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 11:00 a.m. (New York time) to reflect any error in any posted rate of interest), and (ii) in the case of any other Tranche B Lender or Revolving Credit Lender, (A) the rate per annum set forth in clause (i) above plus (B) 0.10%. In the event that such rate does not appear on such Screen, the BA Rate for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying bankers’ acceptance rates as may be selected by the Administrative Agent and, in the event that the CDOR rate is not available for any Business Day, the CDOR rate for the immediately previous Business Day for which a CDOR rate is available shall be used.

“BA Rate Loan” means any Tranche B Canadian Dollar Loan or Revolving Credit Loan denominated in Canadian Dollars that, for an Interest Period, bears interest based on the BA Rate.

“Bankruptcy Proceedings” has the meaning set forth in Section 11.2(k)(iv).

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as CBNA’s base rate;

(b) the sum (adjusted to the nearest .0625% or, if there is no nearest .0625%, to the next higher .0625%) of (A) 0.5% per annum, (B) the rate per annum obtained by dividing (x) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by CBNA on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by CBNA from three New York certificate of deposit dealers of recognized standing selected by CBNA, by (y) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for CBNA in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (C) the average during such three-week period of the maximum annual assessment rates estimated by CBNA for determining the then current annual assessment payable by CBNA to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States;

(c) 0.5% per annum plus the Federal Funds Rate;

(d) the sum (adjusted to the nearest .0625% or, if there is no nearest .0625%, to the next higher ..0625%) of (A) the LIBO Rate with respect to an Interest Period of one month at such time and (B) the difference between the Applicable Margin with respect to LIBO Rate Loans and the Applicable Margin with respect to Base Rate Loans.; and

(e) (i) with respect to Tranche B Dollar Loans, 3.00% or (ii) with respect to Revolving Credit Loans denominated in Dollars, 0.00%.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“Beneficiary” has the meaning set forth in Section 10.11(a) (Power of attorney and trusteeship for German law purposes).

“Borrowers” means, collectively, the Term Borrowers and the Revolving Credit Borrowers.

“Borrowing” means a borrowing by a Borrower consisting of Loans made in the same currency on the same day by the Lenders ratably according to their respective Commitments. A Borrowing may be a Revolving Credit Borrowing, a Tranche B Borrowing or a Swing Loan Borrowing.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York and (a) with respect to any Loan denominated in Canadian Dollars, a day of the year on which banks are not required or authorized to close in Toronto or Montreal, Canada, (b) with respect to any Loan denominated in Euros or Sterling, any such day for (i) payments or purchases of Euros, a TARGET Business Day and (ii) all other purposes, including the giving and receiving of notices, a TARGET Business Day on which banks are generally open for business in London, England, Frankfurt, Germany and in any other principal financial center as the Administrative Agent may from time to time determine for this purpose and (c) with respect to all notices (except with respect to general matters not relating directly to funding), determinations and fundings in connection with, and payments of principal and interest on, Eurocurrency Rate Loans, any day which is a day for trading by and between banks in deposits of the applicable currency for such Loans in the interbank eurocurrency market. For purposes of this definition, a “TARGET Business Day” is a day when the Trans-European Automated Real-time Gross Settlement Express Transfer System, or any successor thereto, is scheduled to be open for business.

“Canadian Dollar” and “C$” each means the lawful currency of Canada.

“Canadian Dollar Lender” means each Lender having Loan denominated in Canadian Dollars.

“Canadian Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Canadian Lending Office” opposite its name on or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Canadian Term Borrower” has the meaning specified in the preamble to this Agreement.

“Capital Expenditures” means with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period which, in accordance with GAAP, are or should be included in capital expenditures (in each case other than (i) expenditures made which constitute consideration for Permitted Acquisitions and (ii) Investment permitted by Section 8.3 (j) or (r)).

“Capital Lease” means, with respect to any Person, any lease by such Person of property, real or personal, for which the obligations of the lessee are required in accordance with GAAP to be capitalized on the balance sheet of such lessee; provided that, if at any time an operating lease of such lessee is required to be recharacterized as a Capital Lease after the date hereof as a result of a change in GAAP, then for purposes hereof such lease shall not be deemed a Capital Lease. The stated maturity of any Indebtedness under a Capital Lease shall be the scheduled date under the terms thereof of the last payment of rent or any other amount due under such Capital Lease.

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“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Cash Collateral Account” has the meaning specified in the Pledge and Security Agreements.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States government or any political subdivision, agency or instrumentality thereof, (b) securities issued or fully guaranteed or insured by any state, commonwealth or territory of the United States of America or any political subdivision, agency or instrumentality of any such state, commonwealth or territory having, at the time of acquisition, an investment grade rating from either Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) time deposits, certificates of deposit or bankers’ acceptances of any commercial bank having capital and surplus in excess of $500,000,000, (d) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (e) repurchase obligations with term of not more than seven days for underlying obligations of the types described in clauses (a), (b) and (d) above entered into with any commercial bank meeting the qualifications specified in clause (c) above or with securities dealers of recognized national standing, (f) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Company, in each case provided in clauses (a), (b), (c), (d) and (e) above only, maturing within twelve months after the date of acquisition.

“Cash Management Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate thereof, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.

“CBNA” has the meaning specified in the preamble to this Agreement.

“CD&R” means Clayton, Dubilier & Rice, Inc., and any successor in interest thereto.

“CD&R Group” means (a) CD&R, (b) any of Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P., CD&R Associates VIII, Ltd., CDR Jaguar Investor Company, LLC, CDR F&F Jaguar Investor, LLC and their respective successors in interest, (c) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle, and (d) any limited or general partners of, or other investors in, any entity described in (b) above or any Affiliate thereof, or any such investment fund or vehicle.

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“CD&R Investor” has the meaning specified in the recitals to this Agreement.

“Change in Consolidated Working Capital” means for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period minus the cash provided by, or plus the cash used by (as applicable in each period) accounts receivable programs during such period.

“Change in Tax Law” means, with respect to the Administrative Agent, any Lender or any Issuer, any change in treaty, law, regulation, Revenue Ruling, Revenue Procedure or Notice in respect of Taxes, in each case, that occurred after such Person became a party to this Agreement (or, if such Person is an intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Person became such a beneficiary or member, if later); provided, however, that Change in Tax Law shall not include any provision of a statute enacted on or before December 31, 2010 (and any regulations thereunder or any Revenue Ruling, Revenue Procedure or Notice relating thereto) that is based on or substantially similar to the provisions in Section 101 of Title I of “Foreign Account Tax Compliance Act of 2009” (HR 3933, S. 1934) or that relates to qualification as a “qualified intermediary,” payments to a “nonqualified intermediary” or payments to foreign entities described in the General Explanations of the Administration’s Fiscal Year 2010 Revenue Proposals of the Department of the Treasury, May 2009.

“Change of Control” means the occurrence of any of the following events: (i)(x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of less than 35% of the total voting power of all outstanding Voting Stock of the Relevant Parent Entity and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner”, directly or indirectly, of more than 35% of the total voting power of all outstanding Voting Stock of the Relevant Parent Entity, (ii) the Continuing Directors shall cease to constitute a majority of the members of the board of directors of the Company, (iii) the Relevant Parent Entity shall cease to own and control 100% of the Stock (other than the Consumer Share) of the Company and (iv) a “Change of Control” (or any comparable term), as defined in the Senior Note Indenture or in any financing documentation relating to any Ratio Indebtedness with an aggregate outstanding principal amount exceeding $45,000,000 shall occur. As used herein, the term “Relevant Parent Entity” means (i) Holdings so long as Holdings is not a Subsidiary of a Parent Entity, and (ii) any Parent Entity so long as Holdings is a Wholly-Owned Subsidiary thereof and such Parent Entity is not a Subsidiary of any other Parent Entity. Notwithstanding anything in this definition to the contrary, “Change of Control” shall not be construed to permit any transaction otherwise prohibited pursuant to the terms of Section 8.6 (Restrictions on Fundamental Changes; Permitted Acquisitions).

“Claims” has the meaning set forth in Section 11.2(k)(iv).

“Closing Date” has the meaning set forth in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit).

“CMH” has the meaning specified in the recitals to this Agreement.

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“Code” means the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto).

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Coverage Condition” means with respect to any Permitted Intercompany Transaction, Permitted Intercompany Merger, Permitted Acquisition or Permitted Joint Venture, as applicable, a condition that is satisfied when the Collateral Coverage Requirement is satisfied on a pro forma basis after giving effect to such Permitted Intercompany Transaction, Permitted Intercompany Merger, Permitted Acquisition or Permitted Joint Venture, including any resulting changes to Coverage EBITDA or Coverage Assets for purposes of determining the Collateral Coverage Requirement.

“Collateral Coverage Requirement” means (i) Coverage EBITDA for the most recently completed Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) is at least 80% of EBITDA of the Company and its Subsidiaries for such Financial Covenant Period and (ii) Coverage Assets as of the end of the most recently completed Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) is at least 80% of the Consolidated Total Assets of the Company and its Subsidiaries as of the end of such Financial Covenant Period.

“Collateral Documents” means the Pledge and Security Agreements, the Mortgages, each agreement granting a security interest in a Deposit Account or a Securities Account and any other document, agreement or other instrument executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations (other than any of the foregoing that relate solely to Related Obligations).

“Collateral Sharing Agreement” means the collateral sharing agreement to be entered into in connection with this Agreement on or about the date of this Agreement among, inter alios, the Borrowers (other than the Company), certain Loan Parties, the Administrative Agent, the Lenders, the Syndication Agents, the Joint Lead Arrangers and the Joint Bookrunning Managers, relating, inter alia, to the Secured Parties’ internal relationship with regard to the German Collateral and the agreement of the Borrowers (other than the Company) and the respective Loan Parties to owe, and pay, by way of an abstract acknowledgment of indebtedness, to the Administrative Agent sums equal to, inter alia, the sums owed by them as Secured Obligations.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment, if any, and Tranche B Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments and Tranche B Commitments of all Lenders.

“Company” has the meaning specified in the preamble to this Agreement.

“Company’s Accountants” means Ernst & Young LLP or other independent nationally-recognized public accountants reasonably acceptable to the Administrative Agent.

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“Compliance Certificate” has the meaning specified in Section 6.1(c) (Compliance Certificate).

“Concentration Account” means any Deposit Account (other than payroll, withholding tax and other fiduciary accounts) maintained by any Loan Party that maintains, during any calendar month, an average aggregate overnight balance, the Dollar Equivalent of which exceeds $5,000,000, unless otherwise consented to by the Administrative Agent.

“Consolidated Current Assets” means, with respect to any Person at any date, the total consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries at such date, determined in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Company and its Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Company and its Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

“Consolidated Total Assets” of any Person means, at any date, the total assets of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP minus (a) any minority interest in any Person that would be reflected on a consolidated balance sheet of such Person and its Subsidiaries at such date prepared in conformity with GAAP and (b) any Securities issued by such Person held as treasury securities.

“Consolidated Working Capital” means at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents, and deferred taxes and income taxes receivable recorded as current assets) minus the aggregate amount of all current liabilities (excluding the consolidated current portion of Indebtedness, working capital indebtedness of Foreign Subsidiaries, and deferred taxes and accrued income taxes payable recorded as current liabilities), in each case determined on a consolidated basis for the Company and its Subsidiaries.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document (other than policy or procedural manuals or other similar documents) setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Consumer Share” means the single share of the Borrower that is owned legally and beneficially by Johnson Consumer and that has no associated voting rights.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, greenhouse gases, asbestos and polychlorinated biphenyls.

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“Continuing Directors” shall mean the directors (or managers) of Holdings on the Closing Date, after giving effect to the Transactions, and each other director (or manager), if, in each case, such other directors’ or managers’ nomination for election to the board of directors (or board of managers) of Holdings is endorsed by a majority of the then-existing Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings.

“Contractual Obligation” of any Person means any provision of any Security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Contributed Property Amount” means, at any time, that portion of the Available Amount corresponding to the aggregate amount of the Fair Market Value of assets or property contributed to the Company as capital contributions.

“Corresponding Obligation” means any obligation to pay an amount to the Secured Parties or any one or more of them, whether for principal, interest, costs, any overdraft or otherwise and whether present or future:

(a) under or in connection with the Loan Documents; or

(b) in connection with any other indebtedness as the Secured Parties (or the Administrative Agent on their behalf) and the Loan Parties may agree from time to time.

“Coverage Assets” means the total assets of the Loan Parties (determined on a non-consolidated basis for each Loan Party) to the extent included in the calculation of the Consolidated Total Assets of the Company and its Subsidiaries.

“Coverage EBITDA” means EBITDA of the Loan Parties (determined on a non-consolidated basis for each Loan Party) to the extent included in the calculation of EBITDA of the Company and its Subsidiaries.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

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(c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate over all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(g) pledges or deposits securing (i) the performance of bids, tenders, leases or contracts (other than for the repayment of borrowed money) or leases to which such Person is a party as lessee made in the ordinary course of business, (ii) indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money), (iii) public or statutory obligations or surety, custom or appeal bonds or (iv) indemnity, performance or other similar bonds in the ordinary course of business;

(h) any attachment or judgment Lien unless the judgment it secures has not, within 30 days after entry of such judgment, been discharged or execution stayed pending appeal, or has not been discharged within 30 days after the expiration of any such stay;

(i) Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure customs duties in connection with the importation of such goods; and

(j) any Lien, right to set-off and retention arising pursuant to the general banking conditions (algemene bankvoorwaarden) over credit balances on any bank account held with a financial institution having its centre of main interest in the Netherlands or administered with a branch office or local corporate entity of any financial institution in the Netherlands, to the extent such financial institution is unwilling to waive such Lien, right to set-off and retention upon a written request to do so by the account holder or account holders or a party on its or their behalf.

“Deductible Amount” has the meaning specified in the Section 10.10 (Matters Relating to Dutch Collateral).

“Deemed Investment Amount” means the aggregate notional investment by Management Investors pursuant to the JohnsonDiversey Holdings, Inc. Stock Incentive Plan (or any successor plan thereto of Holdings or any Parent Entity) in Deferred Share Units (as defined therein) by reason of the relinquishment of future cash entitlements under the JohnsonDiversey, Inc. Long-Term Cash Inventive Plan.

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“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Company or has received a notice from the Company pursuant to clause (ii) below that (i) such Lender has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuer in respect of a Letter of Credit and/or make a payment to the Swing Loan Lender in respect of a Swing Loan (each a “funding obligation”), (ii) such Lender has notified the Administrative Agent or any Borrower in writing (and such Borrower has notified the Administrative Agent thereof in writing), or has stated publicly, that it will not comply with any such funding obligation hereunder, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 2.18 (Defaulting Lender) as a result of a Lender being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).

“Deposit Account” in the case of any Domestic Loan Party, has the meaning specified in the UCC and in the case of any Foreign Loan Party, any equivalent applicable law. “Deposit Account” includes all money or deposits in a Deposit Account and all certificates, instruments, if any, held or credited to such Deposit Account.

“Deposit Account Bank” means any Revolving Credit Lender party to this Agreement on the Closing Date or any other financial institution selected or approved by the Administrative Agent, such approval not to be unreasonably withheld.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Designated CD&R Agreements” means the Management Agreement and those agreements listed on Schedule 1.1(a) attached hereto, in each case as in effect on the Closing Date.

“Designated CMH Agreements” means those agreements listed on Schedule 1.1(b) attached hereto, in each case as in effect on the Closing Date.

“Designated SC Johnson Agreements” means those agreements listed on Schedule 1.1(c) attached hereto, in each case as in effect on the Closing Date.

“Determination Date” means, with respect to any Letter of Credit, the most recent date upon which one of the following shall have occurred: (i) the date of issuance of such Letter of Credit; (ii) the date on which the applicable Issuer was or is, as applicable, required to deliver a notice of non-renewal with respect to such Letter of Credit; and (iii) the first Business Day of each month, commencing on the first such Business Day following the issuance of such Letter of Credit.

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“Disclosure Documents” means the confidential information memorandum prepared by the Borrower dated as of November 2009, and related materials prepared in connection with the syndication of the Facilities.

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Discount Range” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Discount Range Pro-Rata Factor” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).)

“Disqualified Capital Stock” means any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the date that is six months after the Tranche B Maturity Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) prior to the date that is six months after the Tranche B Maturity Date, for Indebtedness or any Stock referred to in clause (a) above, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Revolving Credit Termination Date, provided that any Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Stock upon the occurrence of a change in control or a sale or other Disposition of property or assets shall not constitute Disqualified Capital Stock.

“Diversey Entity” means each of Holdings, the Company and each of their respective Subsidiaries.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Company or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” means at the time of determination thereof (a) with respect to Dollars, the amount in Dollars, and (b) with respect to an Alternate Currency, the equivalent of such Alternate Currency in Dollars determined by using the rate of exchange quoted by CBNA in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternate Currency.

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“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Domestic Loan Party” means any Loan Party organized under the laws of any state of the United States of America or the District of Columbia.

“Domestic Significant Subsidiary” means any Domestic Subsidiary that is a Significant Subsidiary.

“Domestic Subsidiary” means any Subsidiary of the Company that is not a Foreign Subsidiary; provided, however, for purposes of any Collateral Document (a) executed by a Foreign Guarantor or (b) governed by the law of a jurisdiction other than any state of the United States, “Domestic Subsidiary” shall include Holdings.

“EBITDA” means for any period, Consolidated Net Income for such period adjusted to exclude the following items (without duplication) to the extent that any such item is included in the calculation of Consolidated Net Income:

(a) Consolidated Interest Expense,

(b) any non-cash expenses and charges (excluding non-cash charges that are accrued or reserved for cash charges in a future period),

(c) the provision or benefit for income taxes,

(d) depreciation expense,

(e) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with FAS Nos. 141 and 142),

(f) non-cash provisions for reserves for discontinued operations,

(g) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions,

(h) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business,

(i) any income or loss attributable to non-controlling interests,

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(j) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Company or any of its Subsidiaries by the entity accounted for by the equity method of accounting),

(k) cash expenses related to the conversion of various employee benefit programs in conjunction with the Transactions, and on-going non-cash compensation-related expenses, and

(l) management fees actually paid to Clayton, Dubilier & Rice LLC pursuant to the Management Agreement as in effect on the Closing Date or any successor agreement; provided that the maximum amount of such management fees payable for such period under any successor agreement are no greater than the amount that would have been payable under the Management Agreement as in effect on the Closing Date.

“ECF Payment Date” has the meaning specified in the Section 2.9(b).

“Eligible Assignee” means, (i) a Lender or any Affiliate or Approved Fund of any Lender (any two or more Approved Funds of a Lender being treated as a single Eligible Assignee for all purposes hereof); (ii) a commercial bank having total assets in excess of $5,000,000,000 or otherwise reasonably acceptable to the Administrative Agent; (iii) a finance company, insurance company, other financial institution or Fund reasonably acceptable to the Administrative Agent that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans as one of its businesses or a finance company, insurance company, other financial institution or Fund which is otherwise reasonably acceptable to the Administrative Agent; (iv) a savings and loan association or savings bank organized under the laws of the United States or any State thereof which has a net worth, determined in accordance with GAAP, in excess of $250,000,000 or (v) any Permitted Affiliated Assignee; provided, however, that no Borrower nor any Affiliate of any Borrower shall be an Eligible Assignee other than a Permitted Affiliated Assignee.

“Emergency” shall mean an immediate and serious risk to human health or the Environment which requires a prompt response, and shall include a fire, explosion, act of God, flood or sudden Release.

“Environment” means any of the following media: (a) land, including surface land, subsurface strata, sea bed and river bed under water (as defined in clause (b) hereof) and any natural or man-made structures; (b) water, including coastal and inland waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and (c) air, including indoor and outdoor air and air within buildings and other man-made or natural structures above or below ground; including any living organism or system supported by any such media.

“Environmental Claim” means any legal proceeding, written claim or allegation, notice of violation, order or directive (conditional or otherwise), judgment or Lien by any Person relating to, resulting from or based upon an Environmental Matter.

“Environmental Laws” means any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including

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common law) regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of human health and safety, the environment or natural resources as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, (whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute) and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Environmental Matters” means: (a) pollution or contamination or the significant threat of pollution or contamination of the Environment, including soil or groundwater contamination or the occurrence or the existence of or the continuation of the existence of a Release (including sudden or non-sudden, accidental or non-accidental leaks or spills); (b) the treatment, disposal, release, spillage, deposit, escape, discharge, leak, emission, leaching or migration of any Contaminant; (c) exposure of any person to any Contaminant; (d) the creation of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the Environment; (e) the violation, or alleged violation of any Environmental Law or any environmental Permit; (f) any other matters relating to the condition, protection, maintenance, restoration or replacement of the Environment or any part of it arising directly or indirectly out of the generating, manufacturing, processing, treatment, storage, keeping, handling, use (including as a building material), possession, supply, receipt, sale, purchase, import, export, transportation or presence of any Contaminant; or (g) any Emergency.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Contribution” has the meaning specified in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (or any successor legislation thereto).

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that are required to be treated as a single employer with Holdings or the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Company or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in

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Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Company or any ERISA Affiliate from any Multiemployer Plan, (d) receipt by the Company or an ERISA Affiliate of a notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan in a distress termination or the treatment of a plan amendment as a distress termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate, or appoint a trustee to administer, a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan (sufficient to give rise to a Lien under Section 430 of the Code or Section 303 of ERISA) or Multiemployer Plan, (h) the imposition of a lien under Section 430 of the Code or Section 303 of ERISA on Holdings, the Company or any ERISA Affiliate or (i) the receipt by the Company or any ERISA Affiliate of an inquiry from the PBGC under the Early Warning Program or Risk Mitigation Program, or any substantially equivalent inquiry by the PBGC, which indicates the existence of any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan.

“EURIBO Rate” with respect to any Interest Period for any EURIBO Rate Loan, the rate per annum equal at all times to the higher of the following

(a) (i) with respect to Tranche B Euro Loans, 2.25% or (ii) with respect to Revolving Credit Loans denominated in Euros or Sterling, 0.00%; and

(b) the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, in each case displayed on the appropriate page of the Telerate screen or, if such rate is not available, the arithmetic mean of the rate (rounded upwards to the nearest four decimal places) quoted at its request to the Administrative Agent by three major banks selected by the Administrative Agent to leading banks in the European interbank market, at or about 11 a.m., Brussels time, on the second full Business Day next proceeding the first day of the relevant Interest Period in relation to which such rate is calculated.

“EURIBO Rate Loan” means any Loan that, for an Interest Period, bears interest based on the EURIBO Rate.

“Euro” and the sign “€” each mean the lawful money of the member states of the European Union.

“Euro Term Borrower” has the meaning specified in the preamble to this Agreement.

“Eurocurrency Interest Period” means, in the case of any Eurocurrency Rate Loan, (a) initially, the period commencing on the date such Eurocurrency Rate Loan is made or, in the case of any LIBO Rate Loan, on the date of conversion of a Base Rate Loan to such LIBO Rate Loan and ending one, two, three or six months thereafter (or, if available to all applicable Lenders with respect to such Eurocurrency Rate Loan, ending nine or twelve months thereafter), as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.11 (Conversion/Continuation Option), and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurocurrency Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter (or, if available to all applicable

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Lenders with respect to such Eurocurrency Rate Loan, ending nine or twelve months thereafter), as selected by the applicable Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option).

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurocurrency Rate Loan” means any EURIBO Rate Loan or LIBO Rate Loan.

“Event of Default” means any of the events specified in Section 9.1 (Events of Default).

“Excess Cash Flow” means for any period, EBITDA minus, without duplication,

(a) any Capital Expenditures made in cash (to the extent not financed by the incurrence pursuant to clauses (f), (t), (u) or (v) of Section 8.1 of Indebtedness or any Excluded Contribution designated for such purpose) during such period, minus

(b) any scheduled cash principal payments actually made of the Loans and any principal payments, purchases or other retirements Indebtedness (other than Obligations) (with respect to any revolving or working capital facility, only to the extent such payment is accompanied by a corresponding commitment reduction), minus

(c) Consolidated Interest Expense for such period, minus

(d) any taxes paid or payable with respect to such period in cash for such period, minus

(e) (without duplication of clause (a) of this definition) any cash paid during such period to fund any Investment or acquisition made during such period in accordance with Section 8.3(g), (k), (m), or (u), in each case to the extent not made with the proceeds of any incurrence of Indebtedness or issuance of Stock or Stock Equivalents by the Company or its Subsidiaries, minus

(f) to the extent not otherwise reflected in a reduction of EBITDA, any cash dividends actually paid during such period by the Company, so long as such dividends are expressly permitted by clauses (b), (d), (e), (f), (h) and (i) of Section 8.5, minus

(g) to the extent not otherwise reflected in a reduction of EBITDA, the amount of any cash contributions required by law to be made by the Company or any of its Subsidiaries to any Plan and actually paid during such period, minus

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(h) to the extent included in calculating EBITDA, any cash expenses relating to the Transactions and actually paid during such period, minus

(i) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Company or any other Loan Party by the entity accounted for by the equity method of accounting), minus

(j) to the extent paid in cash, any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any related transactions, and any acquisition, merger or consolidation after the Closing Date); minus

(k) to the extent included in calculating EBITDA, the amount of net income of any Foreign Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than to the extent such dividends or payments have been made or such restriction or limitation is no longer applicable); minus

(l) any amounts added to the calculation of EBITDA pursuant to clause (l) of the definition thereof; plus

(m) any Change in Consolidated Working Capital for such period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Contribution” means Net Proceeds received by the Company as capital contributions to the Company after the Closing Date or from the issuance or sale (other than to a Subsidiary) of Stock or Stock Equivalents by Holdings or any Parent Entity, in each case not included in the calculation of Available Amount and to the extent designated for purposes of (i) Capital Expenditures pursuant to Section 5.3, (ii) Investments pursuant to Section 8.3(v), (iii) Permitted Acquisitions or Permitted Joint Ventures pursuant to Section 8.3, (iv) payments, prepayments, repurchases or redemptions to be made pursuant to Section 8.12(a) or (v) Discounted Voluntary Term Loan Prepayments pursuant to Section 2.8(c).

“Excluded Taxes” means, with respect to the Administrative Agent, any Issuer or any Lender, (a) any Taxes measured by or imposed upon the net income of such Person and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of such Person, in each case imposed (i) by the jurisdiction under the laws of which such Person is organized or located, or in which its principal executive office or Applicable Lending Office is located, or any nation within which such jurisdiction is located or any political subdivision thereof or (ii) by reason of any activity or other connection of such Person in or with the jurisdiction imposing such Tax, excluding any activity or connection arising solely from such Person having executed, delivered or performed its obligations under, or received payment under or enforced, any Loan Document and (b) any Taxes that the Loan Parties are not required to indemnify for pursuant to the last sentence of Section 2.16(a) or pursuant to Section 2.17(c).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 16, 2005, among the Company, as borrower, Holdings, as holdings, the lenders and issuers party thereto, Citicorp USA, Inc., as administrative agent and the other parties thereto (as amended, modified or supplemented prior to the date hereof).

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“Existing Seller Note Documents” means the Existing Seller Notes, the Existing Seller Note Indenture, and the related registration rights agreements.

“Existing Seller Note Indenture” means the Amended and Restated Indenture, dated as of September 11, 2003, between Holdings and BNY Midwest Trust Company, an Illinois trust company, as trustee, governing the Existing Seller Notes.

“Existing Seller Notes” means the Series A and Series B 10.67% senior discount notes due 2013 issued by Holdings and governed by the terms of the Existing Seller Note Indenture in a maximum aggregate principal amount at maturity of $406,000,000.

“Existing Senior Subordinated Debt Documents” means the Existing Senior Subordinated Note Indentures, the Existing Senior Subordinated Notes and all documents entered into in connection therewith.

“Existing Senior Subordinated Note Indenture” means each of (i) the Indenture, dated as of May 3, 2002, between the Company, the subsidiary guarantors party thereto and the Bank of New York, as Trustee governing the Existing Senior Subordinated Notes denominated in Dollars and (ii) the Indenture, dated as of May 3, 2002, between the Company, the subsidiary guarantors party thereto and the Bank of New York, as Trustee governing the Existing Senior Subordinated Notes denominated in Euros.

“Existing Senior Subordinated Notes” means the 9.625% Senior Subordinated Notes due 2012 issued by the Company and governed by the terms of the Senior Subordinated Note Indenture in a maximum aggregate amount of $300,000,000 and the 9.625% Senior Subordinated Notes due 2012 issued by the Company and governed by the terms of the Senior Subordinated Note Indenture in a maximum aggregate amount of €225,000,000.

“Existing Specified Indebtedness” has the meaning set forth in the recitals to this Agreement.

“Face Amount” means, with respect to any Letter of Credit, the product of (i) the face amount of such Letter of Credit in the currency in which it is, or will be, as applicable, denominated multiplied by (ii) the spot rate of the currency in which such Letter of Credit is, or will be, as applicable, denominated to the Dollar for the previous day market close, as quoted in Bloomberg World Currency Value on the Determination Date with respect to such Letter of Credit.

“Facilities” means (a) the Tranche B Facility and (b) the Revolving Credit Facility.

“Facility Increase” has the meaning specified in Section 2.18 (Facility Increase).

“Facility Increase Effective Date” has the meaning specified in Section 2.18 (Facility Increase).

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“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by (i) the Company’s management, if the Dollar Equivalent of the value of such asset or group of assets is less than or equal to $10,000,000, (ii) the Board of Directors of the Company if the Dollar Equivalent of the value of such asset or group of assets is more than $10,000,000 or (iii) if such asset or group of assets shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the average of the final price for the purchase of such Security at face value quoted on such Business Day by two financial institutions of recognized standing regularly dealing in Securities of such type and selected by the Company.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means the letter dated as of the Closing Date, addressed to, the Company from the Administrative Agent with respect to certain fees to be paid from time to time to the Administrative Agent in connection with this Agreement.

“Finance Subsidiary” means any special purpose financial subsidiary established by the Company and consented to by the Administrative Agent (other than a special purpose financial subsidiary established for the sole purpose of consummating one or more Securitization Facilities).

“Financial Covenant Debt” means, with respect to any Person, without duplication, Indebtedness of the type specified in clauses (a) through (i) (other than Indebtedness in respect of any Securitization Facility existing on or after the Closing Date up to a maximum principal amount of $55,000,000) of the definition of “Indebtedness” plus, without duplication, any Guaranty Obligations in respect thereof; provided, however, that Indebtedness of the type specified in clause (d) of the definition thereof shall only be included on the date Indebtedness of such Person is being determined to the extent such Indebtedness is identified in such clause constitutes a non-contingent reimbursement obligation owing at such time and clause (e) of the definition thereof shall not include payments required upon any early termination on the date Indebtedness of such Person is being determined if no such early termination has occurred; provided further that Indebtedness of the type specified in clause (i) of the definition of Indebtedness shall not be included in any calculation of “Financial Covenant Debt” used solely to determine the Applicable Unused Commitment Fee Rate.

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“Financial Covenant Period” means the four preceding Fiscal Quarters ending with the end of such Fiscal Quarter.

“Financial Statements” means the financial statements delivered in accordance with Sections 4.4 (Financial Statements and Other Information) and 6.1 (Financial Statements).

“Financing Disposition” means any sale, transfer, conveyance or other disposition by the Company or any of its Subsidiaries of any Securitization Asset for the Fair Market Value thereof to any Special Purpose Entity (including any Lien on such Receivables), in each case in connection with the incurrence by a Special Purpose Entity of Indebtedness under and pursuant to a Securitization Facility, or obligations to make payments to the obligor on such Indebtedness.

“Fiscal Quarter” means each approximately three month period ending on the Friday nearest the end of each calendar quarter.

“Fiscal Year” means the 52 or 53 week period ending on or about each December 31.

“FMV Deficit” means, in respect of any Asset Sale by any Diversey Entity under Section 8.4(d) (Asset Sales) (other than Dispositions of inventory between Diversey Entities in the ordinary course of business and not for financing purposes), the amount, if any, by which the Fair Market Value of the assets and properties subject to such Disposition exceeds the actual value received by such Diversey Entity in connection therewith.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of Unfunded Pension Liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, by the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by Holdings, any of the Borrowers or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of a material liability by Holdings, any of the Borrowers or any of the Subsidiaries, or the imposition on Holdings, any of the Borrowers or any of the Subsidiaries of a material fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Guarantor” means each Foreign Subsidiary that is a Material Subsidiary or owns the Stock of any Material Subsidiary.

“Foreign Loan Party” means (a) any Loan Party that is not a Domestic Loan Party and (b) until the six month anniversary of the Closing Date, any Subsidiary of the Company domiciled in France or Italy to the extent such Subsidiaries are obligors under Foreign Qualifying Notes as set forth on Schedule 8.3 (Existing Investments).

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“Foreign Plan” means an employee benefit plan with respect to employees who are not employed in the United States, that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority and that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is obligated to make contributions.

“Foreign Qualifying Notes” has the meaning specified in Section 8.3(f).

“Foreign Subsidiary” means any Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of any Foreign Subsidiary.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means with respect to the covenants contained in Article V and all defined terms relating thereto, and the defined terms “Available CNI Amount”, “Capital Expenditures”, “Capital Lease”, “Capital Lease Obligations”, “Consolidated Current Assets”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Total Assets”, “Coverage Assets”, “Coverage EBITDA”, “EBITDA”, “Excess Cash Flow”, “Indebtedness” “Net Cash Proceeds” and “Working Capital”, generally accepted accounting principles in the United States of America in effect on the Closing Date (notwithstanding any changes permitted pursuant to Section 8.13), and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

“German Collateral” means any security interest granted in favor of, inter alios, the Administrative Agent under any German Law Security Agreement.

“German Hereditary Building Right” means the hereditary building right registered in favor of Diversey GmbH (which has been merged into JD OHG) under serial no. 1 of the reference list of folio 3635 of the land register of Kirchheimbolanden, Germany at the local court of Rockenhausen, Germany regarding hereditary building rights, and pertaining to the German Real Property.

“German Law Account Pledge Agreements” means the account pledge agreements governed by German law to be entered into on or about the date of this Agreement and relating, inter alia, to pledges over the bank accounts of, inter alios, JohnsonDiversey Deutschland Management GmbH, JD OHG and JD SystemService Deutschland GmbH and any other German law account pledge agreements to be entered into in connection with this Agreement.

“German Law Security Agreements” means the German Law Pledge Agreements and any and all other German law governed agreement or document creating a security interest in favor of, inter alios, the Administrative Agent under or in connection with this Agreement and any other German law agreements and documents related thereto.

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“German Law Pledge Agreements” means the German Law Account Pledge Agreements and the German Law Share and Interest Pledge Agreements.

“German Law Share and Interest Pledge Agreements” means the share and /or interest pledge agreements governed by German law to be entered into on or about the date of this Agreement and relating, inter alia, to pledges over the shares and/or interests (including, but not limited to, monetary rights associated therewith), as the case may be of, inter alios, JohnsonDiversey Deutschland Management GmbH, JD OHG and JD SystemService Deutschland GmbH and any other German law share and/or interest pledge agreements to be entered into in connection with this Agreement.

“German Real Property” means the real property registered in folio 1757 of the land register of Kirchheimbolanden, Germany under serial number 17.

“Governmental Authority” means any nation, sovereign or government, any state, provincial, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange and any supranational bodies such as the European Union or the European Central Bank.

“guaranteeing person” has the meaning specified in the definition of the term “Guaranty Obligation” in this Section 1.1.

“Guarantor” means each U.S. Guarantor and each Foreign Guarantor.

“Guaranty” means each guaranty, in substantially the form of Exhibit H-1 (Form of Guaranty) (with such changes thereto as the Company and the Administrative Agent may be required by Requirements of Law or customary practice in the jurisdiction in which the applicable Guarantor is located), in each case executed by one or more Guarantors.

“Guaranty Obligation” means, as applied to any Person, (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such

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guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdco Notes” means the Senior Notes due 2020 issued by Holdings and governed by the terms of the Holdco Note Indenture.

“Holdco Note Documents” means the Holdco Note Indenture, the Holdco Note and all documents entered into in connection therewith.

“Holdco Note Indenture” means the Indenture, dated as of November 24, 2009, between Holdings and Wilmington Trust FSB, as Trustee governing the Holdco Note.

“Holdings” has the meaning specified in the preamble to this Agreement.

“Identified Participating Lenders” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Inactive Subsidiary” means any Subsidiary of the Company that on such date and, as of any date, on a consolidated basis with its Subsidiaries, has assets with an aggregate fair market value, the Dollar Equivalent of which is less than $25,000 and had revenues, the Dollar Equivalent of which is less than $25,000 during the most recent 12-month period.

“Indebtedness” means, of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital Leases, (d) all obligations of such Person in respect of surety bonds, performance bonds, letters of credit, acceptances issued or created for the account of such Person, (e) all obligations of such Person in respect of Hedging Contracts, (f) all obligations created or arising under any conditional sale or other title retention agreement with respect to assets or property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (g) indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Capital Stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all obligations of such Person under any Securitization Facility, (j) all recourse obligations of such Person with respect to related assets or property and recourse

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obligations in connection with any factoring or similar arrangement not covered in clause (i) above and (k) Guaranty Obligations of such Person in respect of any Indebtedness of the type described in the preceding clauses (a) through (j).

“Indemnified Matters” has the meaning specified in Section 11.4 (Indemnities).

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Interbank Rate” means, for any period, (i) in respect of Loans denominated in Dollars, the Federal Funds Rate and (ii) in respect of loans denominated in Euros, Canadian Dollars or Sterling, the Administrative Agent’s cost of funds for such period.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to Consolidated Interest Expense of such Person for such period.

“Interest Period” means (a) in the case of any Eurocurrency Rate Loan, the applicable Eurocurrency Interest Period and (b) in the case of any BA Rate Loan, the applicable BA Interest Period, in each case, subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) such Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;

(iv) with respect to LIBO Rate Loans, such Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than the applicable Minimum Currency Threshold and with respect to EURIBO Rate Loans or BA Rate Loans, respectively, may select one Interest Period having an aggregate principal amount of less than the Minimum Currency Threshold; and

(v) there shall be outstanding at any one time no more than (A) twenty Interest Periods in the aggregate in respect of Revolving Loans and (B) five Interest Periods in the aggregate in respect of the Tranche B Dollar Loans, (C) five Interest Periods in the aggregate in respect of the Tranche B Euro Loans and (D) five Interest Periods in the aggregate in respect of the Tranche B Canadian Dollar Loans.

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“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” has the meaning specified in the applicable Pledge and Security Agreement.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“Investment Agreement” has the meaning specified in the recitals to this Agreement.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum stated amount (including by deleting or reducing any scheduled decrease in such maximum stated amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means any Revolving Credit Lender having a Letter of Credit Allocation set forth opposite its name on Schedule I (Commitments) and/or any other Revolving Credit Lender or Affiliate of a Revolving Credit Lender that hereafter becomes a Issuer with the approval of the Administrative Agent and the Company by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Company to be bound by the terms hereof applicable to Issuers.

“JD OHG” means JohnsonDiversey Deutschland GmbH & Co. OHG, a partnership organized under the laws of Germany, registered in the commercial register (Handelsregister) of the local court of Mannheim, Germany, under HRA 4887.

“Johnson Company” means any company, corporation or partnership controlled by the Johnson Family Group.

“Johnson Consumer” means S.C. Johnson & Son, Inc., a Wisconsin corporation.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Johnson Family Group” means (a) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis or the spouse of any such person; (b) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (a) above; or (c) a Person (other than an individual) controlled directly or indirectly by one or more individuals or entities described in clause (a) or (b) above (other than Holdings or a Person controlled by Holdings).

“Joint Bookrunning Managers” has the meaning specified in the preamble to this Agreement.

“Joint Lead Arrangers” has the meaning specified in the preamble to this Agreement.

“Joint Liabilities” means the Company’s obligations in respect of certain joint ERISA, Foreign Plans, environmental and product liability obligations of the Company and Johnson Consumer, up to a maximum aggregate cash payment amount of $8,000,000.

“Judgment Conversion Date” has the meaning specified in Section 11.5 (Judgment Currency).

“Judgment Currency” has the meaning specified in Section 11.5 (Judgment Currency).

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender”, (b) that executed the Acknowledgment and Consent, in the form attached hereto as Exhibit K (each, a “Lender Consent”) or (c) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Stock in such Lender or its Parent Company by any Governmental Authority.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.4 (Letters of Credit).

“Letter of Credit Allocation” means, in the case of each Issuer, an amount to be agreed by such Issuer, the Company and the Administrative Agent at the time such Revolving Credit Lender or Affiliate of a Revolving Credit Lender agrees to act as an Issuer, if any. The Letter of Credit Allocation of each of the Issuers as of the Closing Date is set forth opposite such Revolving Credit Lender or Affiliate of a Revolving Credit Lender’s name on Schedule I (Commitments) under the caption “Letter of Credit Allocation”.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Letter of Credit Obligations” means, at any time, without duplication, the aggregate of all liabilities at such time of the Revolving Credit Borrowers to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(e) (Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).

“Letter of Credit Undrawn Amounts” means, at any time, with respect to the Revolving Credit Facility, the aggregate undrawn amount of all Letters of Credit outstanding at such time under such Revolving Credit Facility.

“Leverage Ratio” means, with respect to any Person for any period, the ratio of (a) Financial Covenant Debt of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the last day of such period minus the aggregate amount of cash and Cash Equivalents held by such Person and its Subsidiaries to the extent that such cash and Cash Equivalents are held in an Deposit Account or a Securities Account over which the Administrative Agent has a perfected first priority Lien (collectively, “Qualifying Accounts”); provided that if less than $40,000,000 in cash and Cash Equivalents are held in Qualifying Accounts, cash and Cash Equivalents not in Qualifying Accounts may be included in the calculation for purposes of this clause (a) to the extent not exceeding, together with cash and Cash Equivalents in Qualifying Accounts, $40,000,000 in the aggregate) to (b) EBITDA for such Person for such period.

“LIBO Base Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, the rate per annum equal at all times to the higher of the following:

(a)(i) with respect to Tranche B Dollar Loans, 2.00% or (ii) with respect to Revolving Credit Loans denominated in Dollars, 0.00%; and

(b) the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars, Euros or Sterling, as applicable, for the applicable Interest Period appearing on the applicable Screen as of 11:00 a.m. (New York time), on the second full Business Day next preceding the first day of each Eurocurrency Interest Period. In the event that such rate does not appear on such Screen, the LIBO Base Rate for the purposes of this definition shall be the LIBO Base Rate for the immediately previous Business Day for which a LIBO Base Rate appears on such Screen, or, in the absence of such availability, the LIBO Base Rate shall be the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of CBNA in London to major banks in London at 11:00 a.m. (New York time) two Business Days before the first day of such Interest Period in an amount substantially equal to the LIBOR Rate Loan of CBNA for a period equal to such Interest Period.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“LIBO Rate” means with respect to any Interest Period for any LIBO Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBO Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the LIBO Rate is determined) having a term equal to such Interest Period.

“LIBO Rate Loan” means any Loan that, for an Interest Period, bears interest based on the LIBO Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” means any loan made by any Lender pursuant to this Agreement (and excluding any loan made under any Working Capital Line).

“Loan Documents” means, collectively, this Agreement, the Notes (if any), each Guaranty, the Fee Letter, each Letter of Credit Reimbursement Agreement, the Collateral Documents, the Collateral Sharing Agreement and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means Holdings, the Borrowers and each Guarantor; provided that any Foreign Subsidiary providing a Permitted Temporary Guaranty shall only be a Loan Party if it is otherwise a Borrower or a Foreign Guarantor.

“Management Agreement” means the Consulting Agreement, dated as of the Closing Date between Holdings and Clayton, Dubilier & Rice, LLC, as in effect on the Closing Date.

“Management Investors” means the collective reference to the officers, directors, employees and other members of the management of the Company or any of its Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of Holdings.

“Management Subscription Agreements” means one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between Holdings and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of Holdings, or options, warrants, units or other rights in respect of common stock of Holdings, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Mandatory Costs” means in relation to a Loan or unpaid sum the rate per annum notified by any Lender to the Administrative Agent to be the cost to that Lender of compliance with all reserve asset, liquidity or cash margin or other like requirements of the Bank of England, the Financial Services Authority or the European Central Bank and which shall be determined in accordance with Schedule III (Mandatory Costs).

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, results of operations or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Material Jurisdiction” means each jurisdiction in which any Diversey Entity holds assets or is incorporated and which: (a) has operations that had EBITDA, the Dollar Equivalent of which exceeds $3,000,000 or, at any time that the Borrower has a Leverage Ratio of 3.5:1 or less, $5,000,000, for the most recently completed Fiscal Year; or (b) had total assets as of the end the most recently completed Fiscal Year the aggregate value of which was equal to or in excess of 1.5% of the Consolidated Total Assets of Holdings and its Subsidiaries, taken as a whole, and in any event shall include the United States, Canada and The Netherlands.

“Material Lease” means any lease for real property that is for a term longer than three years and in respect of which the Dollar Equivalent of aggregate net annual lease payments exceeds $2,000,000.

“Material Real Property” means each Owned Property that has a Fair Market Value, the Dollar Equivalent of which exceeds $2,000,000 (but excluding those certain properties located at 5455 Moose Lodge Road, Cambridge, Maryland, 746 Poplar Avenue, Memphis, Tennessee and Cotes Park Industrial Estate, Alfreton, Derbyshire, United Kingdom).

“Material Securities Accounts” means each “Securities Account” maintained by any Loan Party that maintains an average overnight balance, the Dollar Equivalent of which exceeds $5,000,000.

“Material Subsidiary” means any Subsidiary of Holdings (other than a Securitization Subsidiary) that is located in a Material Jurisdiction.

“Minimum Currency Threshold” means, (i) in the case of Loans denominated in Dollars, $2,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) in the case of Loans denominated in Euros, €2,000,000 or an integral multiple of €1,000,000 in excess thereof, (iii) in the case of Loans denominated in Canadian Dollars, C$2,000,000 or an integral multiple of C$1,000,000 in excess thereof and (iv) in the case of Loans denominated in Sterling, £2,000,000 or an integral multiple of £1,000,000 in excess thereof.

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made pursuant to any Loan Document by any Loan Party.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, covered by Title IV of ERISA and to which the Company or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, with respect to any Asset Sale or any Property Loss Event, an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, Property Loss Event or incurrence of Indebtedness, net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Property Loss Event, issuance or borrowing, (b) taxes paid or reasonably estimated to be payable as a result thereof, (c) appropriate amounts provided or to be provided by the Company or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Property Loss Event and retained by the Company or any such Subsidiary after such Asset Sale or Property Loss Event and other appropriate amounts to be used by the Company or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Property Loss Event, and (d) in the case of an Asset Sale or Property Loss Event of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including payments in respect of principal, interest and prepayment premiums and penalties and (e) in the case of an Asset Sale or Property Loss Event of or involving an asset of any Foreign Subsidiary that is not a Loan Party, any amount which may not be applied as provided in Section 2.9 pursuant to any Requirement of Law or Contractual Obligation including pursuant to the terms of any Indebtedness of any such Foreign Subsidiary.

“Net Intercompany Investment” means, for any period, with respect to any Loan Party, the aggregate amount of any cash Investments in any Non-Loan Party net of any cash payments in respect of loans, advances, trade payables, licenses, royalty agreements or cash equity contributions from such Non-Loan Party to such Loan Party.

“Net Proceeds” means, with respect to any issuance or sale of any securities or incurrence of Indebtedness of the Company or any Subsidiary of the Company, or from any conversion or exchange with respect to such securities or Indebtedness, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“New Loans” has the meaning specified in Section 2.18 (Facility Increase).

“Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Loan Party” means each Subsidiary of the Company that is not a Loan Party and each Securitization Subsidiary.

“Non-U.S. Lender” means each Lender (or the Administrative Agent) or each Issuer that is not a United States person as defined in Section 7701(a)(30) of the Code.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Note” means any Revolving Credit Note or Tranche B Note.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Revolving Credit Borrowings).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligation Currency” has the meaning specified in Section 11.5.

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrowers to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest (including interest which, but for the filing of a petition in bankruptcy with respect to any Borrower, would have accrued on any Obligation, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy proceeding), charges, expenses, fees, attorneys’ fees and disbursements and other sums chargeable to the Borrowers under this Agreement or any other Loan Document, and all obligations of the Borrowers under any Loan Document to provide cash collateral for Letter of Credit Obligations.

“Offered Amount” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Offered Discount” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Other Representative” means each of the Syndication Agents, Joint Lead Arrangers and Joint Bookrunning Managers in such capacities hereunder.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or similar taxes, charges or levies of the United States, any applicable foreign jurisdiction, or any political subdivision thereof and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document.

“Outstandings” means, at any particular time, the sum of the Dollar Equivalent of (a) the Revolving Credit Outstandings at such time and (b) the principal amount of the Term Loans outstanding at such time.

“Owned Property” has the meaning specified in Section 4.7 (Real Property).

“Parallel Debt” has the meaning specified in Section 10.10 (Matters Relating to Dutch Collateral).

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, that is the direct or indirect parent of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the Stock of such Lender.

“Parent Entity” means any Person of which Holdings becomes a direct or indirect Wholly-Owned Subsidiary after the Closing Date that is designated by the Company as a “Parent Entity,” provided that (i) immediately before Holdings first becomes a Subsidiary of such Person, such Person is a direct or indirect Wholly-Owned Subsidiary of Holdings, and Holdings becomes a Subsidiary of such Person pursuant to a merger of another Subsidiary with Holdings in which the Voting Stock of Holdings is exchanged for or converted into Voting Stock of such surviving Person (or the right to receive such Voting Stock), (ii) immediately after Holdings first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of Holdings or a Parent Entity of Holdings immediately prior to Holdings first becoming such Subsidiary, or (iii) immediately after Holdings first becomes a Wholly-Owned Subsidiary of such Person, Permitted Holders own the requisite percentage of the Voting Stock of such Person as is necessary to ensure that a Change of Control has not taken place.

“Participant” has the meaning specified in Section 11.2(g)(i) (Assignments and Participations).

“Participating Lender” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means the acquisition by the Company or any of its Subsidiaries of all or substantially all of the assets or Stock or Stock Equivalents of any Person or of any division, branch or other operating unit thereof (the “Target”), or the merger or amalgamation of the Target with or into the Company or any Subsidiary of the Company (with the Borrower, in the case of a merger with any Borrower, being the surviving corporation) subject, in each case, to the satisfaction of each of the following conditions:

(a) the Administrative Agent shall receive at least 20 days’ written notice prior to the closing of such acquisition, which notice shall include, without limitation, a reasonably detailed description of such acquisition;

(b) no additional Indebtedness or other material liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Company and Target after giving effect to such acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables, accrued expenses and (iii) other Indebtedness permitted under Section 8.1 (Indebtedness);

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

(c) the Dollar Equivalent of all consideration paid in connection with such acquisition (including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of the Company and Target but excluding the aggregate value of any consideration paid in the form of Stock or Stock Equivalents of Holdings or any Parent Entity and an amount not exceeding any Available Excluded Contribution Amount) shall not exceed, together with all other Permitted Acquisitions, an aggregate of (i) $50,000,000 in any twelve-month period and (ii) $100,000,000 during the term of the Facilities; provided, however, that (x) at any time after the Company has a Leverage Ratio of 3.5 to 1 or less (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements)), the foregoing limits shall be increased to (i) $100,000,000 and (ii) $250,000,000, respectively; provided further, however, that any such increase (1) shall not occur prior to the second anniversary of the Closing Date and (2) shall be of no further effect at any time that the Company’s Leverage Ratio exceeds 3.5 to 1 (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements)) and (y) at any time after the Company has a Leverage Ratio of 3.0 to 1 or less (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements)), the foregoing limits shall be eliminated; provided further, however, that any such elimination (1) shall not occur prior to the second anniversary of the Closing Date and (2) shall be of no further effect at any time that the Company’s Leverage Ratio exceeds 3.0:1 (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements));

(d) at or prior to the closing of such acquisition (unless such deadline is extended with the consent of the Administrative Agent), the Company (or the Subsidiary making such acquisition) and the Target shall have executed such documents and taken such actions as may be required under Section 7.11 (Additional Collateral and Guaranties);

(e) prior to the closing of such acquisition (unless such deadline is extended with the consent of the Administrative Agent), the Company (or the Subsidiary making such acquisition) shall have retained consultants to conduct tests or assessments of environmental conditions and shall have undertaken such investigations or other actions, in each case consistent with good business practice in the reasonable judgment of the Company;

(f) at the time of the closing of such acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing; (ii) all representations and warranties contained in Article IV (Representations And Warranties) and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date); and (iii) the Company shall be in compliance with all financial covenants hereunder for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) on a Pro Forma Basis after giving effect to such acquisition; and

Notwithstanding the foregoing, an acquisition by the Company or any of its Subsidiaries in respect of which the Dollar Equivalent of the aggregate consideration paid in connection with such acquisition (including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of the Company and Target) does not exceed $2,500,000 shall be a “Permitted Acquisition” whether or not the conditions set forth in clauses (a) or (e) above are satisfied.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Permitted Affiliated Assignee” means CD&R, any investment fund managed or controlled by CD&R, any Wholly-Owned Subsidiary of any such investment fund and any Johnson Company; provided, that no individual Person, and no Affiliate of the Company (other than CD&R, any investment fund managed or controlled by CD&R or any Johnson Company) shall be a Permitted Affiliated Assignee.

“Permitted Holders” means (a) any member of the CD&R Group (in the case of any limited partners of, or other investors in, the CD&R Group, for purposes of the definition of “Change of Control”, the beneficial ownership of the Voting Stock of Holdings or any Parent Entity of such limited partner or other investor shall be limited to the extent of any Voting Stock of Holdings or such Parent Entity, or any interest therein, held by such Person that such Person shall have received by way of a dividend or distribution from a member of the CD&R Group); (b) any member of the Johnson Family Group; (c) any Management Investors; and (d) any Person acting in the capacity of an underwriter in connection with a public or private offering of Stock of Holdings or any of its Subsidiaries or of any Parent Entity; provided, that any such underwriter shall cease to be a Permitted Holder on the date that is forty-five (45) days after the effective date of such public or private offering.

“Permitted Intercompany Merger” means (a) a merger or consolidation solely of one or more Diversey Entities (provided that if one of such Diversey Entities is a Loan Party, the result of such merger or consolidation is that the surviving entity is a Loan Party), (b) the acquisition of (i) all or substantially all of the Stock or Stock Equivalents of any Diversey Entity, (ii) all or substantially all of the assets of any Diversey Entity or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Diversey Entity, in each case by any Loan Party or (c) the acquisition of (i) all or substantially all of the Stock or Stock Equivalents of any Diversey Entity that is not a Loan Party, (ii) all or substantially all of the assets of any Diversey Entity that is not a Loan Party or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Diversey Entity that is not a Loan Party, in each case by any Diversey Entity that is not a Loan Party; provided that after giving effect thereto (A) the Borrowers are in compliance with Sections 7.11 and 7.12 to the extent applicable and (B) the Collateral Coverage Condition is satisfied (with any merger or consolidation treated as an acquisition by the surviving Diversey Entity).

“Permitted Intercompany Transactions” means cash Investments or, with respect to clause (c)(ii), (c)(iii) and (f) below, cash Restricted Payments:

(a) by any Loan Party in any other Loan Party (other than Holdings); provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien;

(b) by any Non-Loan Parties in any other Non-Loan Party;

(c) by Loan Parties in Non-Loan Parties; provided, however, that (i) the aggregate outstanding amount of all Net Intercompany Investments made pursuant to this clause (c) in any Fiscal Year shall not exceed $50,000,000, (ii) in lieu of the Investments permitted by this clause (c), Restricted Payments from Loan Parties to Non-Loan Parties may be made in amounts not exceeding the available limit as determined pursuant this clause (c) (with a corresponding reduction in such limit as a result thereof) and (iii) Restricted Payments may be made by Loan Parties (other than Holdings), directly or indirectly, to other Loan Parties (other than Holdings) without restriction;

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

(d) by any Non-Loan Party in any Loan Party (other than Holdings); provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured any Lien;

(e) constituting Permitted Reorganization Transactions; and

(f) by any Loan Party in any Non-Loan Party to the extent substantially concurrent with, and in any event within three (3) Business Days of, such Investment, a corresponding cash Investment or Restricted Payment is made from such Non-Loan Party, directly or indirectly, to a Loan Party.

“Permitted Joint Venture” means a Person:

(a) that is a corporation, limited liability company, joint venture or similar limited liability legal entity hereafter formed or entered into by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person, which legal entity does not constitute a Subsidiary;

(b) that is not a strategic alliance formed or entered into by the Company or its Subsidiaries with any other Person for the purposes of joint research, product development, marketing, or other similar purposes that does not create a Person;

(c) that does not own any Stock in a Loan Party nor at any time itself have been a Loan Party;

(d) in respect of which all Indebtedness or other obligations (in each case whether contingent or otherwise), including any contractually binding commitment to make future capital contributions, assumed by any Diversey Entity in respect thereof can be quantified; and

(e) in connection with the acquisition thereof the Dollar Equivalent of all consideration paid (including all transaction costs and all Indebtedness or other obligations (in each case whether contingent or otherwise)), including any contractually binding commitment to make future capital contributions, incurred or assumed in connection therewith (collectively, the “Permitted Joint Venture Consideration”) does not exceed, together with all other Permitted Joint Ventures and the aggregate amount Guaranty Obligations pursuant to Section 8.1(e)(ix), an aggregate of $50,000,000 for each Fiscal Year plus an amount not exceeding the Available Excluded Contribution Amount;

(f) in respect of which the Company and its Subsidiaries are in compliance with Sections 7.11 and 7.12).

“Permitted Reorganization Transactions” means the transactions expressly set forth on Schedule 1.1(d).

“Permitted Temporary Guaranty” has the meaning specified in Section 7.11(g).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

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JOHNSONDIVERSEY, INC.

“Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and (ii) all payroll practices and other employee benefit plans, policies, programs, agreements or arrangements, including retirement, pension, profit sharing, employment, individual consulting or other compensation agreements, collective bargaining agreements, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance, or other fringe benefit or perquisite plans, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has or could have any obligation or liability, contingent or otherwise.

“Pledge and Security Agreement” means each pledge and/or other security agreement (in the case of the pledge and security agreement executed and delivered by the Domestic Subsidiaries and certain other Loan Parties, substantially the form of the agreement attached hereto as Exhibit I (Form of Pledge and Security Agreement)), in each case executed by the Borrowers or Guarantors.

“Pledged Account Date” means January 31, 2010 or, if the Company has obtained the consent of the Administrative Agent (not to be unreasonably withheld or delayed), March 31, 2010.

“Pledged Notes” means all right, title and interest of any Loan Party in the Instruments (as defined in the UCC) evidencing all Indebtedness owed to such Loan Party.

“Pledged Stock” means the shares of capital stock owned by each Loan Party pledged pursuant to a Collateral Document to, directly or indirectly, secure the Secured Obligations.

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Administrative Agent has notified the Company that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) as to which the Administrative Agent has in good faith determined and notified the Company that such Lender or its Parent Company or a Subsidiary thereof has not complied with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement; or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Administrative Agent in its sole discretion acting in good faith; provided, however, that the Company, acting in good faith, may make any such determination by written notice to the Administrative Agent subject to the approval of the Administrative Agent not to be unreasonably withheld or delayed.

“primary obligations” has the meaning specified in the definition of the term “Guaranty Obligation” in this Section 1.1.

“primary obligor” has the meaning specified in the definition of the term “Guaranty Obligation” in this Section 1.1.

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each Material Acquisition and each Material Disposition of such Person, business or asset consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption,

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

refinancing or repayment of Indebtedness), as if such acquisition, investment, sale (or other disposition) and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in reasonable detail in the relevant Compliance Certificate or other certificate furnished to the Administrative Agent or Lender in connection with the terms of this Agreement in accordance with Regulation S-X under the Securities Act of 1933, as amended. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Company or any of its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000.

“Process Agent” has the meaning specified in Section 11.13 (Submission to Jurisdiction; Service of Process).

“Projections” means those financial projections included in the confidential information memoranda and related material prepared in connection with the syndication of the Facilities and provided to the Lenders on or about November 10, 2009, covering the Fiscal Years ending in 2009 through 2014, inclusive.

“Property Loss Event” means (a) any loss of or damage to property of Holdings or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance, the Dollar Equivalent of which exceeds $5,000,000 (individually or in the aggregate for all such losses and damages) or (b) any taking of property of Holdings or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof, the Dollar Equivalent of which exceeds $5,000,000 (individually or in the aggregate for all such takings), in each case (a) or (b), to the extent that such receipt does not constitute reimbursement or compensation for amounts previously paid by Holdings or any such Subsidiary (other than to any Diversey Entity) in respect of such loss, damage or taking.

“Proposed Change” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Public Equity Offering” means an underwritten primary public offering of the Common Stock of Holdings or the Company pursuant to an effective registration statement under the Securities Act of 1933.

“Purchasing Lender” has the meaning specified in Section 11.8 (Sharing of Payments, Etc.).

“Qualifying Lender” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Ratable Portion” or “ratably” means, with respect to any Lender,

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JOHNSONDIVERSEY, INC.

(a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the Revolving Credit Outstandings owing to such Lender by the Revolving Credit Outstandings owing to all Lenders); and

(b) with respect to the Tranche B Dollar Loans, the percentage obtained by dividing (i) the Tranche B Dollar Commitments of such Lender by (ii) the aggregate Tranche B Dollar Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the aggregate principal amount of such Lender’s Tranche B Dollar Loans by the aggregate principal amount of the Tranche B Dollar Loans of all Lenders);

(c) with respect to the Tranche B Euro Loans, the percentage obtained by dividing (i) the Tranche B Euro Commitments of such Lender by (ii) the aggregate Tranche B Euro Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the aggregate principal amount of such Lender’s Tranche B Euro Loans by the aggregate principal amount of the Tranche B Euro Loans of all Lenders); and

(d) with respect to the Tranche B Canadian Dollar Loans, the percentage obtained by dividing (i) the Tranche B Canadian Dollar Commitments of such Lender by (ii) the aggregate Tranche B Canadian Dollar Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the aggregate principal amount of such Lender’s Tranche B Canadian Dollar Loans by the aggregate principal amount of the Tranche B Canadian Dollar Loans of all Lenders).

“Ratio Indebtedness” means the Senior Ratio Indebtedness and any Subordinated Ratio Indebtedness.

“Receivable” means the indebtedness and other obligations owed to any Diversey Entity (at the time it arises, and before giving effect to any transfer or conveyance contemplated under any Securitization Facility documentation) or in which any Diversey Entity has a security interest or other interest, including any indebtedness, obligation or interest constituting an account, contract right, payment intangible, promissory note, chattel paper, instrument, document, investment property, financial asset or general intangible, arising in connection with the sale of goods or the rendering of services by such Diversey Entity, and further includes, the obligation to pay any finance charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a “Receivable” regardless of whether the account debtor or the applicable Securitization Subsidiary treats such indebtedness, rights or obligations as a separate payment obligation.

“Received Amount” has the meaning specified in the Section 10.10 (Matters Relating to Dutch Collateral).

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Redemption Agreement has the meaning specified in the recitals to this Agreement.

“Recapitalization Transactions” has the meaning specified in the recitals to this Agreement.

“Register” has the meaning specified in Section 2.7(b) (Evidence of Debt).

“Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).

“Reimbursement Obligations” means, at any time, with respect to the Revolving Credit Facility, all matured and unpaid reimbursement or repayment obligations of the Borrowers to any Issuer with respect to amounts drawn under Letters of Credit issued under such Revolving Credit Facility.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Diversey Entity in connection therewith that are not initially applied to prepay the Loans pursuant to Section 2.9 (Mandatory Prepayments) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Property Loss Event in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Company stating that no Default or Event of Default has occurred and is continuing and that the Company (directly or indirectly through one of its Subsidiaries) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Property Loss Event to acquire replacement assets useful in its or one of its Subsidiaries’ businesses or, in the case of (i) a Property Loss Event, to effect repairs and (ii) an Asset Sale, to make Capital Expenditures or to pay cash restructuring charges arising in connection with such Asset Sale.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Prepayment Date to acquire replacement assets useful in the Company’s business or, in the case of (i) a Property Loss Event, to effect repairs and (ii) an Asset Sale, to make Capital Expenditures or to pay cash restructuring charges arising in connection with such Asset Sale.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after the receipt of Net Cash Proceeds from such Reinvestment Event, or, if such Reinvestment Event is in a project authorized by the Board of Directors of the Company or the relevant Subsidiary that will take longer than 270 days to complete, the period of time necessary to complete such project and (b) the date that is five Business Days after the date on which the Company shall have notified the Administrative Agent of the Company’s determination not to acquire replacement assets useful in the Company’s or a Subsidiary’s business (or, in the case of (i) a Property Loss Event, not to effect repairs and (ii) an Asset Sale, not to make a Capital Expenditure or to pay cash restructuring charges arising in connection with such Asset Sale) with all or any portion of the relevant Reinvestment Deferred Amount.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Related Documents” means the Investment Agreement, the Redemption Agreement, the Stockholders Agreement, the Sales Agency Agreement and each other material document and instrument executed with respect thereto.

“Related Obligations” has the meaning specified in Section 10.9 (Collateral Matters Relating to Related Obligations).

“Related Security” means, with respect to any Receivable all of the applicable Special Purpose Entity’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the financing or lease of which by the applicable Diversey Entity gave rise to such Receivable, and all insurance contracts with respect thereto, all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable, all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise, all service contracts and other contracts and agreements associated with such Receivable, all records related to such Receivable, all of the applicable Special Purpose Entities’ right, title and interest in, to and under the applicable Securitization Facility documentation.

“Related Taxes” means (x) any Taxes (other than federal, state or local Taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by Holdings or any Parent Entity other than to Holdings or another Parent Entity), required to be paid by Holdings or any Parent Entity by virtue of its being incorporated or having Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries, Holdings or any Parent Entity), or being a holding company parent of the Company, any of its Subsidiaries, Holdings or any Parent Entity or receiving dividends from or other distributions in respect of the Stock of the Company, any of its Subsidiaries, Holdings or any Parent Entity, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to Holdings or any Parent Entity pursuant to Section 8.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, (y) any Taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to the consummation of any of the Transactions, or to Holdings’ or any Parent Entity’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions, or (z) if Holdings or any Parent Entity files or is required to file any return with respect to Taxes measured by income on a consolidated, combined, unitary or affiliated basis with the Company or any of its Subsidiaries, any such Taxes for which Holdings or such Parent Entity is liable up to an amount not to exceed, with respect to federal Taxes, the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state and local taxes, the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis, as the case may be, as if the Company had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Company and any of its Subsidiaries, as applicable.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the Environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required under Environmental Laws to (a) clean up, remove, treat or in any other way address any Release, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger the Environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Repricing Amendment” has the meaning specified in Section 11.1(e).

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject; provided that the foregoing shall not apply to non-binding recommendations of any Governmental Authority.

“Requisite Lenders” means, collectively, Lenders having more than fifty percent (50%) of the sum of the Dollar Equivalent of (a) the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, the Revolving Credit Outstandings and (b) the aggregate principal amount of all Tranche B Loans then outstanding. A Defaulting Lender shall not be included in the calculation of “Requisite Lenders.”

“Requisite Revolving Credit Lenders” means, collectively, Lenders having more than fifty percent (50%) of the sum of the Dollar Equivalent of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, the Revolving Credit Outstandings. A Defaulting Lender shall not be included in the calculation of “Requisite Revolving Credit Lenders.”

“Requisite Tranche B Lenders” means Tranche B Lenders having more than fifty percent (50%) of the aggregate principal amount of all Tranche B Loans then outstanding.

“Responsible Officer” means, with respect to any Person, any of the following officers of such Person: (a) the chief executive officer or the president or any managing member or general partner of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial

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JOHNSONDIVERSEY, INC.

matters, such chief financial officer of such Person, (c) with respect to Section 6.2 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president – human resources (or substantial equivalent) of such Person.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalents of Holdings or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of Holdings or any of its Subsidiaries now or hereafter outstanding other than one payable solely to any Borrower or one or more Subsidiary Guarantors.

“Revolving Credit Borrower” means, collectively, the Company, the Euro Term Borrower, the Canadian Term Borrower and the Additional Revolving Credit Borrowers, if any.

“Revolving Credit Borrowing” means Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans to the Borrowers and to acquire as set forth herein interests in other Revolving Credit Outstandings for each applicable currency in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance as set forth herein executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate principal amount of all Revolving Credit Commitments on the Closing Date shall be $250,000,000.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, the Swing Loans and Letters of Credit denominated in Dollars or any Alternate Currency.

“Revolving Credit Lender” means each Lender having a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of any Borrower payable to any Revolving Credit Lender or its registered assigns in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment, evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from the Revolving Loans (and, if such Lender is also a Swing Loan Lender, Swing Loans) owing to such Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of the Dollar Equivalent of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations of the Borrowers outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5 (Reduction and Termination of the Revolving Credit Commitments) or Section 9.2 (Remedies) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Revolving Loan” has the meaning specified in Section 2.1(a) (Revolving Credit Commitments).

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Company or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

“Sales Agency Agreement” means the Amended and Restated Master Sales Agency Agreement dated as of December 18, 2007 entered into by the Company, Unilever N.V. and Unilever PLC, as amended on or about the Closing Date and any other replacement or other successor agreement thereto, including any master license agreement.

“Scheduled Termination Date” means November 24, 2014.

“Screen” means, with respect to (a) LIBO Rate Loans, Reuters Screen LIBOR01 Page, (b) EURIBO Rate Loans, Reuters Screen EURIBOR01 and (c) BA Rate Loans, Reuters Screen CDOR.

“Secured Obligations” means: (a) in the case of any Borrower, the Obligations of such Borrower, (b) in the case of each Loan Party (including the Borrowers), (i) the obligations of such Loan Party under each Guaranty and the other Loan Documents to which it is a party, (ii) the obligations of the Company or any Subsidiary thereof under any Hedging Contract entered into in connection herewith with any Person that was a Lender or any Affiliate at the time it entered into such Hedging Contract thereof, (iii) any Cash Management Obligations of the Company or any Subsidiary thereof and (iv) the obligations of the Working Capital Borrowers under the Working Capital Lines up to an aggregate amount the Dollar Equivalent of which shall not exceed $200,000,000 at any time outstanding and (c) in the case of the Company and solely for the purposes of sharing Collateral with the holders thereof, the Joint Liabilities.

“Secured Parties” means the Lenders, the Issuers, the Administrative Agent and any other holder of any Secured Obligation.

“Securities Account” has the meaning specified in the UCC.

“Securitization Assets” means all existing or hereafter acquired or arising (i) Receivables of the Company or any of its Subsidiaries that are sold, assigned or otherwise transferred pursuant to a Securitization Facility, (ii) the Related Security with respect to the Receivables referred to in clause (i) above, (iii) the collections and proceeds of the Receivables and Related Security referred to in clauses (i) and (ii) above, (iv) all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited and which have been specifically identified and consented to by the Administrative Agent, and (v) all other rights and payments which relate solely to such Receivables.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Securitization Facility” means each transaction or series of related transactions that effect the securitization of Receivables, including in connection with any Financing Disposition.

“Securitization Intercreditor Agreements” means (a) the Intercreditor Agreement dated as of November 24, 2009, among the Company, JWPR Corporation, a Nevada corporation, the Canadian Term Borrower, The Bank of Nova Scotia as agent for the purchasers party thereto, the purchasers party thereto and Citibank N.A., as senior credit agent; and (b) the Intercreditor Agreement, dated as of September 8, 2009, by and among JohnsonDiversey UK Limited, JohnsonDiversey España S.L. and JohnsonDiversey France, S.A.S., JDER Limited, Norddeutsche Landesbank Girozentrale, as receivables agent, Hannover Funding Company LLC, as Purchaser, and Citicorp USA, Inc. as senior credit agent, as amended by that certain Omnibus Amendment dated as of the date hereof.

“Securitization Subsidiary” means JWPR Corporation, a Nevada corporation, JDER Limited, a limited company organized under the laws of Ireland, or any other Subsidiary established by the Company for the sole purpose of consummating one or more Securitization Facilities and in respect of which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition or cause such Securitization Subsidiary to achieve specified levels of operating results.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Senior Note Documents” means the Senior Note Indenture, the Senior Notes and all documents entered into in connection therewith.

“Senior Note Indenture” means the Indenture, dated as of November 24, 2009, between the Company, the subsidiary guarantors party thereto and Wilmington Trust, as Trustee governing the Senior Notes.

“Senior Notes” means the 8.375% Senior Notes due 2019 issued by the Company and governed by the terms of the Senior Note Indenture in a maximum aggregate amount of $400,000,000.

“Senior Ratio Indebtedness” has the meaning specified in Section 8.1(c).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the Closing Date.

“SNW” has the meaning specified in the recitals to this Agreement.

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Solicited Discount Pro-Rata Factor” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Solvent” means, (a) with respect to any Person incorporated in the United States, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital and (b) with respect to any Person not incorporated within the United States, the concept of solvency as determined by the applicable local Requirements of Law. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Entity” means (x) any Securitization Subsidiary or (y) another Person (other than a Diversey Entity) that is engaged in the business of acquiring, selling, collecting, financing or refinancing Securitization Assets.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Subsidiaries that the Company determines in good faith are customary or otherwise necessary or advisable in connection with a Securitization Facility or a Financing Disposition; provided that, subject to the foregoing, (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) obligations relating to Hedging Contracts entered into by the Company or any its Subsidiaries, in respect of any Securitization Facility, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include the incurrence of any Guaranty Obligations or Indebtedness of a Securitization Subsidiary by the Company or any of its Subsidiaries that is not a Securitization Subsidiary.

“Special Purpose Vehicle” means any special purpose funding vehicle used by any Lender to fund the Loans hereunder and identified as such in writing by such Lender to the Administrative Agent.

“Specified Discount” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

“Specified Discount Pro-Rata Factor” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Sterling” and “£”each means the lawful currency of the United Kingdom.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Stockholders Agreement” means the Stockholders’ Agreement dated as of November 24, 2009 (as amended, restated, supplemented or modified from time to time), among Holdings, CMH, CD&R Investor and SNW.

“Submitted Amount” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Submitted Discount” has the meaning set forth in Section 2.8(c) (Discounted Term Loan Prepayments).

“Subordinated Ratio Indebtedness” has the meaning specified in Section 8.1(c).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Guarantor other than Holdings and the Company.

“Super Majority Lenders” means, collectively, (a) the Lenders having more than sixty-six and two thirds percent (66-2/3%) of the sum of the Dollar Equivalent of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, the Revolving Credit Outstandings and (b) the Lenders having more than sixty-six and two thirds percent (66-2/3%) of the sum of the aggregate outstanding amount of all Tranche B Loans then outstanding. A Defaulting Lender shall not be included in the calculation of “Super Majority Lenders”.

“Swing Loan” has the meaning specified in Section 2.3(a) (Swing Loans).

“Swing Loan Allocation” means, in the case of each Swing Loan Lender, an amount to be agreed by such Lender, the Company and the Administrative Agent at the time such Lender agrees to act as a Swing Loan Lender, if any. The Swing Loan Allocation of each of the Swing Loan Lenders as of the Closing Date is set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Swing Loan Allocation”.

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“Swing Loan Borrowing” means a Borrowing consisting of a Swing Loan.

“Swing Loan Lender” means any Revolving Credit Lender having a Swing Loan Allocation set forth opposite its name on Schedule I (Commitments) and/or any other Lender that, with the approval of the Administrative Agent and the Company, agrees to act as a Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

“Syndication Agents” has the meaning specified in the preamble to this Agreement.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files consolidated, combined or unitary tax returns.

“Tax Jurisdiction” means the jurisdiction in which a Person is resident for Tax purposes.

“Tax Return” has the meaning specified in Section 4.6(a) (Taxes).

“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings (including penalties and interest with respect thereto), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Tax Sharing Agreement” means the Tax Sharing Agreement between Holdings and the Company to be entered into on or prior to the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Term Borrowers” means, collectively, the Company, the Euro Term Borrower and the Canadian Term Borrower.

“Term Loans” means Tranche B Loans.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which Holdings, the Company or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Tranche B Borrowing” means Tranche B Loans made on the same day by the Tranche B Lenders ratably according to their respective Tranche B Commitments.

“Tranche B Canadian Dollar Commitment” means, with respect to each Tranche B Lender, the commitment of such Lender to make Tranche B Canadian Dollar Loans to the Canadian Term Borrower on the Closing Date in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption

CREDIT AGREEMENT

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“Tranche B Canadian Dollar Commitment” as amended from time to time to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate principal amount of all Tranche B Canadian Dollar Commitments on the Closing Date shall be C$52,805,000.

“Tranche B Canadian Dollar Loan” has the meaning specified in Section 2.1(b)(iii).

“Tranche B Commitment” means, the Tranche B Dollar Commitment, Tranche B Canadian Dollar Commitment and the Tranche B Euro Commitment.

“Tranche B Dollar Commitment” means, with respect to each Tranche B Lender, the commitment of such Lender to make Tranche B Dollar Loans to the Company on the Closing Date in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Tranche B Dollar Commitment” as amended from time to time to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate principal amount of all Tranche B Dollar Commitments on the Closing Date shall be $450,000,000.

“Tranche B Dollar Loan” has the meaning specified in Section 2.1(b)(i).

“Tranche B Euro Commitment” means, with respect to each Tranche B Lender, the commitment of such Lender to make Tranche B Euro Loans to the Euro Term Borrowers on the Closing Date in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Tranche B Euro Commitment” as amended from time to time to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate principal amount of all Tranche B Euro Commitments on the Closing Date shall be €333,889,816.36.

“Tranche B Euro Loan” has the meaning specified in Section 2.1(b)(ii).

“Tranche B Facilities” means the Tranche B Commitments and the provisions herein related to the Tranche B Loans.

“Tranche B Lender” means each Lender having a Tranche B Commitment or a Tranche B Loan.

“Tranche B Loan” has the meaning specified in Section 2.1(b)(iii).

“Tranche B Maturity Date” means November 24, 2015.

“Tranche B Note” means a promissory note of any Borrower payable to any Tranche B Lender or its registered assigns in a principal amount equal to the Loans made by such Lender to such Borrower and evidencing the Indebtedness of such Borrower to such Lender resulting from the Tranche B Loans owing to such Lender.

“Transactions” means, collectively, any or all of the following: (i) the Recapitalization Transactions, (ii) the entry into the Senior Note Indenture and the related registration rights agreement and the offer and issuance of the Senior Notes, (iii) the entry into

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this Agreement and incurrence of Indebtedness hereunder by one or more of Holdings, the Company and its Subsidiaries, (iv) the entry into the Holdco Note Indenture and the related registration rights agreement and the offer and issuance of the Holdco Note, (v) the consummation of the repurchase of the Existing Senior Subordinated Notes pursuant to the related tender offers, including the payment of any early consent fee, (vi) the consummation of the repurchase of the Existing Seller Notes pursuant to the related tender offers, including the payment of any early consent fee, (vii) the redemption, repurchase or other acquisition of any Existing Senior Subordinated Notes or Existing Seller Notes that remain outstanding following the related tender offers pursuant to the Existing Senior Subordinated Note Indenture or the Existing Seller Note Indenture, as applicable, or otherwise, and (viii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Type” means, with respect to a Loan, its category as a Base Rate Loan, LIBO Rate Loan, EURIBO Rate Loan or BA Rate Loan.

“UCC” has the meaning specified in the applicable Pledge and Security Agreement.

“Unfunded Pension Liabilities” means, with respect to the Company or any of its ERISA Affiliates at any time, the sum of (a) the amount, if any, by which the present value (within the meaning of Section 3(27) of ERISA) of the aggregate benefit liabilities (within the meaning specified in Section 4001 of ERISA) under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA), determined as of the end of such Title IV Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes pursuant to ERISA Section 302(c)(3) in such Plan’s most recent actuarial valuation report, exceeds the aggregate current value (within the meaning of Section 3(26) of ERISA) of the assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined for the most recent valuation date for such Title IV Plan using the actuarial assumptions as set forth in such report, or (b) with respect to each Foreign Plan, the amount, if any, by which the present value of all benefit obligations under such plan exceed the fair market value of assets attributable to such plan (determined for the most recent valuation date for such plan using the actuarial assumptions in effect for such plan set forth in the actuarial valuation report).

“Unilever” has the meaning specified in the recitals to this Agreement.

“Unilever Group” means Unilever, Unilever PLC and their respective Affiliates.

“United States person” has the meaning set forth in Section 7701(a)(30) of the Code).

“Unused Commitment Fee” has the meaning specified in Section 2.12(a) (Unused Commitment Fee).

“U.S. Borrower” means a Borrower that is a United States person.

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JOHNSONDIVERSEY, INC.

“U.S. Guarantor” means Holdings and each Domestic Subsidiary that is a Material Subsidiary and each Foreign Subsidiary that becomes a U.S. Guarantor pursuant to Section 7.11(e).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.16(f) (Taxes).

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity (excluding any fees and original issue or other discount paid to the Revolving Credit Lenders on the Closing Date), in each case, based on the interest rate applicable to such Loan on such date.

“Wholly-Owned Subsidiary” means any Subsidiary of the Company, Holdings or a Parent Entity, all of the Stock of which (other than director’s qualifying shares or such other de minimus portion thereof to the extent required by law) is owned by the Company, Holdings or a Parent Entity, either directly or indirectly through one or more Wholly Owned Subsidiaries.

“Withdrawal Liability” means, with respect to the Company or any ERISA Affiliate at any time within five years preceding the date hereof and thereafter during the term of this Agreement, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA.

“Working Capital” means Consolidated Current Assets of the Company minus all liabilities of the Company and its Subsidiaries classified as current liabilities on a consolidated balance sheet of the Company prepared in conformity with GAAP, but excluding the principal amount of any current portion of long-term Financial Covenant Debt and (without duplication) the then outstanding principal amount of the Loans.

“Working Capital Borrower” means any Foreign Subsidiary of the Company party to a Working Capital Line as a borrower.

“Working Capital Line” means (a) the Working Capital Credit Agreement, dated as of October 26, 2009, by and among JohnsonDiversey Co., Ltd., JohnsonDiversey, Inc., JohnsonDiversey Holdings, Inc., and GE Japan Corporation, as administrative agent and lender, as amended from time to time and (b) other than the obligations under this Agreement, any loan made by a Lender or an Affiliate of a Lender to a Foreign Subsidiary of the Company in support of working capital needs or other permitted corporate purposes which are set forth on Schedule 1.1(e), as such schedule shall be updated from time to time.

Section 1.2 Computation of Time Periods.

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

CREDIT AGREEMENT

JOHNSONDIVERSEY, INC.

Section 1.3 Accounting Terms and Principles.

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP as in effect in the United States of America and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with such GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by any Diversey Entity with the agreement of the Company’s Accountants and results in a change in any of the calculations required by Article V (Financial Covenants) or VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Company shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP. Notwithstanding anything herein to the contrary, in no event shall the amount of any Indebtedness of any Person be calculated for any purpose based on any netting permitted by adoption of FAS No. 159.

(c) For purposes of making any of the financial covenant calculations required by this Agreement:

(i) all components of such calculations (other than Capital Expenditures) shall include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or disposed of by the Company or any of its Subsidiaries (including through Permitted Acquisitions) after the first day of such fiscal period and prior to the end of such period, as determined in good faith by the Company on a Pro Forma Basis; and

(ii) Financial Covenant Debt denominated in any currency other than Dollars shall be translated into Dollars using the average of the foreign exchange rates quoted on each day during the two Fiscal Quarters then ending by the source used by the Company to translate items appearing in its statement of income during such Fiscal Quarter.

(d) In addition to the foregoing clause (c), for purposes of making any of the Leverage Ratio calculations required hereunder (other than by Article V or the definition of “Applicable Unused Commitment Fee Rate”) (i) all components of such calculations shall include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or disposed of by the Company or any of its Subsidiaries after the last day of the most recent Financial Covenant Period and including any proposed transaction requiring the calculation of the Leverage Ratio and (ii) Financial Covenant Debt shall be calculated based on the amount outstanding on the date of such Leverage Ratio calculation, as the case may be, as determined in good faith by the Company on a pro forma basis.

CREDIT AGREEMENT

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Section 1.4 Certain Terms.

(a) The terms “herein,” “hereof” and “hereunder” and similar terms refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified, together with any successor legislation, in each case in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender,” “Issuer”, “Beneficiary” and “Administrative Agent” include, without limitation, their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 10.6 (Successor Administrative Agent), references to CBNA in Section 10.3 (The Administrative Agent Individually) and to CBNA in the definitions of Base Rate, Dollar Equivalent and Eurocurrency Base Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

(h) Any references herein or under any other Loan Document to a security interest being “granted” or “perfected” shall be deemed to refer to a grant or perfection under the Uniform Commercial Code of any U.S. jurisdiction and to similar provisions, concepts or terms under the law of any other jurisdiction (it being understood that in jurisdictions where no such similar provisions, concepts or terms exist, the terms “granted” or “perfected” shall not be given any effect hereunder or under any other Loan Document).

Section 1.5 Loan Document Definitions.

The parties hereto agree that, unless otherwise defined or stated therein, capitalized terms used in each Loan Document shall have the meanings ascribed to such terms in this Agreement (as may be amended from time to time).

Section 1.6 Interpretation Clause (Québec). For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed

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to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”; (l) “joint and several” shall be deemed to include “solidary”; (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall be deemed to include “ownership”; (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”; (p) “easement” shall be deemed to include “servitude”; (q) “priority” shall be deemed to include “rank” or “prior claim”, as applicable; (r) “survey” shall be deemed to include “certificate of location and plan”; (s) “state” shall be deemed to include “province”; (t) “fee simple title” shall be deemed to include “ownership” (including ownership under a right of superficies); (u) “ground lease” shall be deemed to include “emphyteutic lease” or a “lease with a right of superficies”, as applicable; and (v) “leasehold interest” shall be deemed to include “a valid lease”.

ARTICLE II

THE FACILITIES

Section 2.1 The Commitments.

(a) Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally and not jointly agrees to make loans to the Applicable Borrowers in Dollars, Euros, Canadian Dollars or Sterling (each a “Revolving Loan”), in each case in accordance with such Revolving Credit Lender’s applicable Revolving Credit Commitment from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Revolving Credit Lender not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan the Dollar Equivalent of which would exceed such Lender’s Ratable Portion of the applicable Available Credit. Within the limits of each Lender’s Revolving Credit Commitment, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(b) Tranche B Term Loan Commitments.

(i) On the Closing Date, on the terms and subject to the conditions contained in this Agreement, each Tranche B Lender having a Tranche B Dollar Commitment severally and not jointly agrees to make a Dollar denominated term loan (each a “Tranche B Dollar Loan”) to the Company in an amount not to exceed such Lender’s Tranche B Dollar Commitment which Tranche B Dollar Loan shall be available in Dollars to the Company pursuant to such Lender’s pro rata share of the Tranche B Dollar Commitments. Amounts of Tranche B Dollar Loans repaid or prepaid may not be reborrowed.

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(ii) On the Closing Date, on the terms and subject to the conditions contained in this Agreement, each Tranche B Lender having a Tranche B Euro Commitment severally and not jointly agrees to make a Euro denominated term loan (each a “Tranche B Euro Loan”) to the Euro Term Borrower in an amount not to exceed such Lender’s Tranche B Euro Commitment which Tranche B Euro Loan shall be available in Euros to the Euro Term Borrower pursuant to such Lender’s pro rata share of the Tranche B Euro Commitments. Amounts of Tranche B Euro Loans repaid or prepaid may not be reborrowed.

(iii) On the Closing Date, on the terms and subject to the conditions contained in this Agreement, each Tranche B Lender having a Tranche B Canadian Dollar Commitment severally and not jointly agrees to make a Canadian Dollar denominated term loan (each a “Tranche B Canadian Dollar Loan” and together with the Tranche B Dollar Loans and the Tranche B Euro Loans, collectively, the “Tranche B Loans”) to the Canadian Term Borrower in an amount not to exceed such Lender’s Tranche B Canadian Dollar Commitment which Tranche B Canadian Dollar Loan shall be available in Canadian Dollars to the Canadian Term Borrower pursuant to such Lender’s pro rata share of the Tranche B Canadian Dollar Commitments. Amounts of Tranche B Canadian Dollar Loans repaid or prepaid may not be reborrowed.

Section 2.2 Borrowing Procedures.

(a) Revolving Credit Borrowings. Each Revolving Credit Borrowing shall be made on notice given by any Revolving Credit Borrower to the Administrative Agent not later than 1:00 p.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Loans other than Base Rate Loans and prior to the date of the proposed Revolving Credit Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Revolving Credit Borrowing, (B) the aggregate amount of such proposed Revolving Credit Borrowing and the currency denomination thereof, (C) in the case of a proposed Revolving Credit Borrowing of Dollars, whether any portion thereof will be of Base Rate Loans or LIBO Rate Loans and (D) the initial Interest Period or Periods for any such Eurocurrency Rate Loans or BA Rate Loans. The Revolving Loans denominated in Dollars shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be LIBO Rate Loans. Revolving Loans denominated in Euros or Sterling shall be made as EURIBO Rate Loans. The Revolving Loans denominated in Canadian Dollars shall be made as BA Rate Loans. Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), if any Notice of Borrowing requests a Revolving Credit Borrowing of Base Rate Loans denominated in Dollars, the Swing Line Lenders may make a Swing Loan available to such Borrower in an aggregate amount not to exceed such proposed Revolving Credit Borrowing, and the aggregate amount of the corresponding proposed Revolving Credit Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Each Revolving Credit Borrowing shall be in an aggregate amount that is not less than the applicable Minimum Currency Threshold for such currency.

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(b) Term Loan Borrowings. All Borrowings of Tranche B Term Loans shall be made upon receipt of a Notice of Borrowing given by a Term Borrower to the Administrative Agent not later than 1:00 p.m. (New York Time) one Business Date prior to the Closing Date. The Notice of Borrowing shall specify (A) the Closing Date, (B) the aggregate amount of such proposed Borrowings, (C) with respect to a proposed Borrowing of Tranche B Dollar Loans, whether any portion thereof will be made as Base Rate Loans or LIBO Rate Loans and (D) the initial Interest Period or Interest Periods for any such Eurocurrency Rate Loans or BA Rate Loans. Tranche B Dollar Loans shall be made as Base Rate Loans unless (subject to Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans)) the Notice of Borrowing specifies that all or a portion thereof shall be LIBO Rate Loans. Tranche B Canadian Dollar Loans shall be made as BA Rate Loans. Tranche B Euro Loans shall be made as EURIBO Loans.

(c) The Administrative Agent shall give to each applicable Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurocurrency Rate Loans or BA Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate). Each Lender shall, before 11:00 A.M.(New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Sections 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and 3.2 (Conditions Precedent to each Loan and Letter of Credit), the Administrative Agent will promptly make such funds available to the applicable Borrower and in any event within one Business Day thereafter.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing with respect to which such Lender holds a Commitment that such Lender shall not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing, the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent within 3 Business Days of the date of such Borrowing, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the applicable Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Interbank Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the applicable Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to such Borrower.

(e) The occurrence of any Revolving Credit Lender becoming a Defaulting Lender shall not relieve any other Revolving Credit Lender of its obligations to make such Loan or payment on such date but no such other Revolving Credit Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or a payment required under this Agreement.

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Section 2.3 Swing Loans.

(a) On the terms and subject to the conditions contained in this Agreement, each Swing Loan Lender may, in its sole discretion, make loans denominated in Dollars (each a “Swing Loan”) otherwise available to the Company under the Revolving Credit Facility from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loans made by such Swing Loan Lender hereunder in its capacity as Lender or Swing Loan Lender) not to exceed the lesser of such Swing Loan Lender’s Ratable Portion of the Available Credit under the Revolving Credit Facility and such Swing Loan Lenders’ Swing Loan Allocation and, together with the aggregate outstanding principal amount of all Swing Loans outstanding, not to exceed $30,000,000; provided, however, that a Swing Loan Lender shall not make any Swing Loan at any time to the extent that, after giving effect to such Swing Loan the Dollar Equivalent of the aggregate Revolving Credit Outstandings would exceed the Revolving Credit Commitments in effect at such time. Each Swing Loan shall be a Base Rate Loan and must be repaid in full within ten days of its making or, if sooner, upon any Revolving Credit Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b) In order to request a Swing Loan, the Company shall fax (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request), setting forth the requested amount (which shall be in a minimum principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof) and date of the Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 12:00 p.m. (New York time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the applicable Swing Loan Lender (i) of the details of the requested Swing Loan, (ii) that the amount of such requested Swing Loan, together with the aggregate outstanding principal amount of any other Loans made by such Swing Loan Lender hereunder in its capacity as Lender or Swing Loan Lender, does not exceed such Swing Loan Lender’s Ratable Portion of the Available Credit under the Revolving Credit Facility and (iii) that the amount of such requested Swing Loan, together with the aggregate outstanding principal amount of all Swing Loans outstanding, does not exceed $30,000,000. Subject to the terms of this Agreement, such Swing Loan Lender shall make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the Company by the end of business on the date of the relevant Swing Loan Request. No Swing Loan Lender shall make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. No Swing Loan Lender shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

(c) Each Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

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(d) Each Swing Loan Lender may demand at any time during the continuance of an Event of Default that each Revolving Credit Lender pay to the Administrative Agent, for the account of such Swing Loan Lender, in the manner provided in clause (e) below, such Revolving Credit Lender’s Ratable Portion of all or a portion of such Swing Loan Lender’s outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Revolving Credit Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 12:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Credit Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such written statement, make available to the Administrative Agent, in immediately available funds, for the account of the applicable Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the Company. The Administrative Agent shall use such funds to repay the Swing Loans to the applicable Swing Loan Lender. To the extent that any Revolving Credit Lender fails to make such payment available to the Administrative Agent for the account of any Swing Loan Lender, the Company shall repay such Swing Loans on demand.

(f) Upon the occurrence of an Event of Default under Section 9.1(f) or (g) (Events of Default), each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan, by paying to the applicable Swing Loan Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan. If such amount is not in fact made available by such Revolving Credit Lender to the applicable Swing Loan Lender on such date, such Swing Loan Lender shall be entitled to recover such amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Interbank Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(g) From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the applicable Swing Loan Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit

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Lender’s Ratable Portion of all payments of principal of and interest received by such Swing Loan Lender on account of such Swing Loan other than those received from a Revolving Credit Lender pursuant to clause (e) or (f) above.

Section 2.4 Letters of Credit.

(a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of any Revolving Credit Borrower and for the account of such Revolving Credit Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and 5 days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to, and with respect to clause (iv) below no Issuer shall, Issue any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Closing Date or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Closing Date and that such Issuer in good faith deems material to it;

(ii) such Issuer shall have received written notice from the Administrative Agent, any Revolving Credit Borrower or any Revolving Credit Lender, on or prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) (for Letters of Credit issued on or prior to the Closing Date, as applicable), 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or 3.4 (Additional Conditions to Issuances) is not then satisfied;

(iii) after giving effect to the Issuance of any such Letter of Credit the Revolving Credit Outstandings would exceed the Revolving Credit Commitments in effect at such time;

(iv) after giving effect to the Issuance of such Letter of Credit, the sum of the Dollar Equivalent of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the Reimbursement Obligations at such time would exceed $50,000,000; or

(v) after giving effect to the Issuance of such Letter of Credit, the sum of the Dollar Equivalent of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the Reimbursement Obligations, in each case with respect to Letters of Credit Issued by such Issuer, at such time would exceed such Issuer’s Letter of Credit Allocation;

(vi) any fees due in connection with a requested Issuance have not been paid; and

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None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or such longer term as acceptable to the applicable Issuer or (ii) be less than five days prior to the Scheduled Termination Date; provided, however, that any Letter of Credit with a term of one year or longer may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the expiry date referred to in clause (ii) above) or such longer periods as is acceptable the applicable Issuer.

(c) In connection with the Issuance of each Letter of Credit under the Revolving Credit Facility, the applicable Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the stated amount of the Letter of Credit requested, which stated amount (or, if such Letter of Credit is to be denominated in any Alternate Currency, the Dollar Equivalent of such stated amount) shall not be less than $100,000, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day), and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be Issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 1:00 p.m. New York time on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the applicable Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e) If requested by the relevant Issuer, prior to the issuance of each Letter of Credit by such Issuer, and as a condition of such Issuance and of the participation of each applicable Revolving Credit Lender in the Letter of Credit Obligations arising with respect thereto, the applicable Borrower shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by such Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuer shall:

(i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or electronic mail) of the Issuance of a Letter of Credit Issued by it, of all drawings under a Letter of Credit Issued by it and the payment (or the failure to pay when due) by the applicable Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Revolving Credit Lender);

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(ii) upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the Revolving Credit Borrowers separate schedules for Documentary and Standby Letters of Credit Issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the Letter of Credit Obligations outstanding at the end of each month and any information requested by the Revolving Credit Borrowers or the Administrative Agent relating thereto.

(g) Immediately upon the Issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender and each such Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion of the Revolving Credit Commitments in such Letter of Credit and the obligations of the requesting Revolving Credit Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto (in each case to the extent not exceeding such Revolving Credit Lender’s Revolving Credit Commitment).

(h) Each Revolving Credit Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date (the “Reimbursement Date”) that is the next succeeding Business Day after such Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit, irrespective of any claim, set-off, defense or other right that such Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the applicable Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or such payment is rescinded or set aside for any reason such Issuer shall promptly notify the Administrative Agent, that shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment in the applicable currency and in immediately available funds. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of an Event of Default under

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Section 9.1(f) (Events of Default) and notwithstanding whether the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the applicable Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the applicable Borrower in the principal amount of such payment. Whenever any Issuer receives from any Revolving Credit Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each applicable Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

(i) Each Revolving Credit Borrower’s obligation to pay each Reimbursement Obligation owing by it and the obligations of the applicable Revolving Credit Lenders to make payments to the Administrative Agent for the account of the applicable Issuer with respect to Letters of Credit Issued by it shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set off, defense or other right that the any Borrower, any other party guaranteeing, or otherwise obligated with, the Company or any of its Subsidiaries, any member of the Unilever Group or the Johnson Family Group or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4 (Letters of Credit), constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

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Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to any Borrower or any Revolving Credit Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(j) If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand such amount together with interest thereon, for the first Business Day after payment was first due at the Interbank Rate, and thereafter until such amount is repaid to the Administrative Agent for the account of such Issuer, at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility (if such Letter of Credit is denominated in Dollars), at the rate per annum applicable to BA Rate Loans under the Revolving Credit Facility with Interest Periods determined by the Administrative Agent (if such Letter of Credit is denominated in Canadian Dollars) and EURIBO Rate Loans with Interest Periods determined by the Administrative Agent (if such Letter of Credit is denominated in Euros or Sterling). The failure of any Revolving Credit Lender to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any such payment shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Administrative Agent for the account of the Issuer such other Revolving Credit Lender’s Ratable Portion of any such payment.

(k) If any Issuer shall fail to comply with the terms of this Section 2.4, then the Administrative Agent may, in its reasonable discretion, terminate such Person’s role as Issuer hereunder upon 10 Business Days prior written notice to such Issuer and the Revolving Credit Borrowers.

(l) Schedule 2.4 (Existing Letters of Credit) contains a schedule of certain letters of credit issued prior to the Closing Date by the financial institutions listed on such schedule for the account of the Company. On the Closing Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.4 for the account of the Company and subject to the provisions hereof, and for this purpose the fees specified in Section 2.12(b) (Fees) shall be payable (in substitution for any fees set forth in the applicable letter of credit

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reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) the issuers of such Letters of Credit shall be deemed to be “Issuers” hereunder solely for the purpose of maintaining such letters of credit, for purposes of Section 2.16(f) relating to the obligation to provide the appropriate forms, certificates and statements to the Revolving Credit Borrowers and the Administrative Agent and any updates required by Section 2.16(f) and for purposes of Section 2.7 relating to the entries to be made in the Register, (iii) the Dollar Equivalent of the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of the applicable Revolving Credit Borrower with respect to such letters of credit shall constitute Obligations.

Section 2.5 Reduction and Termination of the Revolving Credit Commitments.

(a) The Company may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders under the Revolving Credit Facility; provided, however, that each partial reduction shall be in an aggregate equal to the applicable Minimum Currency Threshold. Any reduction of the aggregate Revolving Credit Commitments pursuant to this clause (a) shall be applied to the Revolving Credit Commitments of each Revolving Credit Lender in accordance with each such Lender’s Ratable Portion of such reduction.

(b) Subject to the provisions of Section 2.9(d) (Mandatory Prepayments), the then current Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Loans or Swing Loans is made pursuant to Section 2.9(a) or (b) (Mandatory Prepayments) or would be required to be made had the outstanding Revolving Loans and Swing Loans equaled the Revolving Credit Commitments then in effect, in each case in the amount of such prepayment (or deemed prepayment) (and the Revolving Credit Commitment of each Lender shall be reduced by its Ratable Portion of such amount).

Section 2.6 Repayment of Loans.

(a) Each Revolving Credit Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans owing by it on the Scheduled Termination Date (it being understood that other provisions of this Agreement may require all or part of such Obligations to be repaid earlier).

(b) The Company promises to repay the Tranche B Dollar Loans in quarterly installments payable on the last Business Day of each calendar quarter commencing with the first calendar quarter of 2010 and continuing to the Tranche B Maturity Date, each in an amount equal to 0.25% of the amount of the Tranche B Dollar Loans made on the Closing Date; provided, however, that the Company shall repay the entire unpaid principal amount of the Tranche B Dollar Loans on the Tranche B Maturity Date.

(c) The Euro Term Borrower promises to repay the Tranche B Euro Loans in quarterly installments payable on the last Business Day of each calendar quarter commencing with the first calendar quarter of 2010 and continuing to the Tranche B Maturity Date, each in an amount equal to 0.25% of the amount of the Tranche B Euro Loans made on the Closing Date; provided, however, that the Euro Term Borrower shall repay the entire unpaid principal amount of the Tranche B Euro Loans on the Tranche B Maturity Date.

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(d) The Canadian Term Borrower promises to repay the Tranche B Canadian Dollar Loans in quarterly installments payable on the last Business Day of each calendar quarter commencing with the first calendar quarter of 2010 and continuing to the Tranche B Maturity Date, each in an amount equal to 0.25% of the amount of the Tranche B Canadian Dollar Loans made on the Closing Date; provided, however, that the Canadian Term Borrower shall repay the entire unpaid principal amount of the Tranche B Canadian Dollar Loans on the Tranche B Maturity Date.

Section 2.7 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations or having identified a Special Purpose Vehicle as such to the Administrative Agent, acting as agent of the applicable Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership in which such Lender shall register by book entry (i) the name and address of each such Participant and Special Purpose Vehicle (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interests or obligation of each such Participant or Special Purpose Vehicle in any Obligation, in any Revolving Credit Commitment and in any right to receive payment hereunder.

(b) The Administrative Agent shall maintain a record of ownership (the “Register”) in which it shall record (i) the amount of each Loan made and, if a Eurocurrency Rate Loan or BA Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower, whether such sum constitutes principal or interest (and the Type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.

(c) The entries made in the accounts and in the Register maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that any Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by such Borrower hereunder, such Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Term Loans and Revolving Loans (and, if such Lender is also a Swing Loan Lender, Swing Loans), as the case may be, of such Lender, substantially in the forms of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), respectively.

Section 2.8 Optional Prepayments.

(a) Revolving Loans. Any Revolving Credit Borrower may, upon (i) at least one Business Day’s prior notice in the case of Revolving Loans denominated in Dollars, (ii) at least two Business Days’ notice (given at or before 11:00 a.m. (New York time) on

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such day) in the case of Revolving Loans denominated in any Alternate Currency and (iii) notice given at or before 11:00 a.m. (New York time) on the proposed date of such prepayment in the case of Swing Loans, in each case to the Administrative Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of its Revolving Loans (such prepayment to applied to Revolving Loan denominated in the currency specified by such Revolving Credit Borrower) and Swing Loans in whole or in part; provided, however, that if any prepayment of any Eurocurrency Rate Loan or BA Rate Loan is made by any Revolving Credit Borrower other than on the last day of an Interest Period for such Loan, such Revolving Credit Borrower shall also pay any amounts owing pursuant to Section 2.14(e) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate principal amount not less than the applicable Minimum Currency Threshold in the case of Revolving Loans and $100,000 in the case of Swing Loans. Upon the giving of such notice of prepayment, the principal amount of Revolving Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(b) Term Loans. Each Term Borrower may, upon (i) at least three Business Days’ prior notice in the case of Eurocurrency Rate Loans or BA Rate Loans or (ii) at least one Business Day’s prior notice in the case of Base Rate Loans, in each case, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of its Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurocurrency Rate Loan or BA Rate Loan is made by any Term Borrower other than on the last day of an Interest Period for such Loan, such Term Borrower shall also pay any amounts owing pursuant to Section 2.14(e) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate amount not less than the Minimum Currency Threshold. Substantially concurrent with any such partial prepayment by any Term Borrower, the other Term Borrowers shall also prepay their Term Loans in accordance with this Section 2.8(b) such that the aggregate prepayment made at such time shall be pro rata among the Tranche B Loans; provided, that any such partial prepayment shall be applied to the remaining installments (on a pro rata basis among Term Loans being repaid) specified by any such Term Borrower of the outstanding principal amount of the Term Loans of such Term Borrower to be repaid; provided, further that, if any such Term Borrower does not specify which installments such prepayment is to be applied to, such prepayment shall be applied to the remaining installments of the outstanding principal amount of the Term Loans of such Term Borrower to be repaid in the order of their maturities. Notwithstanding the requirements of the immediately preceding sentence, any Term Borrower may make a prepayment with respect to its Term Loans which is not accompanied by substantially concurrent prepayments by the other Term Borrowers, to the extent that the aggregate amount of non-pro rata prepayments made pursuant to this Section 2.8(b), together with the aggregate non-pro rata prepayments made pursuant to Section 2.8(c) (Discounted Term Loan Prepayments) (determined without giving any effect to any discounts pursuant to Section 2.8(c) (Discounted Term Loan Prepayments)), shall not exceed $150,000,000. Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(c) Discounted Term Loan Prepayments. Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Term Borrowers may prepay outstanding Term Loans on the following basis:

(i) The Term Borrowers shall have the right to make a voluntary prepayment of the Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.8(c) (Discounted Term Loan Prepayments); provided, (A) immediately before and immediately after giving effect to any such Discounted Term Loan Prepayment by any Term Borrower, there shall be not less than $150,000,000 of unused Revolving Credit Commitments, (B) any such Discounted Term Loan Prepayment shall be financed by any Term Borrower with internally generated funds (including, without limitation, any Available Amount) or with the Available Excluded Contribution Amount and (C) the Term Borrowers shall not initiate any actions under this Section 2.8(c) (Discounted Term Loan Prepayments) in order to make a Discounted Term Loan Prepayment unless (1) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by any Term Borrower on the applicable Discounted Prepayment Effective Date and (2) at least three (3) Business Days shall have passed since the date the Term Borrowers were notified that no Term Lender was willing to accept any prepayment of any Term Loans at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the Term Borrowers’ election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.

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(ii) (A) Subject to paragraph (i) above, the Term Borrowers may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (1) any such offer shall be made available to each Term Lender, (2) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) and the specific percentage discount to par value (the “Specified Discount”) of the principal amount of such Loans to be prepaid, (3) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than the Minimum Currency Threshold, and (4) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each Lender to the Administrative Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the Term Lenders (the “Specified Discount Prepayment Response Date”).

(B) Each Term Lender shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s outstanding principal amount of such offered discounted prepayment to be prepaid. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Notice is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

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(C) If there is at least one Discount Prepayment Accepting Lender, the applicable Term Borrowers will prepay outstanding Term Loans pursuant to this paragraph (ii) to each Discount Prepayment Accepting Lender in accordance with the principal amount specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (B); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the principal amount accepted by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the applicable Term Borrower and subject to rounding requirements of the Administrative Agent made in its sole reasonable discretion) will calculate such pro rata factor (the “Specified Discount Pro-Rata Factor”). The Administrative Agent shall promptly, and in any case within five (5) Business Days following the Specified Discount Prepayment Response Date, notify (1) the Term Borrowers of the Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date, and the aggregate principal amount and Type of Loans of the Discounted Term Loan Prepayment, (2) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount of all Term Loans to be prepaid at the Specified Discount on such date, and (3) each Discount Prepayment Accepting Lender of the Specified Discount Pro-Rata Factor, if any, and confirmation of the principal amount and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Term Borrowers and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Term Borrowers shall be due and payable by the applicable Term Borrowers on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below and subject to paragraph (xi) below.

(iii) (A) Subject to paragraph (i) above, the Term Borrowers may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (1) any such solicitation shall be extended to each Term Lender, (2) any such notice shall specify the maximum aggregate principal amount of the Term Loans (the “Discount Range Prepayment Amount”) and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans willing to be prepaid by the applicable Term Borrowers, (3) the Discount Range Prepayment Amount shall be in an aggregate amount not less than the Minimum Currency Threshold, and (4) each such solicitation by the Term Borrowers shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Term Lender to the Administrative Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to

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the Term Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount of such Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(B) The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Term Borrowers and subject to rounding requirements of the Administrative Agent made in its sole reasonable discretion) the Applicable Discount and the Term Loans to be prepaid at such Applicable Discount in accordance with this paragraph (iii). Each Term Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (1) the Discount Range Prepayment Amount and (2) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required pro-rationing pursuant to the following clause (C) or by paragraph (xi) below) at the Applicable Discount (each such Lender, a “Participating Lender”).

(C) If there is at least one Participating Lender, the applicable Term Borrower will prepay outstanding Term Loan pursuant to this paragraph (iii) to each Participating Lender in the aggregate principal amount specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discounted Prepayment Range Amount, prepayment of the principal amount of the Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Company and subject to rounding requirements of the Administrative Agent made in its sole reasonable discretion) will calculate such pro rata factor (the “Discount Range Pro-Rata Factor”). The Administrative Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response

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Date, notify (v) the applicable Term Borrower of the Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Type of Loans of the Discounted Term Loan Prepayment, (x) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate principal amount and Type of Loans of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Pro-Rata Factor. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the applicable Term Borrowers and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Term Borrowers shall be due and payable by such Term Borrower on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below.

(iv) (A) Subject to paragraph (i) above, the Term Borrowers may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (1) any such solicitation shall be extended to each Term Lender, (2) any such notice shall specify the maximum aggregate principal amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) the Term Borrowers are willing to prepay at a discount, (3) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than the Minimum Currency Threshold, and (4) each such solicitation by the Term Borrowers shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Administrative Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to the Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(B) The Administrative Agent shall promptly provide the applicable Term Borrowers with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Term Borrowers shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the largest of the Offered Discounts specified by the responding Term Lenders in the Solicited Discounted Prepayment

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Offers that the Term Borrowers are willing to accept (the “Acceptable Discount”), if any; provided, however, that the Acceptable Discount shall not be an Offered Discount that is smaller than the largest Offered Discount for which the sum of each Offered Amount affiliated with an Offered Discount that is larger than or equal to such percentage of par yields an amount at least equal to the Solicited Discounted Prepayment Amount. If the Term Borrowers elect to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Term Borrowers from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (B) (the “Acceptance Date”), the Term Borrowers shall submit an irrevocable Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Term Borrowers by the Acceptance Date, the Term Borrowers shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(C) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within five Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Term Borrowers and subject to rounding requirements of the Administrative Agent made in its sole reasonable discretion) the aggregate principal amount of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Term Borrowers at the Acceptable Discount in accordance with this Section 2.8(c) (Discounted Term Loan Prepayments). If the Term Borrowers elect to accept any Acceptable Discount, then the Term Borrowers agree to accept all Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at a percentage of par value that is less than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rationing pursuant to the following sentence or by paragraph (xi) below) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The applicable Term Borrowers will prepay outstanding Term Loans pursuant to this paragraph (iv) to each Qualifying Lender in the aggregate principal amount specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the applicable Term Borrower and subject to rounding requirements of the Administrative Agent

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made in its sole reasonable discretion) will calculate such pro rata factor (the “Solicited Discount Pro-Rata Factor”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (v) the applicable Term Borrower of the Discounted Prepayment Effective Date, Acceptable Prepayment Amount and Type of Loans comprising the Discounted Term Loan Prepayment, (x) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate principal amount and Type of Loans of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Pro-Rata Factor. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to such Term Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Term Borrower shall be due and payable by such Term Borrower on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below and subject to paragraph (xi) below.

(v) In connection with any Discounted Term Loan Prepayment, each Term Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Term Borrowers in connection therewith.

(vi) If any Term Loans are prepaid in accordance with paragraphs (ii) through (iv) above, the applicable Term Borrowers shall prepay such Term Loans on the Discounted Prepayment Effective Date. Such Term Borrowers shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in the applicable currency and in immediately available funds not later than 11:00 a.m. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the applicable Term Loans specified by such Term Borrowers (without giving effect to any discounts). All Term Loans so prepaid by any such Term Borrower shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.8(c) (Discounted Term Loan Prepayments) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(vii) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.8(c) (Discounted Term Loan Prepayments) (including as to Type and Interest Periods of Term Loans to be so prepaid), established by the Administrative Agent acting in its reasonable discretion in consultation with the Company.

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(viii) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.8(c) (Discounted Term Loan Prepayments), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next business day for the Administrative Agent.

(ix) Each of the Term Borrowers and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Section 2.8(c) (Discounted Term Loan Prepayments) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.8(c) (Discounted Term Loan Prepayments) as well as activities of the Administrative Agent.

(x) [Reserved].

(xi) Notwithstanding anything in any Loan Document to the contrary, in connection with any offer or solicitation of Term Loans pursuant to paragraph (ii), (iii) or (iv) above:

(A) any Term Borrower may extend offers or solicitations with respect to Tranche B Dollar Loans, Tranche B Canadian Dollar Loans and Tranche B Euro Loans or any combination of any tranches;

(B) any required reductions with respect to the Term Loans of any Discount Prepayment Accepting Lender, Participating Lender, or Qualifying Lender, as applicable, resulting from the application of the Specified Discounted Pro-Rata Factor, Discount Range Pro-Rata Factor or Solicited Discount Pro-Rata Factor, as applicable, shall be made on a proportionate basis based on the relative proportion of Tranche B Dollar Loans, Tranche B Canadian Dollar Loans and Tranche B Euro Loans, as applicable, of such Term Lender otherwise subject to repayment; and

(C) the aggregate par principal amount of Term Loans (determined without giving any effect to any discounts pursuant to this Section 2.8(c) (Discounted Term Loan Prepayments)) subject to any Discounted Voluntary Term Loan Prepayment shall be reduced to the extent necessary so that after giving effect thereto and the aggregate principal amount of any prepayments made pursuant to Section 2.8(b) and this Section 2.8(c) (Discounted Term Loan Prepayments) (determined without giving any effect to any discounts pursuant to this Section 2.8(c) (Discounted Term Loan Prepayments)) which are made on a non-pro rata basis does not exceed $150,000,000, and the Term Loans of any Discount Prepayment Accepting Lender, Participating Lender, or Qualifying Lender. as applicable, subject to reduction pursuant to this clause (c) shall be reduced on a proportionate basis based on the relative proportion of Tranche B Dollar Loans, Tranche B Canadian Dollar Loans and Tranche B Euro Loans, as applicable, of such Term Lender otherwise subject to repayment.

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(xii) Each Term Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer for a Discounted Voluntary Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time prior to a Term Lender submitting a discounted prepayment offer (and if such offer is revoked pursuant to the preceding clauses, any failure by such Term Borrower to make any prepayment to a Term Lender pursuant to this Section 2.8(c) (Discounted Term Loan Prepayments) shall not constitute a Default or Event of Default under Section 9.1 or otherwise).

(d) Notwithstanding anything to the contrary in this Section 2.8, the Company may rescind any notice of prepayment delivered under Section 2.8(a) or 2.8(b) above if (i) such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed and (ii) the Company provides notice to the Administrative Agent on or before the date such prepayment shall be due, in form and substance reasonably satisfactory to the Administrative Agent detailing such proposed refinancing and the circumstances causing such refinancing not to occur.

(e) The Borrowers shall not have any right to prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.8.

Section 2.9 Mandatory Prepayments.

(a) Upon receipt by:

(i) a Domestic Loan Party of Net Cash Proceeds arising from an Asset Sale (other than an Asset Sale permitted under Section 8.4(a) through (g), (i) or (j)) or any Diversey Entity of Net Cash Proceeds arising from the incurrence of Indebtedness other than Indebtedness permitted by under Section 8.1, the Borrowers shall promptly pay (or cause to be paid) to the Administrative Agent an aggregate amount equal to 100% of such Net Cash Proceeds to be held in the Applicable Mandatory Prepayment Accounts (in the case of each Borrower, only to the extent of the amount of such Borrower’s Loans that such Borrower is required to prepay pursuant to Section 2.9(c));

(ii) a Diversey Entity (other than a Domestic Loan Party) of Net Cash Proceeds arising from an Asset Sale (other than an Asset Sale permitted under Section 8.4(a) through (g), (i) or (j)), the Borrowers shall promptly pay (or cause to be paid) to the Administrative Agent, within fifteen (15) days of receipt thereof, an aggregate amount equal to 100% of such Net Cash Proceeds to be held in the Applicable Mandatory Prepayment Accounts (in the case of each Borrower, only to the extent of the amount of such Borrower’s Loans that such Borrower is required to prepay pursuant to Section 2.9(c)); and

(iii) a Diversey Entity of Net Cash Proceeds arising from a Property Loss Event, the Borrowers shall promptly pay (or cause to be paid) to the Administrative Agent, within three (3) days of receipt thereof, an aggregate amount equal to 100% of such Net Cash Proceeds to be held in the Applicable Mandatory Prepayment Accounts (in the case of each Borrower, only to the extent of the amount of such Borrower’s Loans that such Borrower is required to prepay pursuant to Section 2.9(c));

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provided, however, that (A) in the case of any Net Cash Proceeds arising from a Reinvestment Event, relevant Net Cash Proceeds will not be paid to the Administrative Agent or held in any Applicable Mandatory Prepayment Account, but the Borrowers shall prepay their Loans (or provide cash collateral in respect of Letters of Credit) in accordance with Section 2.9(c) in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any, on the Reinvestment Prepayment Date with respect to such Reinvestment Event, and (B) except during the continuance of an Event of Default, all Net Cash Proceeds received by Diversey Entities (1) from Asset Sales which individually yield not more than $500,000 in Net Cash Proceeds and (2) from Asset Sales (x) individually yielding more than $500,000 and less than $2,500,000 of Net Cash Proceeds in a single transaction and (y) collectively yielding up to $7,500,000 of Net Cash Proceeds from such Asset Sales in each Fiscal Year, shall be exempt from the provisions of this Section 2.9. All amounts on deposit in the Applicable Mandatory Prepayment Accounts shall be applied by the Administrative Agent to prepay the Loans (or to provide cash collateral in respect of Letters of Credit) on the last day of each Interest Period; provided that with respect to each Applicable Mandatory Prepayment Account, such amount shall only be applied to and shall only serve as security for, the Obligations of the Borrower corresponding to such Applicable Mandatory Prepayment Account. Any mandatory prepayment pursuant to this clause (a), shall be applied to the Obligations by the Administrative Agent in accordance with clause (c) below. Under no circumstances shall amounts deposited in the Applicable Mandatory Prepayment Accounts of the Euro Term Borrower, the Canadian Term Borrower or any Additional Revolving Credit Borrower be deemed to secure, or be applied to prepay, any obligation of any U.S. Borrower.

(b) The Borrowers shall prepay the Loans in accordance with Section 2.9(c) within the 110 days period commencing with the last day of the immediately preceding Fiscal Year (commencing with the Fiscal Year ending on or about December 31, 2010) (each, an “ECF Payment Date”), in an amount equal to (i) 50% of the Company’s Excess Cash Flow for such Fiscal Year minus (ii) the sum of (x) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.8(b) during such Fiscal Year (which, in any event, shall not include any designated prepayment pursuant to clause (ii) below) and (y) the aggregate principal amount of Term Loans prepaid during such 110 days period and stated by the Company as prepaid pursuant to this Section 2.9(b) (provided that no prepayments made pursuant to Section 2.8(c) or the other clauses of this Section 2.9 shall be so designated) and any Revolving Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the Revolving Credit Facility, in each case during such Fiscal Year excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness or from any Equity Issuance; provided that no such prepayment shall be required if the Leverage Ratio is less than 3.0 to 1.

(c) In the case of any prepayments required under this Section 2.9: first, the Term Borrowers shall prepay the outstanding principal balances of their respective Term Loans on a pro rata basis, until such Term Loans shall have been prepaid in full; second, the Company shall repay the outstanding principal balances of the Swing Loans until such Swing Loans shall have been repaid in full; third, the Revolving Credit Borrowers shall repay the outstanding principal balances of their respective Revolving Loans on a pro rata basis until such Revolving Loans shall have been paid in full; and then, the Revolving Credit Borrowers shall provide cash collateral for their respective Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of

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Credit) until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein. All prepayments of the Term Loans made pursuant to this Section 2.9 shall be applied to the remaining installments of such outstanding principal amounts of the Term Loans in the order of their maturities on a pro rata basis unless specified otherwise by the Term Borrower. All repayments of Revolving Loans and Swing Loans required to be made pursuant to this clause (c) shall result in a permanent reduction of the Revolving Credit Commitments to the extent provided in Section 2.5(b) (Reduction and Termination of the Revolving Credit Commitments).

(d) Notwithstanding the foregoing in this Section 2.9, at any time when any Diversey Entity consummates any “Asset Disposition” as defined in the Senior Note Documents or Holdco Note Documents (in each case, together with any term of similar effect), the Company shall, immediately upon receipt by any Diversey Entity of the Net Cash Proceeds thereof, pay or cause to be paid to the Administrative Agent an amount, not to exceed such Net Cash Proceeds, sufficient to ensure that no Diversey Entity is required to prepay, redeem, defease, purchase or make an offer to purchase any Holdco Note or Senior Note or Indebtedness thereunder or cause any of the foregoing, or grant or honor any option or other right to do any of the foregoing, to the extent, in the absence of such obligation of the Company hereunder, a Diversey Entity would be required to make or cause any such prepayment, redemption, defeasance, purchase or offer or grant any such option. Any such payment under this Section 2.9(d) shall be applied as provided in Section 2.9(c).

(e) If at any time the Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitments at such time, the Company shall forthwith prepay the Swing Loans first and then the Revolving Credit Borrowers shall prepay the outstanding balances of their respective Revolving Loans then outstanding in an amount equal to such excess on a pro rata basis; provided, however, that to the extent such excess results solely by reason of a change in exchange rates, the Revolving Credit Borrowers shall not be required to make such prepayment unless the amount of such excess causes the Revolving Credit Outstandings to exceed 105% of the aggregate Revolving Credit Commitments. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Revolving Loans, the Revolving Credit Borrowers shall provide cash collateral for their Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of such excess.

Section 2.10 Interest.

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i) if a Base Rate Loan, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin;

(ii) if a Eurocurrency Rate Loan, at a rate per annum equal to the sum of (A) the LIBO Rate or EURIBO Rate, as applicable, determined for the applicable Interest Period, (B) the Applicable Margin in effect from time to time during such Eurocurrency Interest Period and (C) in the case of any Loan made by a Lender located in the United Kingdom, Mandatory Costs;

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(iii) if a BA Rate Loan, at a rate per annum equal to the sum of (A) the BA Rate determined for the applicable BA Interest Period and (B) the Applicable Margin in effect from time to time during such BA Interest Period; and

(iv) for all other Obligations, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin.

(b) Interest Payments. (i) Interest accrued on each Base Rate Loan (other than Swing Loans) through the last day of any calendar quarter shall be payable in arrears (A) on the tenth Business Day of the following calendar quarter, commencing on the first such Business Day following making of such Base Rate Loan, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears (A) upon the payment or prepayment thereof in full or in part and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Swing Loan, (iii) interest accrued on each Eurocurrency Rate Loan or BA Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan or BA Rate Loan and (v) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default arising pursuant to clauses (a), (b) or (f) of Section 9.1 (Events of Default) and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent (2%) per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time.

(d) Limitation on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate any Borrower or any other Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) firstly, by reducing the amount or rate of interest required to be paid to such Lender under this Section 2.10 (Limitation on Interest) and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), the applicable Borrower shall be entitled, by notice in writing to such Lender, to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to such Borrower. Any amount or rate of interest referred to in this

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Section 2.10 (Limitation on Interest) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Scheduled Termination Date or Tranche B Maturity Date, as applicable, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

(e) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

Section 2.11 Conversion/Continuation Option.

(a) Each Borrower may elect (i) at any time on any Business Day to convert its Base Rate Loans (other than Swing Loans) or any portion thereof to LIBO Rate Loans and (ii) at the end of any applicable Interest Period, to convert its LIBO Rate Loans or any portion thereof into Base Rate Loans or to continue any Eurocurrency Rate Loan or BA Rate Loan or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the LIBO Rate Loans, EURIBO Rate Loans or BA Rate Loans, as the case may be, for each Interest Period must be in the amount that is not less than the applicable Minimum Currency Threshold. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion of the applicable Facility. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and Type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate Loans or BA Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of conversion.

(b) The Administrative Agent shall promptly notify each Lender of the Administrative Agent’s receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, (i) no conversion in whole or in part of Base Rate Loans to LIBO Rate Loans, (ii) no continuation in whole or in part of LIBO Rate Loans upon the expiration of any applicable Interest Period and (iii) no election of an Interest Period in excess of one month in respect of EURIBO Rate Loans or BA Rate Loans shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing (unless the Requisite Lenders otherwise consent) or (B) the continuation of, or conversion into, a Eurocurrency Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrowers containing a permitted election to continue any Eurocurrency Rate Loans or BA Rate Loans for an additional Interest Period or to convert any such LIBO Rate Loans, then, upon the expiration of the applicable Interest Period, LIBO Rate Loans shall be automatically converted to Base Rate Loans and BA Rate Loans or EURIBO Loans shall be automatically continued as BA Rate Loans or EURIBO Loans, respectively, with an Interest Period of one month. Each Notice of Conversion or Continuation shall be irrevocable.

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Section 2.12 Fees.

(a) Unused Commitment Fees. The Revolving Credit Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee denominated in Dollars on the actual daily amount during any calendar quarter by which the Revolving Credit Commitment of such Lender exceeds such Lender’s Ratable Portion of the sum of the Dollar Equivalent of (i) the outstanding principal amount of (A) the Revolving Loans plus, without duplication (B) the Swing Loans and (ii) the aggregate outstanding amount of the Letter of Credit Obligations (the “Unused Commitment Fee”) from the Closing Date until the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the tenth Business Day of the following calendar quarter, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date.

(b) Letter of Credit Fees. Each Revolving Credit Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer for the account of such Revolving Credit Borrower:

(i) to the Issuer of any Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.25% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit during any calendar quarter, payable in arrears (A) on the tenth Business Day of the following calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii) to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans on the maximum amount available from time to time to be drawn under such Letter of Credit (in the case of any Letter of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of the average undrawn amount thereof), payable in arrears (A) on the tenth Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum and shall be payable on demand; and

(iii) to the Issuer of any Letter of Credit, with respect to the Issuance, amendment or transfer of each Letter of Credit issued by such Issuer and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of Issuance, amendment, transfer or drawing, as the case may be.

(c) Defaulting Lender Fees. Notwithstanding anything herein to the contrary, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clauses (a), and (b) above (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided, that (i) to the extent that a Ratable Portion of the Letter of Credit Obligations of such Defaulting Lender is reallocated to the Non-Defaulting

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Lenders pursuant to Section 2.20(a) (Defaulting Lender), such fees that would have accrued pursuant to clause (b) for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent any portion of such Letter or Credit Obligations cannot be so reallocated and the relevant Borrower has not provided cash collateral, such fees pursuant to clause (b) will instead accrue for the benefit of and be payable to the Issuer as their interests appear (and the pro rata payment provisions of Section 2.13 (Payments and Computations) will automatically be deemed adjusted to reflect the provisions of this Section 2.12(c)).

(d) Term Loan OID. Notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the funded portion of each (i) Tranche B Dollar Loan to be made on the Closing Date (i.e., the amount advanced to the Company on the Closing Date) shall be equal to 99.00% of the principal amount of such Loan; (ii) Tranche B Euro Loan to be made on the Closing Date (i.e., the amount advanced to the Euro Term Borrower on the Closing Date) shall be equal to 98.00% of the principal amount of such Loan; and (iii) Tranche B Canadian Dollar Loan to be made on the Closing Date (i.e., the amount advanced to the Canadian Term Borrower on the Closing Date) shall be equal to 99.00% of the principal amount of such Loan (it being agreed, in each case, that the full principal amount of each such Loan will be deemed outstanding on the Closing Date and the applicable Borrower shall be obligated to repay 100% of the principal amount of each such Loan as provided hereunder).

(e) Additional Fees. The Borrowers have agreed to pay to the Administrative Agent additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

Section 2.13 Payments and Computations.

(a) The Borrowers shall make each payment hereunder (including fees and expenses) not later than 11:00 a.m. (New York time) on the day when due with respect to any Loan, in the applicable currency of such Loan (or in Dollars with respect to any other payment hereunder unless otherwise specified) to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(b)(ii) (Increased Costs) or (d) (Illegality) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the affected Swing Loan Lender. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.

(b) All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be prima facie evidence thereof.

(c) Each payment by the Borrowers in respect of any Loan or Reimbursement Obligation (including interest or fees in respect thereof (other than the Unused Commitment Fee)) shall be made in the currency in which such Loan was made or Letter of Credit issued.

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(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurocurrency Rate Loan or BA Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans of a Borrower denominated in Dollars shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as LIBO Rate Loans, with those LIBO Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. All repayments of EURIBO Rate Loans of a Borrower shall be applied with those Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods All repayments of any BA Rate Loans of a Borrower shall be applied with those BA Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(e) Unless the Administrative Agent shall have received notice from the Borrowers to the Lenders prior to the date on which any payment is due hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrowers shall not have made such payment in full to the Administrative Agent, each applicable Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Interbank Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f) Subject to the provisions of clause (g) below (and except as otherwise provided in Section 2.9 (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of a Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced to such Borrower pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or such Borrower, second, to pay all other Secured Obligations then due and payable in the following manner: payments in respect of Swing Loans received by the Administrative Agent from or for the benefit of the Company shall be distributed to the Swing Loan Lenders on a ratable basis in accordance with such Swing Loan Lender’s ratable share of all Swing Loans; payments in respect of any Revolving Loan received by the Administrative Agent from or for the benefit of any Borrower shall be distributed to each Revolving Credit Lender in accordance with such Lender’s Ratable Portion of such Revolving Loan of such Borrower; payments in respect of any Tranche B Dollar Loan received by the Administrative Agent from or for the benefit of the Company shall be distributed to each Tranche B Lender in accordance with such Lender’s Ratable Portion of the applicable Tranche B Dollar Loan; payments in respect of any Tranche B Euro Loan received by the Administrative Agent from or

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for the benefit of the Euro Term Borrower shall be distributed to each Tranche B Lender in accordance with such Lender’s Ratable Portion of the applicable Tranche B Euro Loan; payments in respect of any Tranche B Canadian Dollar Loan received by the Administrative Agent from or for the benefit of the Canadian Term Borrower shall be distributed to each Tranche B Lender in accordance with such Lender’s Ratable Portion of the applicable Tranche B Canadian Dollar Loan; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions of the applicable Facility; and third, as such Borrower so designates.

(g) Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Secured Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, if an Event of Default exists, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall apply all payments in respect of any Secured Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order, provided, that (x) to the extent practicable, as determined by the Administrative Agent in its sole discretion, payments made in any currency shall be applied first to Secured Obligations denominated in such currency and (y) payments received from any Loan Party shall be applied only to Secured Obligations owing by such Loan Party:

(i) First, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers;

(ii) Second, to pay interest on and then principal of any Swing Loan;

(iii) Third, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

(iv) Fourth, to pay Secured Obligations in respect of any expense reimbursements (excluding Reimbursement Obligations) or indemnities then due to the Lenders and the Issuers;

(v) Fifth, to pay Secured Obligations in respect of any fees then due to the Administrative Agent and the Issuers;

(vi) Sixth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations and fees then due to the Lenders;

(vii) Seventh, to pay or prepay principal amounts on the Loans and Reimbursement Obligations, to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit) and to pay or prepay principal amounts on Secured Obligations in respect of Joint Liabilities, Hedging Contracts, Cash Management Obligations and Working Capital Lines, ratably to the aggregate principal amount of all such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts and Secured Obligations owing with respect to Joint Liabilities, Hedging Contracts, Cash Management Obligations and Working Capital Lines; and

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(viii) Eighth, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses first, second, third, fourth, fifth, sixth, seventh, and eighth above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of the Secured Obligations specified in such clause ratably, based on the proportion of the Administrative Agent’s, each Lender’s or Issuer’s and each other Secured Party’s interest in the aggregate outstanding Secured Obligations described in such clauses. The order of priority set forth in clauses first, second, third, fourth, fifth, sixth, seventh, and eighth above may at any time and from time to time be changed by the agreement of the Super Majority Lenders (and, with respect to Working Capital Lines, Hedging Contracts or Cash Management Obligations, the consent of any Lender which is an Affiliate of any lender under any Working Capital Line or Secured Party under any Hedging Contract or Cash Management Obligation) without necessity of notice to or consent of or approval by any Borrower, any other Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses first, second, third, fourth and fifth above may be changed only with the prior written consent of the Administrative Agent in addition to the Super Majority Lenders.

(h) At the option of the Administrative Agent and upon notice to the Company, principal on the Swing Loans, Reimbursement Obligations denominated in Dollars or Euros, interest, fees, expenses and other sums due and payable in respect of the Loans denominated in Dollars or Euros may be paid from the proceeds of Swing Loans or Revolving Loans made on behalf of the applicable Revolving Credit Borrower. The Revolving Credit Borrowers hereby authorize each Swing Loan Lender to make Swing Loans pursuant to Section 2.3(a) (Swing Loans) and the Revolving Credit Lenders to make Revolving Loans pursuant to Section 2.2(a) (Revolving Credit Borrowings) from time to time in such Swing Loan Lender’s or such Revolving Credit Lender’s discretion, that are in the amounts of any and all principal payable with respect to the Swing Loans and interest, fees, expenses and other sums payable in respect of the Revolving Loans, and further authorizes the Administrative Agent to give the Revolving Credit Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts. Each Revolving Credit Borrower agrees that all such Swing Loans and Revolving Loans so made on its behalf shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), which conditions the applicable Revolving Credit Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

(i) If any Lender is a Defaulting Lender, such Defaulting Lender shall be deemed to have assigned any and all payments in respect of the Obligations and any proceeds of Collateral due to it from or for the benefit of the Borrowers to the Non-Defaulting Lenders for application to, and reduction of, their Ratable Portion of all Obligations until such Non-Defaulting Lenders have been repaid in full. Such Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments to the Non-Defaulting Lenders in accordance with Section 2.9(d) (Mandatory Prepayments) and this Section 2.13. This Section 2.13(i) shall apply and be effective regardless of whether an Event of Default has occurred and is the continuing and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of the Borrowers as to its desired application of payments.

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Section 2.14 Special Provisions Governing Eurocurrency Rate Loans and BA Rate Loans.

(a) Determination of Interest Rate. Each of the (i) Eurocurrency Rate for each Interest Period for Eurocurrency Rate Loans and (ii) the BA Rate for each Interest Period for BA Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “LIBO Rate”, “EURIBO Rate” or “BA Rate,” as applicable. The Administrative Agent’s determination shall be presumed to be prima facie evidence thereof.

(b) Interest Rate Unascertainable, Inadequate or Unfair. If (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate, EURIBO Rate or BA Rate, as applicable, then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the LIBO Rate, EURIBO Rate or BA Rate, as applicable, for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans in the applicable currency for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon:

(A) each LIBO Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan;

(B) the obligations of the Lenders to make LIBO Rate Loans or to convert Base Rate Loans into LIBO Rate Loans shall be suspended until the Administrative Agent shall notify the Company that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist; and

(C) with respect to each EURIBO Rate Loan or BA Rate Loan, the Company and the Administrative Agent shall negotiate in good faith for a period not exceeding thirty (30) days in order to agree upon a suitable alternative basis to be applied in respect of the relevant Interest Period. If within that thirty (30) day period the Company and the Administrative Agent (on behalf of the applicable Lenders and with the prior written consent of each affected Lender) shall agree in writing upon a suitable alternative basis, such suitable alternative basis shall be retroactive to and effective from the first day of the relevant Interest Period. If the Company and the Administrative Agent fail to agree in writing upon a suitable alternative basis within the thirty (30) day period the rate of interest applicable to the such Loans, during such Interest Period shall be determined as being the cost of the applicable Lenders raising funds in an amount comparable to such Loans for a period equal to the Interest Period from sources in London (in the case of Loans denominated in Euros or Sterling) or Canada (in the case of Loans denominated in Canadian Dollars) interbank market plus the Applicable Margin; provided, however, that the Borrowers may, at any time within sixty (60) days after the expiry of such thirty (30) day negotiation period and by giving at least fourteen (14) days prior notice to the Administrative Agent, prepay such Loans in full (but not part) together with (i) interest thereon accrued from and including the first day of the current Interest Period to but excluding the date of such prepayment at the rate as shall be determined as being the cost of the Lenders raising funds in an amount comparable to such EURIBO Rate Loans or BA Rate Loans, as applicable, for a period equal to that Interest

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Period from sources in the applicable interbank market plus the Applicable Margin and (ii) all actual costs, losses and expenses incurred by each applicable Lender as a consequence of such prepayment as such Lender may determine in its reasonable discretion (including, without limitation, costs, losses and expenses arising from the re-employment of funds at rates lower than the rates of interest on such Loans; provided, that such rates shall be no lower than the then average market rates for loans to similarly situated borrowers, or arising out of any funds borrowed by the Lender for the purpose of making, maintaining or funding its Commitment).

(c) Increased Costs. If either (i) the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the LIBO Rate, EURIBO Rate or BA Rate) or (ii) the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or BA Rate Loans (other than, in respect of payments to be made to any Lender or the Administrative Agent, any such increased costs resulting from taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto and other than net income, capital, franchise, doing business and branch profits Taxes, in each case, as to which Section 2.16 (Taxes) shall govern), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Administrative Agent by such Lender, shall be prima facie evidence thereof. The Borrowers shall not be required to compensate any Lender pursuant to this clause (c) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Administrative Agent and the Company of the events giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided, however, that if the events giving rise to such increased costs are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Closing Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurocurrency Lending Office to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans or for any Lender or its Canadian Lending Office to make BA Rate Loans or to continue to fund or maintain BA Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent,

(i) the obligation of such Lender to make or to continue LIBO Rate Loans and to convert Base Rate Loans into LIBO Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of LIBO Rate Loans, and if the affected LIBO Rate Loans are then outstanding, the Company shall immediately convert each such Loan into a Base Rate Loan; and

(ii) with respect to any Loan denominated in an Alternate Currency, the provisions of clause (b) of this Section 2.14 above shall apply.

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If, at any time after a Lender gives notice under this Section 2.14(d), such Lender determines that it may lawfully make Eurocurrency Rate Loans, such Lender shall promptly give notice of that determination to the Borrowers and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrowers’ right to request, and such Lender’s obligation, if any, to make Eurocurrency Rate Loans in the affected currency shall thereupon be restored.

(e) Breakage Costs. In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.10 (Interest), the Borrowers shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurocurrency Rate Loans or BA Rate Loans to the Borrowers but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (other than resulting from the gross negligence or willful misconduct of such Lender, as determined by a court of competent jurisdiction in a final non-appealable judgment or order) (i) if for any reason a proposed Borrowing, conversion into or continuation of Eurocurrency Rate Loans or Borrowing or continuation of BA Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by any Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurocurrency Rate Loan or BA Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurocurrency Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by any Borrower to repay Eurocurrency Rate Loans or BA Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the applicable Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be prima facie evidence thereof. The Borrowers shall not be required to compensate any Lender pursuant to this clause (c) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Administrative Agent and the Company of the events giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided, however, that if the events giving rise to such increased costs are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Capital Adequacy.

If at any time any Lender determines that (a) the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Closing Date regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order issued after the Closing Date or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (having the force of law) issued after the Closing Date regarding capital adequacy shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the applicable Borrower shall pay to the Administrative Agent for

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the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the applicable Borrower and the Administrative Agent by such Lender shall be prima facie evidence thereof. The applicable Borrower shall not be required to compensate any Lender pursuant to this clause (c) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Administrative Agent and the applicable Borrower of the events giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided, however, that if the events giving rise to such increased costs are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Taxes.

(a) Unless otherwise required by law, any and all payments by any Loan Party hereunder or under the other Loan Documents shall be made free and clear of and without deduction or withholding for, or on account of, any Indemnified Taxes. If any Loan Party shall be required by law to withhold or deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document to the Administrative Agent, any Lender or any Issuer, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings on account of Indemnified Taxes (including deductions applicable to additional sums payable under this Section 2.16(a)) the Administrative Agent, such Lender or such Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings of Indemnified Taxes been made, (ii) the applicable Loan Party shall make such deductions or withholdings, and (iii) the applicable Loan Party shall pay the full amount of Indemnified Taxes deducted to the relevant taxation authority or other authority in accordance with applicable law. Notwithstanding anything to the contrary in this Section 2.16, (x) each Loan Party shall be entitled to deduct and withhold, and shall not be required to indemnify and (y) any amounts payable by any Loan Party to, or for the account of the Administrative Agent, any Issuer or any Lender shall not be increased, in each case for or with respect to (A) any Taxes to the extent such Taxes would not have been imposed if the Administrative Agent, such Issuer or such Lender had complied with the requirements of clause (f) or clause (g) of this Section 2.16, (B) any United States federal, state and local taxes unless imposed as a result of a Change in Tax Law applicable to the Administrative Agent, such Issuer or such Lender, as the case may be or (C) any Canadian federal withholding taxes imposed as a result of such Issuer or Lender, as the case may be, being “related” to the Loan Party for purposes of the Income Tax Act (Canada).

(b) Each Loan Party agrees to pay all Other Taxes.

(c) Without duplication of its obligation to pay increased amounts on account of Indemnified Taxes and Other Taxes pursuant to Section 2.16(a) and (b), (i) if any Loan Party fails to withhold and deduct any Indemnified Taxes from or in respect of any sums payable hereunder or under any other Loan Document or fails to pay any Indemnified Taxes withheld by such Loan Party to the applicable taxing authority and such Indemnified Taxes are paid by the Administrative Agent, a Lender or an Issuer or (ii) if any Other Taxes are paid by the Administrative Agent, a Lender or an Issuer, then the applicable Loan Party shall pay to the Administrative Agent, such Lender or such Issuer, as applicable, an amount so that after making all required deductions or withholdings on account of Indemnified Taxes (including deductions applicable to additional sums payable under this Section 2.16(c)) the Administrative Agent, such Lender or such Issuer, as applicable, shall receive an amount equal to such Indemnified Taxes or Other Taxes, as applicable, paid by the Administrative Agent, such Lender or such Issuer, as applicable.

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(d) Within 30 days after the date of any payment made by a Loan Party of Taxes or Other Taxes pursuant to the indemnity set forth in clause (c) above (other than by way of reimbursement directly paid to the Administrative Agent, a Lender or an Issuer), the relevant Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 11.9 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment thereof reasonably acceptable to the Administrative Agent.

(e) Without prejudice to the survival of any other agreement of each Borrower, each Lender, each Issuer and the Administrative Agent hereunder, the agreements and obligations of the Loan Party contained in this Section 2.16 shall survive the payment in full of the Secured Obligations.

(f) The Administrative Agent, each Issuer, each Revolving Credit Lender and each Tranche B Lender having a Tranche B Dollar Loan or having a Tranche B Dollar Commitment, in each case that is a United States person, shall deliver to the Company and the Administrative Agent on or prior to the Closing Date or, in the case of an assignee or transferee of an interest under this Agreement pursuant to Section 11.2 or otherwise, on the date of such assignment or transfer, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that the Administrative Agent, such Issuer or such Lender, as applicable, is a United States person and to the Administrative Agent’s, such Issuer’s or such Lender’s entitlement as of such date to a complete exemption from U.S. federal backup withholding Tax with respect to payments to be made under any Loan Document. The Administrative Agent, each Issuer, each Revolving Credit Lender and each Tranche B Lender having a Tranche B Dollar Loan or having a Tranche B Dollar Commitment, in each case that is not a United States person shall deliver to the Company and the Administrative Agent on or prior to the Closing Date or, in the case of an assignee or transferee of an interest under this Agreement pursuant to Section 11.2 or otherwise, on the date of such assignment or transfer, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8EXP, Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to the Administrative Agent’s, such Issuer’s or such Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments to be made under any Loan Document, (ii) if the Administrative Agent, such Issuer or such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8EXP, Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit K (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming the benefits of the portfolio interest exemption) (or successor form) certifying to the Administrative Agent’s, such Issuer’s or such Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments of interest to be made under any Loan Document or (iii) if the Administrative Agent, such Issuer or such Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (or successor form) (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to the Administrative Agent’s, such Issuer’s or such Lender’s

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entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments to be made under any Loan Document. In addition, the Administrative Agent, each Issuer and each Lender referred to in this clause (f) agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous form or certification obsolete or inaccurate, or upon a request by the Company or the Administrative Agent, the Administrative Agent, such Issuer or such Lender shall, to the extent at such time legally entitled to do so, deliver to the Company and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Form W-8EXP, Form W-8ECI, Form W-8BEN (claiming the benefits of an income tax treaty), or Form W-8BEN (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms or certifications as may be required in order to confirm or establish the entitlement of the Administrative Agent, such Issuer or such Lender to a continued exemption from U.S. withholding tax with respect to payments under any Loan Document, unless there has been a Change in Tax Law applicable to the Administrative Agent, such Issuer or such Lender which renders all such forms inapplicable or which would prevent the Administrative Agent, such Issuer or such Lender from duly completing and delivering any such form with respect to it, in which case the Administrative Agent, such Issuer or such Lender shall promptly notify the Company and the Administrative Agent of its inability to deliver any such form.

(g) The Administrative Agent, each Issuer and each Lender shall, upon request by any Borrower, deliver to such Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment made under any Loan Document to the Administrative Agent, such Issuer or such Lender, as the case may be, may be made free and clear of, and without deduction or withholding for or on account of, any Taxes (or to allow any such deduction or withholding to be made at a reduced rate), provided that the Administrative Agent, such Issuer or such Lender, as the case may be, is legally entitled to complete, execute and deliver such form or certificate and the execution and delivery of such form would not, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer material economic, legal, or regulatory disadvantage. Each Person that shall become a Lender or a Participant pursuant to Section 11.2 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to this Section 2.16, provided that in the case of a Participant the obligations of such Participant pursuant to clause (f) or (g) of this Section 2.16 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(h) If the Administrative Agent, any Lender or any Issuer determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or Taxes with respect to which the Loan Party has paid additional amounts pursuant to Section 2.14(c), or this Section 2.16, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under Section 2.14(c) or this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuer and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the Loan Party, upon the request of Administrative Agent, such Lender or such Issuer, agrees to repay the amount paid over to such Loan Party to the Administrative Agent, such Lender or such Issuer in the event such Agent, such Lender or such Issuer is required to

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repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuer to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Party or any other Person. Notwithstanding anything to the contrary, in no event will the Administrative Agent, any Lender or any Issuer be required to pay any amount to a Loan Party the payment of which would place it in a less favorable net after-tax position than the Administrative Agent, such Lender or such Issuer, as the case may be, would have been in if the additional amounts giving rise to such refund of any Taxes had never been paid.

(i) Each Lender agrees that, upon the occurrence of any event giving rise to any payment pursuant to Section 2.14(c), 2.15, 2.16(a) or 2.16(c) with respect to such Lender, it will, if requested by any Loan Party, take such steps as may be reasonably available to it to mitigate the effects of such event, which shall include efforts to designate another lending office for any Loans affected by such event or rebook such Loans through another branch or an Affiliate of such Lender with the object of avoiding the consequences of such event; provided that such steps are taken on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.16 shall affect or postpone any of the obligations of the Loan Party or the rights of any Lender pursuant to Section 2.14(c), 2.15, 2.16(a) or 2.16(c).

Section 2.17 Mitigation and Substitution of Lenders.

(a) If (x)(i) any Lender makes a claim under Section 2.14(b)(ii) (Interest Rate Unascertainable, Inadequate or Unfair) or 2.15 (Capital Adequacy), (ii) it becomes illegal for any Lender to continue to fund or make any Eurocurrency Rate Loan or BA Rate Loan and such Lender notifies the Borrowers pursuant to Section 2.14(d) (Illegality), (iii) any Loan Party is required to make any payment pursuant to Section 2.14(c) or Section 2.16 (Taxes) that is attributable to a particular Lender or (iv) any Lender becomes a Defaulting Lender or a Potential Defaulting Lender and (y) in the case of clause (x)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement (any such Lender, an “Affected Lender”), the Company may substitute another financial institution or other entity for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the occurrence of any of the events described in clauses (x)(i), (ii), (iii) or (iv) above) by the Company to the Administrative Agent and the Affected Lender that the Company intends to make such substitution, which substitute financial institution or other entity must be an Eligible Assignee and, if not a Lender, reasonably acceptable to the Administrative Agent. If the proposed substitute financial institution or other entity is reasonably acceptable to the Administrative Agent and the written notice was properly issued under this Section 2.17, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase, pursuant to an Assignment and Acceptance for an amount equal to the outstanding principal amount of such Loans and any accrued and unpaid interest, fees or other amounts due and owing at such time, all rights and claims of such Affected Lender under the Loan Documents and the substitute financial institution or other entity shall assume and the Affected Lender shall be relieved of its Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations) and the provisions of Section 11.2 (Assignments and Participations) applicable to assignees thereunder shall apply to any assignee under this Section 2.17.

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(b) Upon the request and at the expense of a Loan Party, the Administrative Agent, each Lender and each Issuer to which such Loan Party is required to make a payment pursuant to Section 2.14(c), Section 2.15 or Section 2.16, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Loan Party the opportunity to contest, and reasonably cooperate with such Loan Party in contesting, the imposition of any such increased cost or Tax giving rise to such payment; provided that (i) the Administrative Agent, such Lender or such Issuer shall not be required to afford such Loan Party the opportunity to so contest unless such Loan Party shall have confirmed in writing to the Administrative Agent, such Lender or such Issuer its obligation to make such payment pursuant to this Agreement and (ii) such Loan Party shall reimburse the Administrative Agent, such Lender or such Issuer for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Loan Party in contesting the imposition of such increased cost or tax; provided, however, that notwithstanding the foregoing no Lender or Issuer nor the Administrative Agent shall be required to afford such Loan Party the opportunity to contest, or cooperate with such Loan Party in contesting, the imposition of any such increased cost or Taxes, if such Lender or Issuer or the Administrative Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(c) If a Lender changes its Applicable Lending Office (other than (i) pursuant to Section 2.16(i) or (ii) after an Event of Default under Sections 9.1(a), (f) or (g) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any Loan Party to become obligated to make any payment under Section 2.14(c), Section 2.15 or Section 2.16, such Loan Party shall not be obligated to make such payment.

Section 2.18 Facility Increase.

(a) General. The Company may make up to two requests, in writing, at any time prior to the twelve month period preceding the Revolving Credit Termination Date to increase the Revolving Credit Commitments by up to $50,000,000 in the aggregate (the “Facility Increase”); provided, however, that (1) such increase must be in a minimum principal amount of at least $10,000,000 and will only become effective if (A) the Company shall have given the Administrative Agent at least 5 Business Days’ notice of its intention to effect a Facility Increase and the desired amount of such Facility Increase, (B) at the time of and after giving effect to such increase, the Borrowers are in pro forma compliance with the financial covenants set forth in Article V (Financial Covenants) hereof (assuming they incurred Loans in the full amount of such Facility Increase), (C) no Default or Event of Default has occurred and is continuing or would result from such increase, (D) one or more Lenders agree to participate in such Facility Increase (or an Eligible Assignee or Eligible Assignees reasonably acceptable to the Administrative Agent and the Company agrees to accept an offer to commit to such increase as provided below), (E) the conditions precedent to a Borrowing set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) are satisfied as of such date, and (F) if requested by the Administrative Agent, Constituent Documents of the Loan Parties, resolutions (or equivalent authorization) of each Loan Party’s Board of Directors (or equivalent body) approving such Facility Increase and an opinion of counsel to the Loan Parties in form and substance and from counsel satisfactory to the Administrative Agent and addressed to the Administrative Agent, the Issuers and the Lenders and addressing such matters as the Administrative Agent may reasonably request shall be delivered to the Administrative Agent and (ii) the Weighted Average Yield applicable to any Loans issued pursuant to a Facilities Increase (“New Loans”) shall not be more than the lowest Weighted Average Yield applicable to any other Loan unless the interest rates with respect to all Loans (other than

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New Loans) are increased so that the applicable Weighted Average Yield applicable to all such Loans following the applicable Facilities Increase Effective Date is at least equal to the Weighted Average Yield applicable to such New Loans.

(b) Procedures. The Company shall have the right to offer such increase to (x) the existing Lenders or (y) other Eligible Assignees reasonably acceptable to the Administrative Agent; provided, however, that the minimum Revolving Credit Commitment of each such new Eligible Assignee accepting a Revolving Credit Commitment as part of such Facility Increase equals or exceeds $5,000,000, and such Lender or Eligible Assignee executes an assumption agreement (in form and substance reasonably satisfactory to the Administrative Agent) pursuant to which such Lender agrees to commit to all or a portion of such Facility Increase and, in the case of an Eligible Assignee, to be bound by the terms of this Agreement as a Lender. On the effective date provided for in such assumption agreement providing for a Facility Increase (each a “Facility Increase Effective Date”), the Revolving Credit Commitments will be increased by the amount committed to by each Lender or Eligible Assignee on the Facility Increase Effective Date. In the event there are Lenders and Eligible Assignees that have committed to a Facility Increase in excess of the maximum amount requested (or permitted), then the Administrative Agent shall have the right to allocate such commitments on whatever basis the Administrative Agent determines is appropriate in consultation with the Borrower.

(c) Funding of Facility Increase. On each Facility Increase Effective Date, each Lender and Eligible Assignee providing a portion of the Facility Increase shall transfer immediately available funds to the Administrative Agent in an amount equal to its Ratable Portion (after giving effect to such Facility Increase) of outstanding Revolving Loans. The Administrative Agent shall distribute such amount ratably among the Revolving Lenders.

Section 2.19 Additional Revolving Credit Borrowers.

(a) The Company at any time and from time to time, upon not less than twenty (20) Business Days’ notice to the Administrative Agent, each Lender and each Issuer, may designate any Subsidiary Guarantor that is a Foreign Subsidiary to be an Additional Revolving Credit Borrower upon the satisfaction of the following: (i) each of the Company and such Subsidiary shall have executed and delivered to the Administrative Agent a Borrower Accession Agreement in the form of Exhibit M and (ii) such Subsidiary shall have complied with the requirements set forth in clauses (i) through (vi) below, whereupon (A) such Subsidiary shall become a party hereto and shall have the rights and obligations of an Additional Revolving Credit Borrower hereunder and (B) the obligations of such Subsidiary hereunder shall (x) become part of the Obligations and (y) each Guaranty shall apply thereto to the same extent that it applies to the Obligations of the initial Borrowers under this Agreement, subject to Section 7.11 (the date on which any such designation shall occur being called a “Designation Date”).

(i) the Administrative Agent shall have received (x) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of such Additional Revolving Credit Borrower, certified as of a recent date by the Secretary of State of the state of organization (or other appropriate official) of such Additional Revolving Credit Borrower, together with certificates (if available) of such official (if available) attesting to the good standing of each such Additional Revolving Credit Borrower, (y) a certificate of the Secretary or an Assistant Secretary (or other appropriate officer) of such Additional Revolving Credit Borrower certifying (A) the names and true signatures of each officer of such Additional

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Revolving Credit Borrower that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Additional Revolving Credit Borrower, (B) the by-laws (or equivalent Constituent Document) of such Additional Revolving Credit Borrower as in effect on the Designation Date, (C) the resolutions of such Additional Revolving Credit Borrower’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of the Borrower Accession Agreement and the other Loan Documents to which it is to become a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Additional Revolving Credit Borrower from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (x) above and (z) a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders as to the enforceability of the Borrower Accession Agreement, this Agreement and the other Loan Documents to be executed on the Designation Date;

(ii) if the designation of such Additional Revolving Credit Borrower obligates the Administrative Agent or any Lender or any Issuer to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender or any Issuer, supply such documentation or other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender, as applicable, to comply with “know your customer” and other applicable laws and regulations;

(iii) (A) the representations and warranties set forth in Article IV (Representations And Warranties) and in the other Loan Documents shall be true and correct in all material respects on and as of the Designation Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date and except that the representations and warranties made in Section 4.12 (Environmental Matters) shall be true and correct in all material respects except for any exceptions thereto that would not be reasonably expected to result in Environmental Liabilities and Costs that would have a Material Adverse Effect; (B) no Default or Event of Default shall have occurred and be continuing; and (C) the Administrative Agent shall have received a certificate of a Responsible Officer of the Company certifying as to the matters set forth in clauses (A) and (B) above; and

(iv) the Administrative Agent has received written confirmation from each Revolving Credit Lender and each Issuer (A) that it consents to the addition of such Additional Revolving Credit Borrower (to the extent such Additional Revolving Credit Borrower’s Tax Jurisdiction and jurisdiction of incorporation are not each the same as those of at least one of the Revolving Credit Borrowers existing at such time), (B) that it is able to provide Revolving Loans, or Letters of Credit, as applicable, to such Additional Revolving Credit Borrower and (C) that it is able to fund such Revolving Loans, or Letters of Credit, as applicable, in the currency requested (including to the jurisdiction requested);

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provided that (A) the Requisite Revolving Credit Lenders may impose any limitation on the ability of an Additional Revolving Credit Borrower to borrow under the Revolving Credit Facility which they deem reasonably necessary, (B) Holdings may not become an Additional Revolving Credit Borrower and (C) until the Administrative Agent notifies the other Secured Parties and the Company that all documents and evidence required under this Section 2.19 are in form and substance satisfactory to it and if any limitation is imposed pursuant to clause (A), the Requisite Revolving Credit Lenders, that Additional Revolving Credit Borrower may not use any Revolving Credit Facility.

(b) Any Additional Revolving Credit Borrower that becomes party to this Agreement pursuant to Section 2.19(a) above shall be permitted to borrow under the Revolving Credit Facility pursuant to the terms and conditions of this Agreement, in the same currencies as any Borrower incorporated or formed in the same jurisdiction as such Additional Revolving Credit Borrower. If such Additional Revolving Credit Borrower is not incorporated or formed in the same jurisdiction as any other Borrower, such Additional Revolving Credit Borrower shall be permitted to borrow under the Revolving Credit Facility only in the currencies (among Dollars and any Alternate Currency) agreed in writing by all Revolving Credit Lenders at the time such Revolving Credit Lender consent to such Subsidiary becoming an Additional Revolving Credit Borrower pursuant to Section 2.19(a)(iii) above.

Section 2.20 Defaulting Lender.

(a) Reallocation of Defaulting Lender Commitment. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Obligations and any outstanding Swing Loans:

(i) the Ratable Portion of such Defaulting Lender with respect to any Letter of Credit Obligations and any outstanding Swing Loans will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the date such Lender becomes a Defaulting Lender) among the Revolving Credit Lenders that are Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided, that (A) the sum of each Non-Defaulting Lender’s Ratable Portion of the Revolving Credit Outstandings may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Borrower, the Administrative Agent, any Issuer, any Swing Loan Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; provided that to the extent that amounts are reallocated among the Revolving Credit Lenders in accordance with this clause (i) any cash collateral that was provided pursuant to clause (b) with respect to any such Letter of Credit Obligations or Swing Loans, the cash collateral requirement pursuant to such clause (b) will terminate and the each applicable Issuer and Swing Loan Lender will cause any cash collateral posted with respect to their respective Letter of Credit Obligations or Swing Loans, as the case may be, to be returned to the applicable Revolving Credit Borrower subject to any terms relating to such cash collateral;

(ii) to the extent that any portion (the “unreallocated portion”) of the Ratable Portion of such Defaulting Lender with respect to any Letter of Credit Obligations and any outstanding Swing Loans cannot be so reallocated, each applicable

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Revolving Credit Borrower will promptly, and in no event later than 10 Business Days after any demand by the Administrative Agent (at the direction of the Issuers and/or the Swing Loan Lenders, as the case may be), (A)(x) cash collateralize the obligations of such Revolving Credit Borrower to the Issuers in respect of such Letter of Credit Obligations, in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Obligations on terms acceptable to the Administrative Agent and such Issuer and (y) in the case of such outstanding Swing Loans, prepay (subject to clause (iii) below) and/or cash collateralize (on terms reasonably acceptable to the Administrative Agent and such Swing Loan Lender) in full the unreallocated portion thereof, or (B) make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuers and the Swing Loan Lenders, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender, in each case without duplications with respect to any prior actions taken with respect to such Letter of Credit Obligations and Swing Loans pursuant to clause (b) below; and

(iii) any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated, non-interest bearing account until (subject to Section 2.18) the termination of the Commitments and payment in full of all Obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to any Issuer or the Swing Loan Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and Reimbursement Obligations then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all Obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Cash Collateral Call. If any Lender becomes, and during the period it remains, a Potential Defaulting Lender, if any Letter of Credit or Swing Loan is at the time outstanding, any Issuer or Swing Loan Lender, as the case may be, may, by notice to the Revolving Credit Borrowers and such Potential Defaulting Lender through the Administrative Agent, require each applicable Revolving Credit Borrower to cash collateralize (on terms reasonably acceptable to the Administrative Agent and such Issuer or Swing Loan Lender, as applicable) the obligations of such Revolving Credit Borrower to such Issuer or Swing Loan Lender, as applicable, in respect of such Letter of Credit or Swing Loan, as applicable, in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Potential Defaulting Lender in respect thereof within 10 Business Days after any such notice from the Administrative Agent, or to make other arrangements satisfactory to the Administrative Agent, and to such Issuer or such Swing Loan Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Potential Defaulting Lender.

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(c) Termination of Defaulting Lender Commitments. The Borrowers may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.13 (Payments and Computations) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuers, the Swing Loan Lenders or any Lender may have against such Defaulting Lender.

(d) Cure. If the Borrowers, Administrative Agent, the Issuers and the Swing Loan Lenders agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the closing date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.20(a) (Defaulting Lender)), (i) such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause such Lender’s Ratable Portion to be on a pro rata basis in accordance with their respective Commitment, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender and (ii) the cash collateral requirements set forth in this Section 2.20 will terminate and the each applicable Issuer and Swing Loan Lender will cause any cash collateral posted with respect to their respective Letter of Credit Obligations or Swing Loans, as the case may be, to be returned to the applicable Revolving Credit Borrower subject to any terms relating to such cash collateral; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender or Potential Defaulting Lender.

(e) Notices. The Administrative Agent will promptly send to each Lender and Issuer a copy of any notice to the Company provided for in this Section 2.20.

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ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions Precedent to Initial Loans and Letters of Credit.

The obligation of each Lender to make the Loans requested to be made by it and the obligation of each Issuer to Issue Letters of Credit hereunder, shall not become effective until the date (the “Closing Date”) on which each of the following conditions precedent is satisfied or duly waived in accordance with Section 11.1 (Amendments, Waivers, Etc.):

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

(i) this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note or Notes of the Borrower conforming to the requirements set forth herein;

(ii) each Guaranty set forth on Schedule 3.1(a)(ii) (Guarantees), duly executed and delivered by each Guarantor as set forth on Schedule 3.1(a)(ii) (Guarantees) opposite such Guaranty; and

(iii) each Pledge and Security Agreement set forth on Schedule 3.1(a)(iii) (Pledge and Security Agreements), duly executed and delivered by each Loan Party as set forth on Schedule 3.1(a)(iii) (Pledge and Security Agreements) opposite such Pledge and Security Agreement, together with each of the following:

(A) evidence reasonably satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered on the Closing Date, the Administrative Agent (for the benefit of the applicable Secured Parties) shall have a valid and perfected first priority security interest in the Collateral to the extent provided in the Collateral Documents (subject to Liens on the applicable assets otherwise permitted hereby), including (x) such documents duly executed by each such Loan Party as the Administrative Agent may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC (and comparable Requirements of Law in the applicable Material Jurisdictions)), patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office (and in comparable government offices in the applicable Material Jurisdictions), as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the applicable Pledge and Security Agreement and (y) copies of UCC search reports (and comparable search reports in the applicable Material Jurisdictions) as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or are permitted pursuant to Section 8.2 (Liens));

(B) share certificates representing all of certificated Pledged Stock being pledged pursuant to such Pledge and Security Agreement, to the extent deliverable, and stock powers for such share certificates executed in blank;

(C) the Foreign Qualifying Notes and any other instruments being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Administrative Agent or in blank;

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(iv) each Mortgage set forth on Schedule 3.1(a)(iv) duly executed and delivered by each Loan Party or Loan Party named as a party thereto, in each case together with (x) Mortgagee’s Title Insurance Policies, which policies shall include survey coverage (or, with respect to real estate located outside the United States, the equivalent customary comfort provided to secured creditors pursuant to local practice, if any), as-built surveys (or, with respect to real estate located outside the United States, the equivalent customary comfort provided to secured creditors pursuant to local practice, if any) and a certification with respect to Owned Real Property located in the United States for which a Mortgage is being delivered on the Closing Date, by the applicable Loan Party, in a form acceptable to the title company certifying that there has been no material change to the Owned Real Property that warrants an updated survey and (y) an opinion of counsel in each state in which any Mortgage is to be recorded with respect to the enforceability of each such Mortgage, each in form and substance and from counsel satisfactory to the Administrative Agent;

(v) a favorable opinion of (A) Jones Day, U.S. counsel to the Loan Parties, in substantially the form of Exhibit G (Form of Opinion of U.S. Counsel for the Loan Parties), addressed to the Administrative Agent and the Lenders and (B) local counsel as to the enforceability of the applicable Loan Documents to be executed on the Closing Date and such other matters as reasonably requested by the Administrative Agent in the applicable jurisdictions, in form and substance reasonably acceptable to the Administrative Agent;

(vi) a certificate dated as of a recent date from the Secretary of State of the jurisdiction of organization of each Domestic Loan Party attesting to the good standing of each such Domestic Loan Party;

(vii) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified (if appropriate in such jurisdiction) as of a recent date by the Secretary of State of the state of organization (or other appropriate official) of such Loan Party, together with certificates (if available) of such official (if available) attesting to the good standing of each such Loan Party;

(viii) a certificate of the Secretary or an Assistant Secretary (or other appropriate officer) of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party or other authorized signatory that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vii) above;

(ix) a certificate of a Responsible Officer of the Company certifying that (A) each Borrower is Solvent and (B) the Company and its Subsidiaries on a consolidated basis are Solvent, after giving effect to the Loans made, and Letters of Credit Issued, on the Closing Date, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto;

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(x) a certificate of

(A) a Responsible Officer of the Company certifying that (x) the condition set forth in Section 3.2(b) (Representations and Warranties; No Defaults) has been satisfied and (y) no litigation shall have been commenced against any Diversey Entity could reasonably be expected to have a Material Adverse Effect; and

(B) a Responsible Officer of the Company certifying that on the Closing Date the Company is in compliance with Collateral Coverage Requirement on a pro forma basis for the Transactions;

(xi) evidence satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of Holdings, the Borrower and its Subsidiaries;

(xii) such other certificates, documents, agreements and information respecting any Diversey Entity as any Lender through the Administrative Agent may reasonably request;

(xiii)(A) a copy of each Related Document, duly executed and delivered by each party thereto on terms and conditions satisfactory to the Administrative Agent and (B) a certificate of a Responsible Officer of the Company certifying that each such Related Documents is in a form substantially similar to the form delivered to and approved by the Administrative Agent and that no provision therein has been waived, each of the representations and warranties therein are true and correct in all material respects and no default or event that, with the giving of notice or lapse of time or both would be a default has occurred thereunder; and

(xiv) the Collateral Sharing Agreement duly executed and delivered by the parties thereto.

(b) Financial Statements. The Lenders shall have received (i) the consolidated capitalization table of Holdings and its Subsidiaries, giving effect to the transactions contemplated hereby, on a Pro Forma Basis, as of October 2, 2009, together with a certificate of a Responsible Officer of the Borrower to the effect that such statements accurately present the financial position of the Borrower and its Subsidiaries on a Pro Forma Basis, (ii) audited financial statements of the Borrower and its subsidiaries for the fiscal period ending December 31, 2008 by Ernst & Young LLP which statements shall be unqualified and (iii) the Projections.

(c) Fee and Expenses Paid. (i) There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, the Joint Lead Arrangers and the Lenders, as applicable all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter) and (ii) the

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Company shall have paid, or otherwise made arrangements satisfactory to Goldman Sachs Lending Partners LLC to pay Goldman Sachs Lending Partners LLC or its Affiliates, all payments and expenses described in the payment letter between affiliates of Goldman Sachs Lending Partners LLC and the Company.

(d) Equity Contribution: The Transactions shall have been consummated, or shall be consummated substantially simultaneously with the Closing Date, in accordance with the terms of the Investment Agreement and the Redemption Agreement without giving effect to any amendments or waivers under either such agreement that are materially adverse to the Lenders without the consent of each Lender. The amount of the Equity Contribution shall not be less than $477,000,000 on the Closing Date and the proceeds from the Equity Contribution, together with the proceeds from borrowings made on the Closing Date pursuant to the Facilities, the Senior Notes and the Holdco Notes, shall be sufficient to consummate the Transactions.

(e) Consents, Etc. Each Diversey Entity shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each Diversey Entity (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (ii) to maintain the creation and perfection of the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

(f) Debt Refinancing: The Company shall have received $400,000,000 in gross proceeds from the issuance and sale of the Senior Notes, which shall have been issued with terms and subject to conditions reasonably acceptable to each Lender. The Existing Specified Indebtedness shall have been repaid, redeemed, defeased or otherwise discharged in accordance with the funds flow delivered pursuant to clause (j) below. All commitments relating to the Existing Specified Indebtedness shall have been terminated and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably acceptable to each Lender.

(g) No Other Debt. After giving effect to the Transactions, Holdings and its subsidiaries shall have no third party indebtedness for borrowed money or preferred stock held by third parties other than Indebtedness permitted under Section 8.1.

(h) [Reserved].

(i) Material Adverse Effect. There shall have occurred no circumstance, change or condition that has resulted in, or could reasonably be expected to result in, any Material Adverse Effect since December 31, 2008.

(j) Funds Flow Statement. The Company shall have delivered in advance of the Closing Date, to the Administrative Agent an executed statement of funds flow, authorizing the flow of funds necessary to consummate the Transactions.

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Section 3.2 Conditions Precedent to Each Loan and Letter of Credit.

The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuer shall have received a duly executed Letter of Credit Request.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i) the representations and warranties set forth in Article IV (Representations And Warranties) and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date and except that the representations and warranties made in Section 4.12 (Environmental Matters) shall be true and correct in all material respects except for any exceptions thereto that would not be reasonably expected to result in Environmental Liabilities and Costs that would have a Material Adverse Effect;

(ii) no Default or Event of Default shall have occurred and be continuing; and

(iii) at the time of, and after giving effect to the proposed Borrowing, the Company shall be in pro forma compliance with the financial covenants set forth in Article V (Financial Covenants) hereof.

(c) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

Each submission by any Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by such Borrower of the proceeds of each Loan requested therein, and each submission by any Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by Holdings and the Borrowers as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3 Determinations of Initial Borrowing Conditions.

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of

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the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the initial Borrowing or Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing.

Section 3.4 Additional Conditions to Issuances.

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuers will not be required to Issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swing Loan Lenders will not be required to make any Swing Loan, unless the Administrative Agent and such Swing Loan Lender or Issuer, as the case may be is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or by cash collateralization or a combination thereof reasonably satisfactory to the Administrative Agent and such Swing Loan Lender or Issuer, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, each of Holdings and each Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date, after giving effect to the making of the Loans and the other financial accommodations on the Closing Date, and on and as of each date as required by Section 3.2(b)(i) (Representations and Warranties; No Defaults):

Section 4.1 Organization, Good Standing, Power, Etc. Each Loan Party (a) is validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, (b) is duly qualified to do business and is in good standing (if applicable) under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect in the aggregate over all such failures, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, except where the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with its Constituent Documents, except where failure to comply would not be reasonably expected to have a Material Adverse Effect.

Section 4.2 Capitalization of the Loan Parties. Schedule 4.2 (Ownership of Subsidiaries) sets forth a complete and accurate list showing, as of the Closing Date, all Subsidiaries of Holdings and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Company and specifying whether such Subsidiary is a Material Subsidiary.

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Section 4.3 Corporate Power; Authorization; Enforceable Obligations.

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions To Loans And Letters Of Credit) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of, or collaterally assigned to, the Secured Parties, as the case may be, pursuant to the Collateral Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than (A) those that have been or will be, prior to the Closing Date, obtained or made, and each of which on the Closing Date will be in full force and effect, (B) with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents and (C) those the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms subject only to Applicable Laws relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally and (ii) general equitable principles including the discretion that a court may exercise in the granting of equitable remedies.

Section 4.4 Financial Statements and Other Information.

(a) The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2008 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the Fiscal Year then ended, certified by the Company’s Accountants, copies of which have been furnished to the Lenders, fairly present the consolidated financial condition of the Company and its Subsidiaries as at such dates and the consolidated results of the operations of the Company and its Subsidiaries for the period ended on such dates in conformity with GAAP.

(b) Neither Holdings nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto or otherwise permitted by this Agreement.

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(c) The Projections have been prepared by the Company in light of the past operations of its business and are based upon estimates and assumptions stated therein, all of which the Company believed at the time of preparation to be reasonable and fair in light of current conditions and current facts then known to the Company and, as of the Closing Date, no conditions or facts have come to the attention of the Company that have led the Company to believe that such estimates and assumptions do not continue to be reasonable and fair and as of the Closing Date. The Projections reflect the Company’s good faith and reasonable estimates of the future financial performance of the Company and its Subsidiaries and of the other information projected therein for the periods set forth therein.

(d) The unaudited pro forma consolidated capitalization table of Holdings and its Subsidiaries, a copy of which has been delivered to each Lender pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), has been prepared as of October 2, 2009 and reflects as of such date, on a Pro Forma Basis, the consolidated financial condition of Holdings and its Subsidiaries, and the assumptions expressed therein were reasonable based on the information available to Holdings at the time so furnished and on the Closing Date.

Section 4.5 Material Adverse Effect.

Since December 31, 2008, there has been no Material Adverse Effect under clause (a) of the definition thereof.

Section 4.6 Taxes.

Except to the extent the following would not, in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) All U.S. federal and state tax returns, reports and statements (excluding information returns) (the “US Tax Returns”) and all local U.S. and all U.S. information returns, foreign tax returns, reports and statements (collectively, the “Other Tax Returns” and, together with the US Tax Returns, the “Tax Returns”) required to be filed by each Diversey Entity or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct, and all taxes, charges and other impositions reflected therein have been paid prior to the date when due except where contested in good faith and by appropriate proceedings if adequate reserves have been established on the books of such Diversey Entity or such Tax Affiliate in conformity with GAAP;

(b) Except as set forth on Schedule 4.6 (Tax Matters), no US Tax Return and no Other Tax Return, is under audit or examination by any Governmental Authority and no written notice of an audit or examination of any claim for Taxes has been received from any Governmental Authority;

(c) Proper amounts have been withheld by each Diversey Entity from its employees for all periods in full compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities;

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(d) Except as disclosed on Schedule 4.6 (Tax Matters), no Diversey Entity has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any Taxes;

(e) Except as disclosed on Schedule 4.6 (Tax Matters), no Diversey Entity is currently party to any tax sharing agreement or arrangement other than with other Diversey Entities; and

(f) As of the Closing Date, the Euro Term Borrower is treated as a corporation for U.S. federal income tax purposes.

Section 4.7 Real Property.

(a) Schedule 4.7(a) (Owned Real Estate) sets forth a complete list of all Material Real Property owned by any Diversey Entity as of the Closing Date (each, an “Owned Property”), and Schedule 4.7(b) (Material Leases) sets forth a complete list of all Material Leases.

(b) Each of the Material Leases is in full force and effect and, prior to the Closing Date, a current and complete copy of each Material Lease has been delivered to the Administrative Agent.

(c) Except as disclosed in Schedule 4.7(a) (Owned Real Estate), the Company and its Subsidiaries have valid fee simple title to all Owned Properties located within the United States and a substantially equivalent ownership interest in the Owned Properties located in each other jurisdiction and all buildings, structures and other improvements located thereon, free and clear of all Liens, other than Liens permitted under Section 8.2 (Liens).

(d) Except as disclosed in Schedule 4.7(b) (Material Leases), either the Company or a Subsidiary thereof has a valid, binding and enforceable leasehold interest and actual possession in and to the properties and all buildings, structures or other improvements located thereon pursuant to such Material Leases in each case free and clear of all Liens, except Liens permitted under Section 8.2 (Liens, Etc.,);

(e) All of the buildings, fixtures and improvements included on or in the Material Real Property or the property subject to a Material Lease are in satisfactory condition and repair for the continued use of the Material Real Property or the property subject to a Material Lease in the ordinary course of business consistent with past practices.

Section 4.8 Material Contracts. Neither the Company nor any of its Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable to the Company or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

Section 4.9 Intellectual Property Rights. The Loan Parties own or have obtained a license for or otherwise have the right to use all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, trade secrets, know-how, franchises, authorizations and other intellectual property rights that are material to the Company and its Subsidiaries, taken as a whole, without infringement upon or conflict with the rights of any other Person with respect thereto, except

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in each case for those circumstances where the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect, including all trade names associated with any private label brands of any Loan Party or any of its Subsidiaries, and to each Loan Party’s knowledge no use of the foregoing intellectual property by such Loan Party infringes upon any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except in each case for those circumstances where such use, claim or litigation would not be reasonably expected to have a Material Adverse Effect.

Section 4.10 Litigation.

(a) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or revenues, (x) except as described on Schedule 4.10, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated thereby or (y) which would be reasonably expected to have a Material Adverse Effect.

(b) The performance by any Diversey Entity of its obligations under any Loan Document or any Related Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.11 Compliance with Law; Authorizations.

(a) Each Diversey Entity (i) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate over all such failures, have a Material Adverse Effect and (ii) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate over all such failures, have a Material Adverse Effect.

(b) To the knowledge of each Diversey Entity, there are no Requirements of Law applicable to any Diversey Entity the compliance with which by such Diversey Entity, as the case may be, would have a Material Adverse Effect in the aggregate over all such compliances.

Section 4.12 Environmental Matters.

(a) The Diversey Entities currently have and for the past three years have had all Environmental Permits required for the conduct of their business as conducted prior the Closing Date and are and have for the past three years been in compliance with such Environmental Permits and the other requirements of Environmental Laws, except for non-compliance or the failure to have a Permit which has not resulted, and would not reasonably be expected to result, in Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the Diversey Entities, the Dollar Equivalent of which exceeds $5,000,000 individually or $10,000,000 in the aggregate. All of such environmental Permits are in full force and effect, and there are no Environmental Claims pending or, to the knowledge of any Diversey Entity, threatened which could result in the revocation, cancellation or suspension of any such

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Permits, except where such revocation, cancellation or suspension could not reasonably be expected to result in Environmental Liabilities and Costs, the Dollar Equivalent of which exceeds $5,000,000 individually or $10,000,000 in the aggregate.

(b) None of the Diversey Entities has within the last three years received any written notice from any Governmental Authority or other third party with respect to any violation of or any liability (including any liability with respect to a Release) as of the date on which this representation is given or repeated under any Environmental Laws that, in either case, has resulted, or would reasonably be expected to result, in Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the Diversey Entities, the Dollar Equivalent of which exceeds $5,000,000 individually or $10,000,000 in the aggregate, which has not been complied with or satisfied without remaining obligation, cost or liability and, to the knowledge of any Diversey Entity, there is no such violation, liability or Release that is reasonably likely to lead to the service of any such written notice.

(c) No real property contains or, to the knowledge of any Diversey Entity, has ever contained, any underground storage tanks, surface impoundments, pits, sumps, septic tanks or lagoons containing any Contaminant, the presence of which are in violation of Environmental Laws or in relation to which Releases have occurred, which violation or Release has resulted, or would reasonably be expected to result, in Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the Diversey Entities, the Dollar Equivalent of which exceeds $10,000,000 in the aggregate.

(d) None of the Diversey Entities has received any written notice, claim, or request for information relating to any third-party location or waste disposal site alleging that any Diversey Entity is or may be liable to any Person or Governmental Authority in connection with Environmental Matters relating to or arising from any such location or site and, to the knowledge of each Diversey Entity, there are no circumstances that are reasonably likely to lead to the service of any such written notice, except where such notice, claim or request for information is not reasonably expected to result in Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the Diversey Entities, the Dollar Equivalent of which exceeds $5,000,000 individually or $10,000,000 in the aggregate.

(e) No Contaminant has been Released at any of the real property in violation of Environmental Laws or in relation to which Remedial Actions are or would be required, which in either case, would reasonably be expected to result in Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the Diversey Entities, the Dollar Equivalent of which exceeds $5,000,000 individually or $10,000,000 in the aggregate.

(f) The Company has provided the Administrative Agent with true and correct copies of all environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of each Diversey Entity or any real property of any of them that have been prepared since January 1, 2002, that are in the possession, custody or control of each Diversey Entity as of the Closing Date and that relate to matters that have, or would reasonably be expected to result in, Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the Diversey Entities, the Dollar Equivalent of which exceeds $10,000,000 in the aggregate.

(g) None of the Owned Property within the United States subject to a Mortgage is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

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(h) To the knowledge of each Diversey Entity, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of each Diversey Entity or of real property owned, operated or leased by each Diversey Entity or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate over all such facts, circumstances or conditions, would not have a reasonable likelihood of each Diversey Entity and its Subsidiaries incurring Environmental Liabilities and Costs, the Dollar Equivalent of which exceeds $7,500,000 individually or $50,000,000 in the aggregate.

(i) As of the Closing Date, no Environmental Lien has attached to any Material Real Property of any Diversey Entity or any of its Subsidiaries, and to the knowledge of each Diversey Entity, no facts, circumstances or conditions exist that could reasonably be expected to result in any Environmental Lien attaching to any such property, except for Environmental Liens the Dollar Equivalent of which do not exceed $5,000,000 individually or $10,000,000 in the aggregate.

(j) As of the Closing Date, none of the matters listed on Schedule 4.12 (Environmental Matters) individually, or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 4.13 Labor Matters.

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving any Diversey Entity, other than those that, in the aggregate over all such strikes, work stoppages, slowdowns or lockouts, would not have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.13(b) (Labor Matters), there are no unfair labor practices, grievances or complaints pending, or, to any Diversey Entity’s knowledge, threatened, against or involving any Diversey Entity, nor, to the knowledge of the Company, are there any arbitrations or grievances threatened involving any Diversey Entity, other than those that, in the aggregate over all such unfair labor practices, grievances, complaints, arbitrations and grievances, if resolved adversely to such Diversey Entity, would not have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.13(c) (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of any Diversey Entity.

Section 4.14 ERISA Matters.

(a) Schedule 4.14 (List of Plans) separately identifies as of the Closing Date all Title IV Plans, material Foreign Plans and all Multiemployer Plans.

(b) Each Plan intended to be qualified under Section 401(a) of the Code, or applicable law and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS (if applicable) and, to the knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any plan.”

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(c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for noncompliance that, in the aggregate, would not have a Material Adverse Effect.

(d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

(e) There are no Unfunded Pension Liabilities, except for such liabilities that, in the aggregate, would not have a Material Adverse Effect.

(f) Each Foreign Plan of Holdings, any of the Borrowers or any of their Subsidiaries is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan, except as, in the aggregate, would not have a Material Adverse Effect. With respect to each Foreign Plan, none of Holdings, the Borrowers, any of their Subsidiaries or any of their Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Holdings, the Borrowers or any of their Subsidiaries, directly or indirectly, to a tax or civil penalty which, individually or in the aggregate, results in a Material Adverse Effect. With respect to each Foreign Plan, reserves have been established in the financial statements furnished to Lenders in respect of any Unfunded Pension Liabilities to the extent required by applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained.

Section 4.15 Full Disclosure.

(a) The written information (other than the Projections and budgets, forecasts and pro forma financial information) prepared or furnished by each Diversey Entity in connection with this Agreement or the Related Documents or the consummation of the transactions contemplated hereunder and thereunder on or prior to the Closing Date taken as a whole, including on the Closing Date the information contained in the Disclosure Documents, as of the Closing Date, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein (in light of the circumstances in which they were made) not misleading as of the time when made or delivered.

(b) The Projections and budgets, forecasts and pro forma financial information that have been prepared by or on behalf of each Diversey Entity have been prepared in good faith based upon assumptions that were believed by management of the Diversey Entities to be reasonable at the time the Projections and such budgets, forecasts and pro forma financial information were prepared.

(c) The information hereafter furnished in writing by or on behalf of any Diversey Entity to the Administrative Agent pursuant to the terms of this Agreement will be true and accurate in all material respects.

Section 4.16 Use of Proceeds. The proceeds of the Term Loans will be used solely (i) to refinance Existing Specified Indebtedness and (ii) to pay related transaction costs, fees and expenses. The Revolving Credit Facility will be used solely to provide working capital from time to time for the Borrowers and their Subsidiaries and for other general corporate purposes.

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Section 4.17 Margin Regulations. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Borrowing will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.18 Investment Company Act; Other Regulations. No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. No Borrower is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Federal Reserve Board) which limits its ability to incur Indebtedness as contemplated hereby.

Section 4.19 Solvency. As of the Closing Date, after giving effect to the consummation of the Transactions (i) the Company and its Subsidiaries, on a consolidated basis, are Solvent and (ii) each Borrower is Solvent.

Section 4.20 Insurance. All material policies of insurance (including all self insurance arrangements) of any kind or nature of each Diversey Entity, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and, in the aggregate, are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. No Diversey Entity has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.21 Deposit Accounts; Securities Accounts. The only Deposit Accounts or Securities Accounts maintained by any Loan Party on the Closing Date are those listed on Schedule 4.21 (Deposit Accounts; Securities Accounts), which sets forth such information separately for each Loan Party.

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ARTICLE V

FINANCIAL COVENANTS

Each of the Borrowers and Holdings agrees with the Lenders and the Administrative Agent to each of the following as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1 Maximum Leverage Ratio.

The Company shall maintain a Leverage Ratio, as determined as of the last day of each Financial Covenant Period set forth below, for the Financial Covenant Period ending on such day of not more than the maximum ratio set forth below opposite such Financial Covenant Period:

FINANCIAL COVENANT PERIOD ENDING NEAREST TO	MAXIMUM LEVERAGE RATIO
December 31, 2009	4.75
March 31, 2010	4.75
June 30, 2010	4.75
September 30, 2010	4.75
December 31, 2010	4.75
March 31, 2011	4.75
June 30, 2011	4.75
September 30, 2011	4.50
December 31, 2011	4.50
March 31, 2012	4.50
June 30, 2012	4.50
September 30, 2012	4.00
December 31, 2012	4.00
March 31, 2013	4.00
June 30, 2013	4.00
September 30, 2013	3.75
December 31, 2013	3.75
March 31, 2014	3.75
June 30, 2014	3.75
September 30, 2014	3.50
December 31, 2014	3.50
March 31, 2015	3.50
June 30, 2015	3.50
September 30, 2015	3.50

Section 5.2 Minimum Interest Coverage Ratio.

The Company shall maintain an Interest Coverage Ratio, as determined as of the last day of each Financial Covenant Period, for the Financial Covenant Period ending on such day, of at least the minimum ratio set forth below opposite such Financial Covenant Period:

FINANCIAL COVENANT PERIOD ENDING NEAREST TO	MINIMUM INTEREST COVERAGE RATIO
December 31, 2009	2.75
March 31, 2010	2.75
June 30, 2010	2.75
September 30, 2010	2.75
December 31, 2010	2.75
March 31, 2011	2.75
June 30, 2011	2.75
September 30, 2011	3.00
December 31, 2011	3.00
March 31, 2012	3.00
June 30, 2012	3.00
September 30, 2012	3.25

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FINANCIAL COVENANT PERIOD ENDING NEAREST TO	MINIMUM INTEREST COVERAGE RATIO
December 31, 2012	3.25
March 31, 2013	3.25
June 30, 2013	3.25
September 30, 2013	3.25
December 31, 2013	3.25
March 31, 2014	3.25
June 30, 2014	3.25
September 30, 2014	3.25
December 31, 2014	3.25
March 31, 2015	3.25
June 30, 2015	3.25
September 30, 2015	3.25

Section 5.3 Capital Expenditures.

The Borrowers shall not permit the Dollar Equivalent of all Capital Expenditures to be made or incurred by any Diversey Entity during any Fiscal Year to exceed the sum of (a) $150,000,000 in the aggregate; provided, however, that to the extent that actual Capital Expenditures for any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year; provided further, however, that no portion of the such amount carried over from the previous Fiscal Year shall be allocated to Capital Expenditures in the next Fiscal Year until the amount allocated to the current Fiscal Year is exhausted; (b) the Available Amount and (c) the Available Excluded Contribution Amount.

ARTICLE VI

REPORTING COVENANTS

The Borrowers and Holdings agree with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1 Financial Statements. The Company shall furnish to the Administrative Agent, on behalf of the Lenders, one paper copy for each Lender upon request by such Lender and one electronic copy of each of the following:

(a) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Company and its Subsidiaries consisting of (A) consolidated unaudited balance sheets as of the close of such quarter setting forth in comparative form the balance sheets as of the close of the end of the prior Fiscal Year and (B) the related statements of income for such quarter and for that portion of the Fiscal Year ending as of the close of such quarter and cash flow for that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Company as fairly presenting the consolidated financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

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(b) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding the Company and its Subsidiaries consisting of consolidated balance sheets of the Company and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Company and its Subsidiaries being a going concern by the Company’s Accountants or any other material qualification or exception (other than any standard qualification or exception made by the Company’s Accountants that is not specifically related to the Company and/or its Subsidiaries), together with the report of such accounting firm stating that (i) such financial statements fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for material changes with which the Company’s Accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (ii) the examination by the Company’s Accountants in connection with such consolidated financial statements has been made in accordance with GAAP.

(c) Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer the Company (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Leverage Ratio (for purposes of determining the Applicable Unused Commitment Fee Rate) and demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) that is tested on a quarterly basis and the Collateral Coverage Requirement; (ii) certifying that the Company is in compliance with Collateral Coverage Requirement as of the end the most recently completed Financial Covenant Period and the name of each Subsidiary that first qualified as a Loan Party during such Financial Covenant Period; (iii) certifying that the Dollar Equivalent of the aggregate outstanding principal amount of all Working Capital Lines did not exceed $200,000,000 during such period, (iv) in connection with each delivery of a financial statement pursuant to clause (b) above, showing in reasonable detail the calculations used in determining Excess Cash Flow for the most recently completed Fiscal Year; (v) if the Available Amount was applied during such period, showing the Available Amount as of the end of such period; and (vi) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Company proposes to take with respect thereto.

(d) Budget. Not later than 90 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, the annual budget of the Company and its Subsidiaries on a consolidated basis for the current Fiscal Year approved by the Board of Directors of the Company, showing each Fiscal Quarter for the current Fiscal Year, and each succeeding Fiscal Year on an annual basis through the Fiscal Year in which the Tranche B Maturity Date is scheduled to occur.

Section 6.2 Default Notices. As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Diversey Entity has actual knowledge of the existence of any Default, Event of Default or other event that could reasonably be expected to result in a Material Adverse Effect, the Borrowers shall give the Administrative Agent notice specifying the nature of

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such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day. The Administrative Agent shall promptly notify the Lenders of any notices of Default or Event of Default received pursuant to Section 6.2.

Section 6.3 Litigation. Promptly after the commencement thereof, the Borrowers shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting any Diversey Entity that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrowers, exposes the Diversey Entities to liability, in each case, such that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

Section 6.4 SEC Filings; Press Releases. Promptly after the sending or filing thereof, the Company shall send the Administrative Agent copies of (a) all reports that Holdings or the Company sends to its respective security holders (other than members of the Johnson Family Group, members of the CD&R Group or members of the Unilever Group in each case, solely in their capacity as a holder of Stock of Holdings or a member of the board of director of Holdings) generally, (b) all reports and registration statements that Holdings, the Company or any of its respective Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of such Loan Party made available by Holdings or any of its Subsidiaries to the public.

Section 6.5 ERISA Matters. The Company, and with respect to any Foreign Plans, the applicable Borrower, shall furnish the Administrative Agent each of the following: (a) promptly and in any event within 30 days after the Company or any ERISA Affiliate knows or has reason to know that any ERISA Event or Foreign Benefit Event has occurred, written notice describing such event; (b) promptly and in any event within 30 days after the Company or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan, a written statement of a Responsible Officer of the Company describing such waiver request and the action, if any, Holdings, the Company and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and (c) concurrently on the date on which the Company or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; provided, however, that no such notice will be required under clauses (a), (b) or (c) above unless the event giving rise to such notice, when aggregated with all other such events under clause (a), (b) and (c) above, would be reasonably expected to result in a Material Adverse Effect.

Section 6.6 Environmental Matters. The Company shall provide to the Administrative Agent promptly and in any event within 10 days of any Diversey Entity learning of any of the following which would be reasonably likely to result in Environmental Liabilities and Costs, the Dollar Equivalent of which exceeds $7,500,000 individually or $40,000,000 in the aggregate in any one Fiscal Year or that would require disclosure under the Securities Act or any applicable Requirement of Law issued by the Securities and Exchange Commission, written notice of each of the following:

(a) that any Diversey Entity is or may be liable to any Person as a result of a Release or threatened Release;

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(b) the receipt by any Diversey Entity of notification that any Owned Property located within the United States is or is reasonably likely to be subject to any Environmental Lien;

(c) the receipt by any Diversey Entity of any notice of violation of or potential liability under, or actual knowledge by such Diversey Entity that there exists a condition reasonably expected to result in a violation of or liability under, any Environmental Law;

(d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law;

(e) any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Diversey Entity;

(f) any proposed action by any Diversey Entity or the enactment or promulgation of any change in Environmental Laws that, in the aggregate over all such actions or changes, have a reasonable likelihood of requiring any Diversey Entity to obtain any additional material Environmental Permits or make additional material capital improvements to obtain compliance with Environmental Laws; and

(g) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.7 Other Information. Holdings and the Borrowers shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of Holdings or any of its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each of the Borrowers and Holdings agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1 Preservation of Corporate Existence, Etc. Holdings and each Borrower shall, and shall cause each of its respective Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by the Permitted Reorganization Transactions, Sections 8.3 (Investments), 8.4 (Sale of Assets) and 8.6 (Restrictions on Fundamental Changes; Permitted Acquisitions); provided, however, that this Section 7.1 shall not apply to any Inactive Subsidiary; provided, further that any Non-Loan Party shall not be required to maintain any such rights, privileges or franchises if the failure to do so would not reasonably be expected to have a Material Adverse Effect.

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Section 7.2 Compliance with Laws, Etc. Holdings and each Borrower shall, and shall cause each of its respective Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate over all such failures, have a Material Adverse Effect.

Section 7.3 Conduct of Business. Holdings and each Borrower shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate over all such failures, have a Material Adverse Effect.

Section 7.4 Payment of Taxes, Etc. Holdings and each Borrower shall, and shall cause each of its respective Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where (a) contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of Holdings, the appropriate Borrower or the appropriate Subsidiary in conformity with GAAP or (b) the failure to comply with the covenants in this Section 7.4 would not, in the aggregate over all such failures, have a Material Adverse Effect.

Section 7.5 Maintenance of Insurance. Holdings and each Borrower shall (a) maintain for, or cause to be maintained by, each of its respective Subsidiaries insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates, and with respect to the Loan Parties, such other insurance as may be reasonably requested by the Requisite Lenders, and, in any event, all insurance required by any Collateral Documents and (b) cause all such insurance to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent; provided that, unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall turn over to the Company any amounts received by it as loss payee under any casualty insurance maintained by the Company or its Subsidiaries, the disposition of such amounts to be subject to the provisions of Section 2.9, and, unless an Event of Default shall have occurred and be continuing, the Administrative Agent agrees that the Company and/or the applicable Guarantor shall have the sole right to adjust or settle any claims under such insurance.

Section 7.6 Access. Holdings and the Company shall from time to time, permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within a reasonable time after written notification of the same during normal business hours to (a) examine and make abstracts from the records and books of account of Holdings, the Company and each of their respective Subsidiaries, (b) other than following the occurrence of Event of Default that is continuing, not more than twice in any Fiscal Year visit the properties of Holdings, the Company and such Subsidiaries, (c) discuss the affairs, finances and accounts of Holdings, the Company and each of their respective Subsidiaries with any of their respective officers or directors and (d) communicate directly with any certified public accountants (including the Company’s Accountants). Holdings, the Company and each of their respective Subsidiaries shall authorize its certified public accountants (including the Company’s Accountants) to disclose to the Administrative Agent or any Lender any and all financial statements, as the Administrative Agent or any Lender reasonably requests from Holdings, the Company or any of such Subsidiaries.

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Section 7.7 Keeping of Books. Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP or, in the case of a Foreign Subsidiary, such other applicable generally accepted accounting principles of all financial transactions and the assets and business of Holdings, the Borrowers and each such Subsidiary.

Section 7.8 Maintenance of Properties, Etc. Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to, maintain and preserve (a) in good working order and condition (subject to ordinary wear and tear) all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all material Permits) necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate over all such failures, have a Material Adverse Effect.

Section 7.9 Application of Proceeds. The Borrowers shall use the entire amount of the proceeds of the Loans as provided in Section 4.16 (Use of Proceeds).

Section 7.10 Environmental. Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to: (a) (i) comply in all material respects with, and require compliance in all material respects by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain all Environmental Permits necessary for its operations as conducted; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted, with respect to any property leased or subleased from, or operated by the Company or its Subsidiaries. For purposes of this Section 7.10(a), noncompliance with the foregoing provisions shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Company and any such affected Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect; and (b) comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect. Without limiting the foregoing, each Borrower or any Subsidiary of any Borrower shall, at its own cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release (a) conduct or pay for consultants to conduct, any appropriate tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions, if appropriate (subject to requirements under applicable leases to obtain the consent of any lessor thereunder) and (b) take or allow such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

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Section 7.11 Additional Collateral and Guaranties. To the extent not delivered to the Administrative Agent on or before the Closing Date, each of Holdings and each Borrower agrees to, and to cause each of their respective Subsidiaries to, promptly do each of the following:

(a) with respect to any Material Subsidiary as of the Closing Date, subject to any limitations imposed by any Requirement of Law, execute and deliver to the Administrative Agent such Collateral Documents and amendments to the Collateral Documents as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the applicable Secured Parties, a perfected first priority security interest (or equivalent under foreign law) (subject to Liens on the applicable assets otherwise permitted hereby) in the assets, Stock and Stock Equivalents and other debt Securities of such Material Subsidiary and reasonably requested to be pledged by the Administrative Agent within the applicable time period set forth on Schedule 7.14 (Post Closing Matters) following the Closing Date; provided, however, notwithstanding the foregoing, such actions shall not be required to the extent that, following any request by the Company, the Administrative Agent determines in its reasonable judgment that the costs or other consequences to the Company or its Subsidiaries of complying with any requirement in this clause (a) are excessive in view of the benefits to be obtained by the Secured Parties, giving due regard to all relevant circumstances including levels of Coverage EBITDA and Coverage Assets at the time of such determination;

(b) deliver to the Administrative Agent the certificates (if any) representing such Stock and Stock Equivalents and other debt Securities, together with (i) in the case of such certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of such certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of Holdings, the Borrower or such Subsidiary, as the case may be;

(c) with respect to any Person that becomes a Material Subsidiary after the Closing Date, subject to any limitations imposed by any Requirement of Law, cause such new Material Subsidiary (i) to become a party to a Guaranty and the applicable Collateral Documents and (ii) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the applicable Secured Parties a perfected security interest (or the applicable equivalent under foreign law) in the Collateral described in the applicable Collateral Documents with respect to such new Material Subsidiary, including the filing of UCC financing statements (or the applicable equivalent) in such jurisdictions as may be required by the Collateral Documents or by any Requirement of Law or as may be reasonably requested by the Administrative Agent; provided, however, such actions shall not be required to the extent that, following any request by the Company, the Administrative Agent determines in its reasonable judgment that the costs or other consequences to the Company or its Subsidiaries of complying with any requirement in this clause (c) are excessive in view of the benefits to be obtained by the Secured Parties, giving due regard to all relevant circumstances including levels of Coverage EBITDA and Coverage Assets at the time of such determination;

(d) if at any time the Collateral Coverage Requirement is not satisfied, then the Company shall take such actions necessary or advisable to cause one or more of its Subsidiaries that are not Loan Parties to become Loan Parties (whether or not constituting Material Subsidiaries) and to cause such Subsidiaries to comply with the requirements of clause (c) above as if such Subsidiaries were new Material Subsidiaries such that, after giving effect to the addition of such Subsidiaries as Loan Parties, the Collateral Coverage Requirement is satisfied; provided, however, such actions shall not be required to the extent that, following any request from the Company, the Administrative Agent determines in its reasonable judgment that the costs or other consequences to the Company or

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its Subsidiaries of complying with any requirement in this clause (d) are excessive in view of the benefits to be obtained by the Secured Parties, giving due regard to all relevant circumstances including levels of Coverage EBITDA and Coverage Assets at the time of such determination;

(e) (i) in the event any Foreign Subsidiary incurs Guaranty Obligations (other than in connection with any Permitted Temporary Guaranty) with respect to any Indebtedness of Holdings, any Parent Entity, the Company or any Domestic Subsidiary, in each case where such Indebtedness constitutes “United States property” held by such Foreign Subsidiary within the meaning of section 956 of the Code and has a principal amount in excess of $10,000,000 (such Indebtedness, “Supported U.S. Indebtedness”), the Company shall, upon the request of the Administrative Agent, cause such Foreign Subsidiary to become a party to a Guaranty with respect to the Obligations of the Company and any other Borrower that is a Domestic Subsidiary and (ii) in the event any Foreign Subsidiary pledges or grants a lien on or security interest in any of its property for the benefit of secured parties with respect to any Supported U.S. Indebtedness, the Company shall, upon the request of the Administrative Agent, cause such Foreign Subsidiary to pledge or grant a lien on or security interest in such property for the benefit of the Secured Parties with respect to the Obligations of the Company and any other Borrower that is a Domestic Subsidiary, in each case on a pari passu basis to the extent permitted by applicable law and by the terms of any prior pledges, liens or security interests; provided that if within 30 days after the receipt of a request from the Administrative Agent under this Section 7.11(e), such Guaranty Obligations, lien or security interest, as applicable, in each case with respect to the relevant Supported U.S. Indebtedness, is terminated, then neither the Company nor such Foreign Subsidiary shall be required to take any action pursuant to this Section 7.11(e) with respect to such Supported U.S. Indebtedness and the terminated Guaranty Obligations, lien or security interest;

(f) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent;

(g) notwithstanding anything else in the Loan Documents, the Company shall have the right to cause any Foreign Subsidiary to guaranty any Obligation of the Company and the Senior Notes (any such guaranty, a “Permitted Temporary Guaranty”), for such period and on such terms as the Company shall determine in its sole discretion, and the Administrative Agent shall take such actions reasonably requested by the Company to effectuate such Permitted Temporary Guaranty; and

(h) notwithstanding anything in the foregoing clauses (a) through (d), (i) no Loan Party shall be required to take any action pursuant to any such foregoing clause if such action would reasonably be expected to result in any material adverse tax consequences to Holdings, the Company and its Subsidiaries taken as a whole; (ii) no more than 65% of each series of the Stock of each first tier Foreign Subsidiary of any Domestic Loan Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation of any U.S. Borrower; (iii) no obligation of a Foreign Subsidiary held by any Domestic Loan Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation of any U.S. Borrower; and (iv) no Foreign Subsidiary shall be required to guaranty, and no assets of any Foreign Subsidiary shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation of any U.S. Borrower (for the avoidance of doubt, for purposes of this Section 7.11(e) and Section 7.12(b), the term “Obligation of any U.S. Borrower” shall not include any U.S. Borrower’s Guaranty of the Obligations of the Canadian Term Borrower or the Euro Term Borrower or any Additional Revolving Credit Borrower).

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Section 7.12 Real Property.

(a) The Borrowers shall, and shall cause each of their respective Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all of their respective Material Leases now or hereafter held respectively by them, (ii) not modify, amend, cancel, extend or otherwise change in any manner any term, covenant or condition of any such Material Lease except for such modifications which do not have a reasonable likelihood of materially and adversely affecting (x) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is party, or (y) the interests of the Lenders under the Loan Documents, (iii) not assign or sublet any other Material Lease if such assignment or sublet would have a Material Adverse Effect and (iv) provide the Administrative Agent with a copy of each notice of default under any Material Lease received by any Diversey Entity promptly after receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by any Diversey Entity under any Material Lease concurrently with its delivery of such notice under such Lease.

(b) If, at any time after the Closing Date, any Loan Party acquires a fee interest in any Material Real Property;

(i) at least 20 days prior to the closing of such acquisition, the Borrowers shall provide the Administrative Agent written notice thereof;

(ii) subject to any limitations imposed by any Requirement of Law, upon request of the Administrative Agent, the Company shall cause the applicable Loan Party to promptly (A) execute, deliver and record a first priority Mortgage (subject to Liens on the applicable Material Real Property otherwise permitted hereby) in favor of the Administrative Agent on behalf and for the ratable benefit of the applicable Secured Parties covering such Material Real Property, (B) provide the Administrative Agent with a Mortgagee’s Title Insurance Policy (or the equivalent with respect to property located outside the United States, if customary and available) covering such Material Real Property in an amount equal to the purchase price of such Material Real Property, (C) provide a current ALTA survey (or, with respect to Material Real Property located outside the United States of America, the equivalent customary comfort provided to secured creditors pursuant to local practice) thereof, (D) provide local counsel enforceability opinions with respect thereto and (E) provide such other agreements, documents and instruments as the Administrative Agent deems necessary or reasonably advisable, each of (A) through (E) being in form and substance reasonably satisfactory to the Administrative Agent and to be subject only to (x) Liens permitted under Section 8.2 (Liens, Etc.) and (y) such other Liens as the Administrative Agent may reasonably approve; provided that, notwithstanding anything to the contrary in this paragraph (ii), (1) no Loan Party shall be required to take any action that would reasonably be expected to result in any material adverse tax consequences to Holdings, the Company and its Subsidiaries taken as a whole, and (2) no Material Real Property of any Foreign Subsidiary shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation of any U.S. Borrower; and

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(iii) upon written request of the Administrative Agent, the Borrowers shall, and shall cause such Loan Party to provide Phase I environmental reports.

Section 7.13 Deposit Accounts; Securities Accounts. In the event (i) any Loan Party or any bank at which a Concentration Account is open or any financial institution at which a Material Securities Account (“Collateral Account Institution”) shall, after the Closing Date, terminate an agreement with respect to the maintenance of a Concentration Account or any Material Securities Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Collateral Account Institution to comply with the terms of the applicable Collateral Document, or (iii) the Administrative Agent determines in its sole discretion that the financial condition of the Collateral Account Institution has materially deteriorated, the Borrowers shall cause the applicable Loan Party to notify all of its obligors that were making payments to such terminated Concentration Account or any Material Securities Account, as the case may be, to make all future payments to another Concentration Account or Material Securities Account, as the case may be, in each case subject to a first priority security interest (subject to Customary Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties (subject only to Liens permitted under Section 8.2 (Liens, Etc.)).

Section 7.14 Post Closing Matters. The Borrowers shall, and shall cause each of their Subsidiaries to, satisfy the requirements set forth on Schedule 7.14 (Post Closing Matters) on or before the date set forth opposite such requirement or such later date as consented to by the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

Each of the Borrowers and Holdings agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1 Indebtedness. Neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a) the Secured Obligations (but in the case of Secured Obligations (i) under Working Capital Lines, up to an aggregate outstanding principal amount, the Dollar Equivalent of which shall not exceed $200,000,000 at any time and (ii) under Interest Rate Contracts, to the extent entered into in the ordinary course of business and not for speculative purposes;

(b) the Senior Notes and the Holdco Note;

(c) unsecured Indebtedness of any Term Borrower evidenced by any senior notes, other senior debt securities, or other senior indebtedness (collectively, “Senior Ratio Indebtedness”) or subordinated notes, other subordinated debt securities or other subordinated indebtedness subordinated in right of payment to the Obligations (“Subordinated Ratio Indebtedness”); provided that (i) immediately before and after giving effect to each issuance of such Senior Ratio Indebtedness or Subordinated Ratio Indebtedness, the Leverage Ratio of the Company as at the last day of the most recent Financial Covenant Period for which Financial Statements

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have been delivered pursuant to Sections 6.1 (Financial Statements) is less than 3.00 to 1:00, (ii) any such Senior Ratio Indebtedness or Subordinated Ratio Indebtedness shall have a stated maturity date at least 91 days after the Tranche B Maturity Date and (iii) any Senior Ratio Indebtedness or Subordinated Ratio Indebtedness in the form of debt securities shall, at the time of issuance or incurrence, have a weighted average life of not less than the remaining weighted average life of the Term Loans plus 91 days;

(d) Indebtedness (other than Indebtedness permitted by clauses (a) through (c) above) (i) existing on the Closing Date, and disclosed on Schedule 8.1 (Existing Indebtedness) (together with any renewal, extension, refinancing or refunding pursuant to clause (j) below) and (ii) under any Existing Seller Note Indenture or Existing Subordinated Note Indentures remaining outstanding following the Recapitalization Transactions for a period of 30 days following the Closing Date;

(e) Guaranty Obligations incurred by:

(i) a Diversey Entity in respect of Indebtedness of a Loan Party that is permitted by this Section 8.1; provided that Guaranty Obligations in respect of the Senior Notes or Indebtedness permitted pursuant to Section 8.1(a), (b), (c) and (q)(x) shall be permitted only to the extent that such Guaranty Obligations are incurred by Guarantors or the Company;

(ii) a Loan Party (other than Holdings) in respect of Indebtedness of a Non-Loan Party,

(iii) a Non-Loan Party in respect of Indebtedness of another Non-Loan Party that is permitted by this Section 8.1,

(iv) a Diversey Entity (other than Holdings) in respect of Indebtedness of any Person (other than a Diversey Entity) up to a maximum aggregate outstanding principal amount, the Dollar Equivalent of which shall not exceed $10,000,000 at any time;

(v) in connection with sales or other dispositions permitted under Section 8.4, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value,

(vi) consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Subsidiaries in the ordinary course of business,

(vii) in respect of Investments expressly permitted by Section 8.3(m), (n), or (t),

(viii) in respect of third-party loans and advances to officers or employees of any Parent Entity, Holdings, the Company or any of its Subsidiaries incurred in the ordinary course of business permitted under Section 8.3(k);

(ix) in respect of Indebtedness or other obligations of a Person (other than a Diversey Entity) in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or

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beneficial ownership interest than the Company or any of its Subsidiaries, and the aggregate outstanding amount of such Indebtedness, together with the aggregate amount of Investments pursuant to Section 8.3(m) the Dollar Equivalent of which does not exceed an aggregate of $50,000,000 for each Fiscal Year; and

(x) a Foreign Subsidiary under a Permitted Temporary Guaranty in respect of Indebtedness otherwise permitted under this Section 8.1;

provided, however, that if any Indebtedness referred to in clauses (i) through (iv) above is subordinated in right of payment to the Obligations or to any Liens securing the Collateral, then any corresponding Guaranty Obligations shall be subordinated to substantially the same extent.

(f) Capital Lease Obligations and purchase money Indebtedness incurred by the Company or a Subsidiary of the Company to finance the acquisition, leasing, construction or improvement of fixed assets; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.3 (Capital Expenditures) and that the Dollar Equivalent of the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness (together with any renewal, extension, refinancing or refunding pursuant to clause (j) below) shall not exceed $50,000,000 at any time;

(g) (i) Indebtedness (A) of a Special Purpose Entity under a Securitization Facility; provided that (1) such Indebtedness is not recourse to any other Diversey Entity or the assets of any Diversey Entity, in each case that is not a Securitization Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to any such Diversey Entity (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, incurred at such time to the maximum extent of such recourse under one or more of the other provisions of this Section 8.1 for so long as such Indebtedness shall be so recourse, (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as incurred under this Section 8.1(g)(i), and (4) the payment of principal and interest in respect of such Indebtedness is not guaranteed by any other Diversey Entity and (ii) Indebtedness of the Company or any Subsidiary of the Company incurred in connection with any recourse factoring or similar arrangements relating to the collection of accounts receivable permitted hereunder, provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of the Indebtedness under this Section 8.1(g) shall not exceed $200,000,000 at any time;

(h) Indebtedness of Foreign Subsidiaries of the Company in support of working capital needs (other than the Working Capital Lines) up to an aggregate outstanding principal amount, the Dollar Equivalent of which shall not exceed $150,000,000 at any time;

(i) working capital advances consisting of obligations of the Company or any Subsidiary of the Company to (i) pay to a member of the Unilever Group accounts receivable collected by the Company or any Subsidiary of the Company under the Sales Agency Agreement (or related agreements), and (ii) repay any additional amounts received from a member of the Unilever Group to fund the operating expenses of the Company or any Subsidiary of the Company under the Sales Agency Agreement;

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(j) renewals, extensions, refinancings and refundings of Indebtedness (in whole or in part) permitted by:

(i) clause (d) or (f) above or this clause (j); provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of (plus accrued interest, any premium and reasonable commission, fees and expenses) and (B) such Indebtedness has a weighted average maturity no shorter than the weighted average maturity of the Indebtedness so renewed, extended, refinanced or refunded; and

(ii) clause (c) or (q) hereof; provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of (plus accrued interest, any premium and reasonable commission, fees and expenses), (B) any Liens securing such Indebtedness are limited to the assets or property that secured or would have secured the Indebtedness being renewed, extended, refinanced or refunded and without any change in the class or category of assets or property subject to such Lien; (C) no Diversey Entity that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (D) if the Indebtedness that is renewed, extended, refinanced or refunded was subordinated in right of payment to the Obligations, then the terms and conditions of the renewal, extension, refinancing, refunding must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the renewed, extended, refinanced or refunded Indebtedness and (E) such Indebtedness has (x) a stated maturity date that is (i) at least 91 days after the Tranche B Maturity Date and (ii) not earlier than the stated maturity date of the Indebtedness that is renewed, extended, refinanced or refunded and (y) a weighted average life, at the time of issuance or incurrence, of not less than the remaining weighted average life of the Indebtedness that is renewed, extended, refinanced or refunded;

(k) Indebtedness of any Diversey Entity to any other Diversey Entity to the extent the Investment in such Indebtedness is permitted under Section 8.3(e) (Investments);

(l) Indebtedness of the Company or a Subsidiary of the Company arising under any performance or surety bond entered into in the ordinary course of business;

(m) Indebtedness in respect of any letters of credit issued in favor of any Issuer or Swing Loan Lender to support any Defaulting Lender’s participation in Letters of Credit or Swing Loans as provided for in Section 3.4, in each case to the extent not exceeding the maximum amount of such participations;

(n) Indebtedness incurred under any agreement pursuant to which a Person provides cash management services or similar financial accommodations to a Diversey Entity;

(o) Indebtedness of Holdings arising under the Stockholders Agreement with respect to any obligations of Holdings to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents;

(p) Indebtedness constituting indemnities and adjustments (including pension plan adjustments and contingent payments adjustments) under the Stockholders Agreement and the Investment Agreement);

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(q) (x) unsecured Indebtedness of the Company or any of its Subsidiaries incurred to finance the purchase price of, or (y) Indebtedness of the Company or any of its Subsidiaries assumed in connection with, any Permitted Acquisition; provided that (i) in the case of clause (x)(A) such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such acquisition or in connection with a refinancing thereof, (B) has a stated maturity date at least 91 days after the Tranche B Maturity Date, (C) the Company is in compliance with each of the covenants contained in Article V, calculated on a pro forma basis before and after the incurrence of any such Indebtedness (including any Indebtedness assumed in connection with such acquisition) and (D) such Indebtedness does not exceed 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with such acquisition) and (ii) if such Indebtedness is being assumed under clause (y), such Indebtedness shall not have been incurred by any party in contemplation of a Permitted Acquisition and (iii) immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(r) Indebtedness of Holdings, the Company or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(s) Indebtedness of Holdings, the Company or any of its Subsidiaries arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(t) Indebtedness of the Company or any of its Subsidiaries in respect of Capital Leases which have been funded solely by Investments of the Company and its Subsidiaries permitted by Section 8.3(r);

(u) Indebtedness of the Company or any of its Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Company or such Subsidiary that were issued in connection with the financing or refinancing of such property or assets, provided, that, the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $25,000,000;

(v) Indebtedness of the Company or any of its Subsidiaries in respect of any Sale and Leaseback Transaction to the extent permitted by Section 8.4(c) (Sale of Assets);

(w) Indebtedness of Holdings, the Company or any of its Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted under this Section 8.1;

(x) accretion of the principal amount of Indebtedness of Holdings, the Company or any of its Subsidiaries otherwise permitted under this Section 8.1 issued at any original issue discount; and

(y) other Indebtedness of the Company or any of its Subsidiaries not exceeding the greater of $100,000,000 and the amount equal to 3% of Consolidated Total Assets of the Company and its Subsidiaries, taken as a whole in aggregate principal amount at any time outstanding.

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For purposes of determining compliance with this Section 8.1, in the event that any Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) through (y) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause).

Section 8.2 Liens, Etc. Neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of their respective Subsidiaries to assign, any right to receive income, except for the following:

(a) Liens created pursuant to the Loan Documents or otherwise securing, directly, or indirectly, the Secured Obligations including Liens on cash or deposits granted in favor of a Swing Loan Lender or Issuer to cash collateralize any Defaulting Lender’s participation in Swing Loans or Letters of Credit as provided for in Section 3.4, in each case to the extent not exceeding the maximum amount of such participations;

(b) Liens existing on the Closing Date and disclosed on Schedule 8.2 (Existing Liens);

(c) Customary Permitted Liens;

(d) purchase money Liens granted by the Company or any of its Subsidiaries (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time, on or after the Closing Date, of the Company’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(f) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above, clause (f) or (m) below, or this clause (e); provided that (i) such renewal, extension, refinancing or refunding is made without any change in the class or category of assets or property subject to such Lien and no such Lien is extended to cover any additional assets or property; and (ii) such Liens are in respect of Indebtedness of the Company and its Subsidiaries permitted by Section 8.1(j) and that the principal amount of such Indebtedness is not increased except as permitted by Section 8.1(j);

(f) Liens securing Indebtedness permitted under Section 8.1(g) (Indebtedness) to the extent secured by Securitization Assets of a Special Purpose Entity;

(g) Liens on assets of any Diversey Entity that is not a Loan Party securing Indebtedness incurred by such Diversey Entity permitted under Section 8.1(h) (Indebtedness);

(h) Liens in favor of lessors securing operating leases permitted hereunder;

(i) statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Company or any Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in

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connection with the deposit accounts, securities accounts or other funds maintained by the Company or such Subsidiary at such banks or intermediaries (but not any Indebtedness for borrowed money owing by the Company or such Subsidiary to such banks or intermediaries);

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or its Subsidiaries in the ordinary course of business;

(k) Liens securing Indebtedness of Holdings, the Company and its Subsidiaries permitted by Section 8.1(t);

(l) Liens on the property or assets described in Section 8.1(u) in respect of Indebtedness of the Company and its Subsidiaries permitted by Section 8.1(u);

(m) Liens securing Indebtedness of the Company and its Subsidiaries permitted by Section 8.1(q) assumed in connection with any Permitted Acquisition (other than Liens on the Stock of any Person that becomes a Diversey Entity); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Diversey Entity, (ii) such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness;

(n) any encumbrance or restriction (including put and call agreements) with respect to the Stock or Stock Equivalents of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Company or any of its Subsidiaries to comply with Sections 7.11 and 7.12;

(o) Liens on intellectual property, including any foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such intellectual property or such foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes, as the case may be;

(p) Liens in respect of Guaranty Obligations permitted under Section 8.1(e) relating to Indebtedness otherwise permitted under Section 8.1, to the extent Liens in respect of such Indebtedness are permitted under this Section 8.2;

(q) Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities of the Company or any of their respective Subsidiaries; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $25,000,000 at any time;

(r) Liens on property of any Foreign Subsidiary of the Company (other than any such Subsidiary that is a Loan Party) in respect of Indebtedness of such Subsidiary permitted by Section 8.1 (h);

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(s) Liens in respect of Indebtedness of the Company and its Subsidiaries permitted by Section 8.1(j)(i); and

(t) Liens on assets subject to a Sale and Leaseback Transaction in respect of Indebtedness permitted pursuant to Section 8.1(v).

Section 8.3 Investments. Neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, directly or indirectly make or maintain any Investment except for the following:

(a) Investments existing on the Closing Date and disclosed on Schedule 8.3 (Existing Investments), including intercompany loans, and Subsidiaries existing on the Closing Date as disclosed on Schedule 4.2 (Ownership of Subsidiaries);

(b) Investments by Holdings, the Company or any of its Subsidiaries in cash and Cash Equivalents;

(c) Investments by the Company or any of its Subsidiaries in accounts, payment intangibles and chattel paper (each as defined in the UCC), notes receivable, extensions of trade credit and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Company and its Subsidiaries;

(d) Investments received in settlement of amounts due to Holdings, the Company or any Subsidiary of the Company effected in the ordinary course of business;

(e) any Investment to the extent qualifying as a Permitted Intercompany Transaction;

(f) Investments consisting of unsecured intercompany loans from a Loan Party to a Non-Loan Party domiciled in France or Italy to the extent such loan is (i) pledged to secure the Secured Obligations of such Loan Party and (ii) evidenced by an intercompany note in form reasonably satisfactory to the Administrative Agent and delivered to the Administrative Agent (each such note, a “Foreign Qualifying Note”);

(g) any Investment constituting a Permitted Acquisition, including any Investment in the form of an capital contribution or intercompany Indebtedness among Diversey Entities (other than any Securitization Subsidiary) for the purpose of consummating a Permitted Acquisition;

(h) Investments constituting advances with respect to ordinary course receivables made by the Company or any of its Subsidiaries to members of Unilever Group pursuant to the Sales Agency Agreement (or related agreements);

(i) Investments made in connection with the Transactions;

(j) the acquisition of 100% of the assets and interests in certain non-separated foreign entities currently owned by Johnson Consumer shall be permitted in an aggregate amount, the Dollar Equivalent of which shall not exceed $11,000,000 at any time;

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provided that the Company complies with the provisions of Sections 7.11 and 7.12 in connection therewith and that no Event of Default has occurred and is continuing at the time such Investment is made or would result therefrom;

(k) loans or advances made to employees of any Parent Entity or Holdings, the Company or any of its Subsidiaries and Guaranty Obligations of Holdings, the Company or any of its Subsidiaries in respect of obligations of employees of Holdings, the Company or any of its Subsidiaries, in each case in the ordinary course of business (other than in connection with the Management Subscription Agreement) and in an aggregate amount the Dollar Equivalent of which does not exceed $1,500,000 at any time, in each case other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the United States Sarbanes-Oxley Act of 2002; provided, however that with respect to any employee of any Parent Entity, no such loans or advances shall be permitted unless the activities of such employee relate solely to the Company and its Subsidiaries;

(l) Investments in (i) a Special Purpose Entity made in connection with establishing a Securitization Facility and (ii) a Securitization Subsidiary; provided that the proceeds of any such Investment are not used by such Securitization Subsidiary for any other Investment;

(m) any Investment constituting a Permitted Joint Venture, including any Investment in the form of an capital contribution or intercompany Indebtedness among Diversey Entities (other than any Securitization Subsidiary) for the purpose of consummating a Permitted Joint Venture;

(n) loans and advances to Management Investors in connection with the purchase by such Management Investors of Stock or Stock Equivalents of Holdings or any Parent Entity (so long as Holdings or such Parent Entity, as applicable, applies an amount equal to the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Stock or Stock Equivalents of, the Company or applies such proceeds to pay Holdings or Parent Entity expenses) of up to $15,000,000 outstanding at any one time;

(o) Investments of the Company and its Subsidiaries under Hedging Contracts made in the ordinary course of business, not for speculative purposes and not otherwise prohibited hereunder;

(p) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described under the definition of Customary Permitted Liens;

(q) Investments representing non-cash consideration received by the Company or any of its Subsidiaries in connection with any Disposition or Asset Sale, provided that in the case of any Disposition or Asset Sale permitted under Section 8.4(h) such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Disposition or Asset Sale and any such non-cash consideration received by the Company or any other Loan Party is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents;

(r) Investments in industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Company or any of its Subsidiaries that were issued in connection with the financing or refinancing of such

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property or assets, so long as the Company or any such Subsidiary may obtain title to such property or assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(s) Investments representing evidences of Indebtedness, securities or other property received from another Person by the Company or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Company or any of its Subsidiaries; provided that any such securities or other property received by the Company or any other Loan Party is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents to the extent required by Section 7.11;

(t) Investments by the Company or any of its Subsidiaries in an aggregate amount at any time not exceeding $35,000,000;

(u) any Investment in an amount that does not exceed the Available Amount immediately prior to the time of the making of such Investment; provided that no Default or Event of Default has occurred and is continuing or would result therefrom; and

(v) any Investment to the extent not exceeding the Available Excluded Contribution Amount.

For purposes of determining compliance with this Section 8.3, (a) in the event that any Investment meets the criteria of more than one of the types of Investments described in clauses (a) through (u) above, the Company, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause) and (b) the amount of any Investment outstanding at any time under Sections 8.3(k), (m), (n) , (t), and (u) shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment (in each case other than in connection with Dispositions of inventory between Diversey Entities made in the ordinary course of business, including accounts payable arising in connection with such Dispositions); provided, that to the extent that the amount of Investments outstanding at any time pursuant to Section 8.3(u) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Available Amount pursuant to clause (a) or (b) of the definition thereof, such portion of such amount or value shall not be so included.

Section 8.4 Sale of Assets. Neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, sell, convey, transfer, lease, sublease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any account) (each, a “Disposition”) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, in the case of the Company or any of its Subsidiaries, issue or sell any shares of such Subsidiary’s Stock or Stock Equivalent (any such disposition being an “Asset Sale”), except for the following:

(a) the Disposition of any property or assets in the ordinary course of business, it being understood and agreed to by the Lenders that such Disposition shall include the sale of the property located at 5455 Moose Lodge Road, Cambridge, Maryland, the

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sale of the property located at 746 Poplar Avenue, Memphis, Tennessee and the sale of the property located at Cotes Park Industrial Estate, Alfreton, Derbyshire, United Kingdom, pursuant to the terms of the purchase option contained in the lease covering such property;

(b) (i) the Disposition by the Company or any of its Subsidiaries of equipment or Inventory that has become obsolete or is replaced in the ordinary course of business and (ii) the sale or discount without recourse of past due accounts receivable or past due notes receivable, or the conversion or exchange of such accounts receivable into or for notes receivable, in connection with the compromise or collection thereof in the ordinary course of business;

(c) the Disposition of assets or property in connection with a Sale and Leaseback Transaction to the extent the aggregate Fair Market Value of all such assets and properties covered by sale and leaseback transactions permitted by this clause (c) would not exceed $25,000,000;

(d) (i) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole and (ii) assignments and licenses of intellectual property of the Company or any of its Subsidiaries in the ordinary course of business;

(e) subject to any restrictions set forth in Section 8.6, any Asset Sale by the Company or any of its Subsidiaries to the Company or any Wholly-Owned Subsidiary of the Company other than Dispositions in the ordinary course of business under clause (a) above; provided, however, in the case of any Asset Sale from a Foreign Loan Party to a Non-Loan Party or from a Domestic Loan Party to a Foreign Loan Party (x) the aggregate amount of all FMV Deficits for all such Asset Sales shall not exceed $50,000,000 and (y) the Collateral Coverage Condition shall be satisfied at the time of any such Asset Sale;

(f) (i) any Financing Disposition and (ii) the sale or factoring at maturity or collection of any accounts receivable, in each case for the Fair Market Value thereof;

(g) any assignment, sale of other disposition of payment intangibles more than 90 days past due made in connection with the collection of such delinquent payment intangibles;

(h) as long as no Default or Event of Default is continuing or would result therefrom, any other Disposition (not otherwise permitted by this Section 8.4 (Sale of Assets)) for Fair Market Value; provided, however, (i) that the Dollar Equivalent of the aggregate consideration received for the sale of all assets sold during any Fiscal Year shall not exceed $50,000,000 and the aggregate amount of all such consideration shall not exceed $250,000,000, (ii) at least 75% of the consideration received in connection with such Asset Sale is in the form of cash or Cash Equivalents and (iii) all Net Cash Proceeds of such Asset Sales are applied to the Obligations to the extent required by Section 2.9 (Mandatory Prepayments);

(i) the Disposition of any Stock or Stock Equivalents in connection with the Permitted Reorganization Transactions;

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(j) any Disposition of Stock of a Subsidiary of Holdings that becomes a Parent Entity (“New Parent”), including as a result of a merger of Holdings with a Subsidiary in which (x) previously outstanding Stock of Holdings is converted into or becomes a right to receive Stock of a New Parent and (y) Stock of Holdings as the continuing or surviving Person in such merger consist of Stock directly or indirectly held by a New Parent; provided that following any such Disposition that Holdings continues to own and controls all of the outstanding Stock of the Company; and

(k) any Asset Sale set forth on Schedule 8.4(k) (Scheduled Asset Sales);

provided, however, that no individual sale or Disposition of assets or property with a Fair Market Value of (i) below $500,000 or (ii) (A) between $500,000 and $2,500,000 and (B) collectively yielding $7,500,000 or less in any Fiscal Year, shall constitute an Asset Sale for the purposes of this Section 8.4.

Section 8.5 Restricted Payments. Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a) Restricted Payments (i) by any Subsidiary of the Company to the Company or any other Subsidiary of the Company to the extent qualifying as a Permitted Intercompany Transaction or (ii) declared and paid on the common Stock of the Company, Holdings or the Subsidiaries of the Company and payable only in common Stock or Stock Equivalents of the Company or Holdings or the Subsidiaries of the Company;

(b) cash dividends, payments and distributions in an aggregate amount not to exceed $50,000,000; provided that no Default or Event of Default has occurred and is continuing or would result therefrom;

(c) after the Fiscal Year ended on or about December 31, 2010, the Company may pay or make any other dividend, payment or distribution to Holdings for purposes of making any dividend, payment or distribution to the holders of the Stock or Stock Equivalents of Holdings (and Holdings may pay or make such dividend payment or distribution to the holders of its Stock or Stock Equivalents) in an amount not exceeding an amount equal to (x) the Available Amount minus (y) the Contributed Property Amount immediately prior to the time of the payment or making of such dividend, payment or distribution; provided that, at the time of such payment, dividend or distribution, (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect to such dividend, payment or distribution, the Leverage Ratio of the Company as of the last day of the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Sections 6.1 (Financial Statements), calculated on a pro forma basis after giving effect to such dividend, payment or distribution, is less than 3.0 to 1.0;

(d) the Company and Holdings may pay cash dividends sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by Holdings or any Parent Entity in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents, (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), (iv) to cover accounting,

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legal, administrative and other general corporate and overhead expenses, other fees and expenses required to maintain the existence of Holdings or such Parent Entity and other incidental operating costs and expenses incurred in the ordinary course, including salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any such Parent Entity, and (v) reasonable directors’ fees and out-of-pocket expenses of directors of Holdings or any such Parent Entity; provided, however, that if any Parent Entity shall own any material assets other than the Stock or Stock Equivalents of Holdings, then such cash dividends shall be limited to the reasonable and proportional share of expenses permitted by this Section 8.5(d) incurred by Holdings or such Parent Entity, as applicable, relating or allocable to its direct or indirect ownership interest in Holdings, in each case as determined by the Company in its reasonable discretion based on the relative benefit to the Company and its Subsidiaries from the incurrence of such expenses;

(e) the Company and Holdings may repurchase or may pay cash dividends in an amount sufficient to allow Holdings or any Parent Entity, as applicable, to repurchase shares of Stock of Holdings or such Parent Entity or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates), or as otherwise contemplated by any Management Subscription Agreements, as in effect on the Closing Date, for an aggregate purchase price not to exceed (i)(y) $15,000,000, plus (z) $5,000,000 multiplied by the number of calendar years that have commenced since the Closing Date plus (ii) the Net Proceeds received by the Company after the Closing Date from or as a capital contribution from, the issuance or sale to Management Investors of Stock and Stock Equivalents (including any options, warrants or other rights in respect thereof), to the extent such Net Proceeds are not included in any calculation under any other clause in this Section 8.5 or in determining the Available Amount or Excluded Contribution Amount, plus (iii) the aggregate Deemed Investment Amount, plus (iv) the cash proceeds of key man life insurance policies received by the Company (or by any of its Subsidiaries and contributed to the Company) since the Closing Date to the extent such cash proceeds are not included in any calculation under any other clause of this Section 8.5; provided that no Default or Event of Default has occurred and is continuing or would result therefrom and; provided further that any actions permitted under Section 8.5(h) shall not be subject to this Section 8.5(e);

(f) the Company and each Subsidiary of the Company may pay cash dividends, distributions and other payments to pay or permit Holdings or any Parent Entity to pay any Related Taxes;

(g) the Company may pay cash dividends on the Closing Date in an amount sufficient to allow Holdings to pay all amounts including fees and expenses in connection with the Transactions to the extent set forth in the funds flow memorandum delivered pursuant to Section 3.1(j);

(h) the Company may repurchase or withhold, or may pay cash or other dividends to Holdings in an amount sufficient to allow Holdings or any Parent Entity to repurchase or withhold, Stock or Stock Equivalents of Holdings or such Parent Entity in connection with the exercise of stock options or warrants or the vesting of restricted stock (including restricted stock units) under employee compensation arrangements (other than in connection with Management Subscription Agreements) if such Stock or Stock Equivalents represents a portion of the exercise price of, or withholding obligation with respect to such options, warrants or restricted stock and any related payment in respect of any such obligation; provided, however that with respect to any Parent Entity the

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amount of any such repurchases, withholding or dividend with respect to any employee shall be limited to a reasonable proportionate share based on the benefit of the activities of such employee to the Company and its Subsidiaries;

(i) (i) the Company may pay cash dividends to Holdings in an amount equal to any prepayment, redemption, purchase or defeasance of the Holdco Notes to the extent permitted by Section 8.12(a), (ii) to enable Holdings to repay the Existing Seller Notes existing on the Closing Date and (iii) to enable Holdings to make the payments set forth in the funds flow memorandum delivered pursuant to Section 3.1(j);

(j) the Company and Holdings may pay cash dividends to the extent of Net Proceeds from any Excluded Contribution not applied to the designated purpose for such Excluded Contribution to the extent such cash dividend is made within 180 days of the date when such Excluded Contribution was received by the Company; and

(k) the Company and each Subsidiary of the Company may make any cash dividends, distributions and other payments permitted or required pursuant to the Tax Sharing Agreement (but for the avoidance of doubt without duplication of amounts paid pursuant to clause (f)

Section 8.6 Restrictions on Fundamental Changes; Permitted Acquisitions.

Except in connection with a Permitted Acquisition, Permitted Reorganization Transaction or a Permitted Intercompany Merger, neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, (a) merge or amalgamate with any Person, (b) consolidate with any Person, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, or (e) create any Subsidiary unless, after giving effect thereto, such Subsidiary is a Wholly Owned Subsidiary, the Company is in compliance with Sections 7.11 and 7.12 and the Investment in such Subsidiary is permitted under Section 8.3(e) (Investments); provided however that (i) in the case of clauses (a), (b), (c) and (d) above the Investment qualifies as a Permitted Intercompany Transaction (with any merger, amalgamation or consolidation treated as an acquisition by the surviving or successor (by amalgamation or otherwise) Diversey Entity for purposes of such qualification), (ii) the Euro Term Borrower shall not be merged or consolidated into any other entity and no other Revolving Credit Borrower shall be merged or consolidated into the Euro Term Borrower and (iii) Holdings may be merged or consolidated or amalgamated with or into a Parent Entity; provided that (a) no Default or Event of Default is continuing or would result therefrom, (b) if Holdings is not the surviving entity, (i) such Parent Entity undertakes all of the obligations of Holdings under the Loan Documents, in each case on terms and conditions satisfactory to the Administrative Agent, (ii) such Parent Entity becomes a Domestic Loan Party, enters into a Guaranty and pledges its assets and secures such Guaranty on the same basis as Holdings and (iii) such Parent Entity delivers legal opinions and such other documents as reasonably requested by the Administrative Agent with respect to the foregoing (and thereafter, such Parent Entity shall be deemed to be Holdings for all purposes of this Agreement and the other Loan Documents).

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Section 8.7 Change in Nature of Business.

(a) Neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted on the Closing Date or any business reasonably related or ancillary thereto, whether in connection with a Permitted Acquisition or otherwise; and

(b) Holdings shall not engage in any business or activity other than (i) holding shares in the Stock or Stock Equivalents of the Company, (ii) issuing the Holdco Notes and performing its obligations under the Holdco Note Documents, (iii) paying taxes, (iv) preparing reports to Governmental Authorities and to its shareholders, (v) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure and (vi) any other transaction that Holdings is permitted to undertake pursuant to the express terms of this Agreement. Holdings shall not be the legal or beneficial owner of any interest in any Person other than the Stock or Stock Equivalents of the Company.

Section 8.8 Transactions with Affiliates.

Neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, except as otherwise expressly permitted in this Agreement, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (A) not otherwise prohibited under this Agreement, and (B) upon terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that nothing contained in this Section 8.8 shall be deemed to prohibit:

(a) the Company or any Diversey Entity from entering into, modifying or performing any consulting, management, compensation, benefits or employment agreements or other compensation arrangements with a director, officer, employee or former officer, director or employee of the Company or any Diversey Entity in the ordinary course of business;

(b) any Designated CD&R Agreement, Designated CMH Agreement or Designated SC Johnson Agreement;

(c) the payment of transaction expenses in connection with this Agreement or any of the Transactions;

(d) the Company or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent or employee of Holdings, the Company or any of its Subsidiaries or any Parent Entity, in respect of liabilities (i) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Stock or Stock Equivalents of Holdings or another Parent Entity, or other assets relating to the ownership interest of such Parent Entity in the Company or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Company in its reasonable discretion based the benefit therefrom to the Company and its Subsidiaries, of such liabilities relating or allocable to the ownership interest of such Parent Entity in the Company or another Parent Entity and such other related assets) or the Company or any of its Subsidiaries, (ii) incurred to third parties for any action or failure to act of the Company or any of its Subsidiaries or any Parent Entity or any of their predecessors or successors, (iii) arising out of the performance by any Affiliate of the

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CD&R Group of management consulting or financial advisory services provided to the Company or any of its Subsidiaries or any Parent Entity, (iv) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of the Company or any of its Subsidiaries or any Parent Entity, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (v) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Company or any of its Subsidiaries or any Parent Entity;

(e) the Permitted Reorganization Transactions;

(f) any issuance or sale of Stock or Stock Equivalents of Holdings or any Parent Entity or capital contribution to the Company;

(g) the execution, delivery and performance of the Tax Sharing Agreement;

(h) the execution, delivery and performance of agreements (i) under which the Company or its Subsidiaries do not make payments or provide consideration in excess of $2,000,000 per Fiscal Year or (ii) set forth on Schedule 8.8 (Affiliate Transactions);

(i) any transaction in the ordinary course of business by the Company with a Wholly-Owned Subsidiary of the Company or among Wholly-Owned Subsidiaries of the Company; and

(j) any transaction with a Non-Loan Party to the extent permitted by Section 8.3(e), Section 8.4(a), Section 8.4(e) or Section 8.5(a).

For purposes of this Section 8.8, (i) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (B) of the first sentence hereof if (x) such transaction is approved by a majority of the Disinterested Directors of the board of directors of the Company, or (y) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of the Company, such transaction shall be approved by a nationally recognized expert reasonably satisfactory to the Administrative Agent with expertise in appraising the terms and conditions of the type of transaction for which approval is required and (ii) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

Section 8.9 Restrictions on Subsidiary Distributions; No New Negative Pledge. Other than (a) pursuant to the Loan Documents, the Holdco Note Indenture, the Senior Note Indenture, the Existing Senior Subordinated Note Indenture and the Existing Seller Note and (b) any agreements governing any Securitization Facility, purchase money Indebtedness or Capital Lease Obligations or working capital indebtedness of Foreign Subsidiaries that are Non-Loan Parties permitted by Section 8.1(d), (f), (g), (t) (u) or (v) (Indebtedness) or refinancing thereof pursuant to Section 8.1(j) or assumed debt pursuant to Section 8.1(q) (in the case of this clause (b), any prohibition or limitation shall only be effective against, in the case of purchase money Indebtedness or Capital Lease Obligations, the assets financed thereby or, in the case of a Securitization Facility, the Securitization Assets), neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, (i) agree to enter into or suffer to exist or become effective any

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consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, any Borrower or any other Subsidiary thereof or (ii) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Company or any Subsidiary thereof to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Secured Obligations, including any agreement requiring other Indebtedness or Contractual Obligation to be equally and ratably secured with the Secured Obligations.

Section 8.10 Modification of Constituent Documents. Neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, change its equity capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for (a) changes and amendments that do not materially and adversely affect the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral or (b) changes in connection with the Recapitalization Transactions or the Permitted Reorganization Transactions; provided that the applicable Loan Parties comply with all requirements under the Collateral Documents to the extent required in connection therewith.

Section 8.11 Modification of Related Documents. Neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, (a) permit any breach or default to exist under any Related Document, or take or fail to take any action thereunder, if to do so could reasonably be expected to have a Material Adverse Effect or (b) alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of the Tax Sharing Agreement or any such Related Document (except for such modifications that would not reasonably be expected to materially and adversely affect (i) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is party, or (ii) the interests of the Lenders under the Loan Documents).

Section 8.12 Payment of Debt; Modification of Debt Agreements.

(a) Neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of (if applicable), any Senior Notes, Senior Ratio Indebtedness or Subordinated Ratio Debt, except that: (i) any such payment, prepayment, repurchase, redemption, defeasance or other acquisition of such Indebtedness in an amount that does not exceed the Available Amount; provided that (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving effect to such payment, prepayment, repurchase, redemption, defeasance or other acquisition, (A) the Leverage Ratio of the Company as of the last day of the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Sections 6.1 (Financial Statements), calculated on a pro forma basis after giving effect to such payment, prepayment, repurchase, redemption, defeasance or other acquisition, is less than 3.0 to 1.0 and (B) the Company is in compliance with each of the covenants contained in Article V, calculated on a pro forma basis after giving effect to such payment, prepayment, repurchase, redemption, defeasance or other acquisition; (ii) any such payment, prepayment, repurchase, redemption, defeasance or other acquisition of such Indebtedness in an amount that does not exceed the Available Excluded Contribution Amount provided that no Default or Event of Default has occurred and is continuing or would result therefrom; or (iii) any refinancing permitted by Section 8.1(j), shall be permitted;.

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(b) Notwithstanding the provisions of this Section 8.12 (Payment of Debt; Modification of Debt Agreements), neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, change or amend the terms of the Senior Note Documents, the Holdco Note Documents, documents governing any Senior Ratio Indebtedness or Subordinated Ratio Indebtedness if the effect of such amendment is to (i) increase the interest rate on such Indebtedness, (ii) change the dates upon which payments of principal or interest are due on such Indebtedness other than to extend such dates, (iii) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Indebtedness, (iv) change the redemption or prepayment provisions of such Indebtedness other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (v) change or amend any other material affirmative or negative covenant or event of default if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Indebtedness in a manner adverse to Holdings, the Company, or any of their respective Subsidiaries or the Administrative Agent or the Lenders.

Section 8.13 Accounting Changes; Fiscal Year. Neither Holdings nor the Company shall, or shall permit any of their respective Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as permitted by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) Fiscal Year except upon 60 days prior written notice to the Administrative Agent).

Section 8.14 Margin Regulations. No Borrower shall, nor shall permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.15 Deposit Accounts; Securities Accounts.

(a) Commencing on the Pledged Account Date and subject to the terms of the Collateral Documents, no Loan Party will establish or maintain any Concentration Account or any Material Securities Account (i) that is not subject to a first priority perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties (subject only to Customary Permitted Liens) or (ii) in respect of which the applicable Requirements of Law do not allow a security interest to be granted.

(b) Commencing on the Pledged Account Date, at the end of each calendar month, the Dollar Equivalent of the average aggregate overnight balance of all Deposit Accounts and Securities Accounts established by the Loan Parties that are not subject to a first priority perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties (subject only to Customary Permitted Liens and liens in connection with Securitization Facilities permitted hereby), shall not exceed $50,000,000.

Section 8.16 U.S. Tax Classification. The Euro Term Borrower shall not elect to be disregarded as an entity separate from its owner for U.S. federal income tax purposes under Treasury Regulations section 301.7701-3(a) if such election will result in the Euro Term Borrower being treated as a branch of a domestic corporation for U.S. federal income tax purposes or as a United States person.

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ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default. Each of the following events shall be an Event of Default:

(a) any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b) any Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than referred to in clause (a) above) and such non-payment continues for a period of five Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of their respective officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.20(a)(ii), Article V (Financial Covenants), Section 6.1 (Financial Statements), Section 6.2 (Default Notices), Section 7.6 (Access) or Article VIII (Negative Covenants), provided that, in the case of a default in the observance or performance of its obligations under Section 6.2 hereof, such default shall have continued unremedied for a period of two Business Days after a Responsible Officer of the Company shall have discovered or should have discovered such default, and provided further that, in the case of a default in the observance of or compliance with its obligations under Article V hereof for any Financial Covenant Period, such default shall have continued unremedied for a period of five Business Days after the reporting date with respect to such period or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Company becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(e)(i) any Diversey Entity shall fail to make any payment on any Indebtedness of such Diversey Entity or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount, the Dollar Equivalent of which exceeds $45,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) (i) any Loan Party, any Domestic Significant Subsidiary, or any combination of Subsidiaries of Holdings that, taken together, would constitute a Domestic Significant Subsidiary, shall make a general assignment for the benefit of creditors, (ii) any

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proceeding shall be instituted by or against any Loan Party, any Significant Subsidiary, or any combination of Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up or reorganization (other than a liquidation, winding up or reorganization permitted by Section 7.1 and not involving bankruptcy or insolvency proceedings), arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, interim receiver, receiver and manager, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against any Loan Party, any Significant Subsidiary, or any combination of Subsidiaries of Holdings that, taken together, would constitute a Domestic Significant Subsidiary, (but not instituted by a Diversey Entity), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Loan Party, any Significant Subsidiary, or any combination of Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, shall take any corporate action to authorize any action set forth in clauses (i) or (ii) above; provided that this clause (f) shall apply to any Loan party incorporated in or having assets or property in a Material Jurisdiction; or

(g) if one or more Diversey Entities, the aggregate EBITDA of which for the most recently completed Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) is more than 5% of the aggregate EBITDA of the Company and all of its Subsidiaries, taken as a whole, for such period, shall (i) make a general assignment for the benefit of creditors, (ii) be the subject of any proceeding instituted by or against it seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, interim receiver, receiver and manager, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against one or more such Diversey Entities (but not instituted by any Diversey Entity), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(h) one or more judgments or orders (or other similar process) involving, in the case of a money judgment, an amount, the Dollar Equivalent of which exceeds $40,000,000 in the aggregate over all such money judgments, to the extent not covered by insurance or an indemnity (the terms of which are reasonably satisfactory to the Administrative Agent), shall be rendered against one or more of Holdings and its Subsidiaries and shall remain unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) an ERISA Event or Foreign Benefit Event shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, together with all other ERISA Events and Foreign Benefit Events could reasonably be likely to have a Material Adverse Effect; or

(j) any provision of any Collateral Document, any Guaranty or any other Loan Document after delivery thereof pursuant to

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this Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(k) any Collateral Document shall for any reason fail or cease to create a valid Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien (subject to Liens on the applicable assets permitted by the Loan Documents) or any Loan Party shall so state in writing (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Collateral Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 15 Business Days ; or

(l) there shall occur any Change of Control; or

(m) one or more Diversey Entity shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more Diversey Entity based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Diversey Entities are likely to incur Environmental Liabilities and Costs, the Dollar Equivalent of which exceeds $40,000,000 in the aggregate over all such Environmental Liabilities and Costs that were not reflected in the Projections or the Financial Statements delivered pursuant to Section 4.4 (Financial Statements and Other Information).

Section 9.2 Remedies. During the continuance of any Event of Default, the Administrative Agent (a) may with the consent of the Requisite Lenders, and, at the request of the Requisite Lenders, shall, by notice to the Borrowers declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate (to the extent of any such terminated portion) and (b) may with the consent of the Requisite Lenders, and, at the request of the Requisite Lenders, shall, by written notice to the Borrowers, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default) with respect to any Borrower or Domestic Significant Subsidiary, (x) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3 Actions in Respect of Letters of Credit. Upon the Revolving Credit Termination Date or as may be required by Section 2.9 (Mandatory Prepayments) each applicable Revolving Credit Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash

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Collateral Account, an amount equal to 105% (or in the case of a payment pursuant to Section 2.9 (Mandatory Prepayments), 100%) of the sum of all outstanding Letter of Credit Obligations. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13(g) (Payments and Computations), as shall have become or shall become due and payable by such Revolving Credit Borrower to the applicable Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1 Authorization and Action.

(a) Each Lender and each Issuer hereby appoints CBNA as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Loan Documents and any Securitization Intercreditor Agreement as are delegated to such Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, any Securitization Intercreditor Agreement and each of the Loan Documents to which such Administrative Agent is a party, to exercise all rights, powers and remedies that such Administrative Agent may have under any Securitization Intercreditor Agreement and such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees. In the event the Administrative Agent calculates the aggregate amount outstanding under Letters of Credit upon the request of any Lender or Issuer, the Administrative Agent may make such calculation based on the Face Amount of all outstanding Letters of Credit.

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(d) The Syndication Agents, Joint Lead Arrangers and Joint Bookrunning Managers shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

(e) Each Lender, Issuer, Syndication Agent, Joint Lead Arranger and Joint Bookrunning Manager, hereby:

(i) irrevocably constitutes, authorizes and appoints CBNA (and the individuals through which it may be represented) or any other Person appointed Administrative Agent pursuant to Section 10.6 (Successor Administrative Agent) (and the individuals through which it may be represented), its true and lawful attorney-in-fact and person holding the power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) and that of “mandatario con rappresentanza” (under Italian law) to:

(A) execute, accept, register at the relevant registries and deliver any Loan Document, including one or more Collateral Documents, as such attorney-in-fact may deem necessary or desirable, any amendments thereto, and all post-effective amendments, extensions, supplements and cancellations to such Loan Documents, in such form(s) as such attorney-in-fact may approve, and to file the same and all other documents in related thereto with the applicable Government Authorities or such other Person as required by any Requirement of Law and to hold on behalf of each present and future Secured Party security granted by a Loan Party; provided, however, that in no event shall this clause (d) be deemed to authorize or permit Citicorp or any other Person to execute this Agreement or any amendment hereto as attorney-in-fact of any Lender or Issuer,

(B) appear before a notary public for the purposes of raising to the status of public document (“elevar a público”) any Loan Document, as well as in order to execute the notarial deeds (“escrituras públicas o pólizas”) which are necessary in order for any Loan Party to grant any other guaranty or security interests in order to secure their obligations under any Loan Document, and

(C) for the purposes of any security to be granted by any Loan Party under the laws of the Province of Quebec, act as the person holding the power of attorney (in such capacity, the “fondé de pouvoir”), pursuant to Article 2692 of the Civil Code of Quebec in order to hold any hypothec as security for any bond, debenture or other title of indebtedness (a “Bond”) that may be issued by such Loan Party pursuant to a deed of hypothec , and to enter into and exercise such rights and duties as are conferred upon a fondé de pouvoir under the relevant deed of hypothec and under applicable laws (with the power to delegate any such rights or duties). Moreover, each Secured Party hereby irrevocably appoints and authorizes the Administrative Agent to act as agent and custodian for and on behalf of the Secured Parties (in such capacity, the “Custodian”), to hold and be the sole registered holder of any such Bond, as security for the Secured Obligations, notwithstanding Section 32 of the Act respecting the special powers

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of legal persons (Quebec) or any other applicable law. In this respect, each Secured Party will be entitled to the benefits of any charged property covered by any hypothec and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms hereof. Each of the fondé de pouvoir and the Custodian, as holder of such Bond, shall have the sole and exclusive right and authority to exercise all rights and remedies given to the fondé de pouvoir and the Custodian (as applicable) under any such deed of hypothec, any Bond or pledge thereof or under applicable laws or otherwise. Each Person who is or becomes a Secured Party and each assignee holder of any bonds issued by any Loan Party shall be deemed to ratify the appointment of the Administrative Agent as the person holding the power of attorney (fondé de pouvoir) and as the Custodian as agent and custodian of all Secured Parties. For greater certainty, the fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Administrative Agent in this Agreement, which shall apply mutatis mutandis. Administrative Agent agrees to act in such capacities; and

(ii) grants to such attorney-in-fact full power and authority to do and perform each and every act necessary to be done to ensure that such Collateral Documents comply with Requirements of Law and each Lender and Issuer.

Section 10.2 Administrative Agent’s Reliance, Etc. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 11.2(c) (Assignments and Participations), (c) may consult with legal counsel (including counsel to the Company or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of Holdings or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

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Section 10.3 Posting of Approved Electronic Communications.

(a) Each of the Lenders, the Issuers and Holdings and the Borrowers agree, and the Company shall cause each Subsidiary Guarantor to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers, Holdings and the Borrowers acknowledges and agrees, and the Company shall cause each Subsidiary Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers, each of Holdings and the Borrowers hereby approve, and the Company shall cause each Subsidiary Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrowers shall cause each Subsidiary Guarantor to understand and assume, the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

(d) Each of the Lenders, the Issuers, Holdings and the Borrowers agree, and the Company shall cause each Subsidiary Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 10.4 The Administrative Agent Individually. With respect to its Ratable Portion, CBNA shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any

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other Lender. The terms “Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender or as one of the Requisite Lenders. CBNA and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if CBNA were not acting as the Administrative Agent.

Section 10.5 Lender Credit Decision. Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Diversey Entities in connection with the making and continuance of the Revolving Credit Commitments and Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for the documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or the Issuers, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuer with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.

Section 10.6 Indemnification. Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers and without limiting the Borrowers’ obligations to do so), from and against such Lender’s ratable portion (based on the aggregate amount of outstanding Obligations in respect of Loans and Letters of Credit at such time) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by a Borrower or another Loan Party.

Section 10.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving ten days’ written notice thereof to the Lenders and the Company. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no

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successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. In the event that no Person is acting in the capacity of Administrative Agent hereunder, the Company may make payments to the Lenders and other Secured Parties to the extent required hereunder.

(b) Any resignation pursuant to this Section 10.7 by a Person acting as Administrative Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swing Line Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Line Lender, (ii) the retiring Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swing Line Lender shall enter into an Assignment and Assumption and acquire from the retiring Swing Line Lender each outstanding Swing Line Loan of such retiring Swing Line Lender for a purchase price equal to par plus accrued interest and (iv) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

(c) Notwithstanding anything herein to the contrary, if at any time the Requisite Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” or “Potential Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender or a Potential Defaulting Lender, the Requisite Lenders (determined after giving effect to Section 11.1 (Amendments, Waivers, Etc.)) may by notice to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Requisite Lenders (regardless of whether a replacement Administrative Agent has been appointed).

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(d) In addition to the foregoing, if a Revolving Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, any Issuer and/or any Swing Loan Lender may, upon prior written notice to the Borrowers and the Administrative Agent, resign as Issuer or Swing Loan Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than 30 days after the date of such notice); provided that such resignation by any such Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of any Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such Issuer; and provided further, that such resignation by any such Swing Loan Lender will have no effect on its rights in respect of any outstanding Swing Loans or on the obligations of any Borrower or any Lender under this Agreement with respect to any such outstanding Swing Loan.

Section 10.8 Concerning the Collateral and the Collateral Documents.

(a) Each Lender and each Issuer agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Secured Parties with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by Holdings or any of its Subsidiaries, (iii) act as collateral agent for the Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein including the exercise of remedies with respect to any Collateral, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Borrowers’ and their Subsidiaries’ respective Deposit Accounts and Securities Accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b) Each of the Lenders and the Issuers hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following:

(i) all of the Collateral, upon termination of the Commitments and payment and satisfaction in full of all Loans, Reimbursement Obligations and all other Secured Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral

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has been deposited or a back-up letter of credit has been issued, in either case on terms reasonably satisfactory to the Administrative Agent and the applicable Issuers);

(ii) any assets that are subject to a Lien permitted by Section 8.2(d), (e) or (h) (Liens, Etc.); and

(iii) any part of the Collateral sold or disposed of by a Loan Party (including against any assets of a Loan Party, the Stock or Stock Equivalents of which is being sold or disposed of) if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) other than an Asset Sale pursuant to Section 8.4(e) or, if not pursuant to such sale or disposition, if such release is consented to by the Lenders required to consent thereto under Section 11.1 (Amendments, Waivers, Etc.).

(c) Each of the Lenders and the Issuers hereby directs, in accordance with the terms hereof, the Administrative Agent to release any Subsidiary Guarantor from its obligations under the applicable Guaranty (i) if the Stock or Stock Equivalents of such Subsidiary Guarantor is being sold or disposed of, if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) other than an Asset Sale pursuant to Section 8.4(e) (Sale of Assets), (ii)(A) with respect to any Permitted Temporary Guaranty, at the end of the stated term of such Guaranty or (B) upon the request of the Company. with respect to any Guaranty required pursuant to Section 7.11(e) in the event the conditions requiring such Guaranty are no longer applicable or (iii) if not pursuant to clause (i) or (ii) above, if such release is consented to by the Lenders required to consent thereto under Section 11.1 (Amendments, Waivers, Etc.).

(d) Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such things as are necessary to release Liens pursuant to this Section 10.8 promptly upon the effectiveness of such release.

Section 10.9 Collateral Matters Relating to Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation not arising under a Loan Document or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, each Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to any Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and, except as otherwise permitted hereunder, no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the

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Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Credit Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except as expressly provided in Section 11.6 (Right of Set-off).

Section 10.10 Matters Relating to French Collateral. Each Lender, each Issuer and each other holder of an Obligation and each other holder of a Secured Obligation hereby irrevocably appoints the Administrative Agent to constitute, register, manage and enforce any security interest created by any Collateral Document governed by French law on its behalf in accordance with the provisions of article 2328-1 of the French Civil Code.

Section 10.11 Power of attorney and trusteeship for German law purposes

(a) Each Lender, Co-Syndication Agent, Joint Lead Arranger and Joint Bookrunning Manager (each a “Beneficiary” and together, the “Beneficiaries”) hereby authorizes and grants power of attorney (Vollmacht) to the Administrative Agent to:

(i) execute for and on such Beneficiary’s behalf the Collateral Sharing Agreement;

(ii) execute for and on such Beneficiary’s behalf the German Law Security Agreements;

(iii) make and receive all declarations and statements which are necessary of desirable in connection with the German Law Security Agreements;

(iv) realize the German Collateral in accordance with the terms of the relevant German Law Security Agreements and the Collateral Sharing Agreement (including, but not limited to, by way of entering into one or more realization agreements (Verwertungsvereinbarungen) with a potential insolvency receiver (Insolvenzverwalter));

(v) undertake all other necessary or desirable actions and measures; and

(vi) execute for and on such Beneficiary’s behalf any and all amendments, extensions, supplements and cancellations to any of the agreements, documents, measures and actions referred to in this Section 10.2 (Power of attorney and trusteeship for German law purposes) in such form as the Administrative Agent may approve and to file the same and all other documents related thereto with the applicable Government Authorities or any other Persons.

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(b) The Administrative Agent is released from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), pursuant to which a representative cannot, unless otherwise authorized, enter into a transaction on behalf of his principal with himself in his own name or in his capacity as representative of a third party, unless the transaction exclusively involves the fulfillment of an obligation, and shall have the power to grant sub-powers of attorney including the release from the restrictions of such Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(c) At the request of the Administrative Agent, each Beneficiary shall provide the Administrative Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on its behalf.

(d) If and to the extent that the Administrative Agent has already made any statements or declarations or taken any other actions (including, but not limited to, the granting of sub-powers of attorney (including any indemnifications, waivers and consents on behalf of each Beneficiary as reasonably agreed upon by the Administrative Agent) and the release of any sub-representatives from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch)) which fall within the scope of this power of attorney, such statements, declarations and actions are hereby ratified and approved (genehmigt).

(e) Each Lender, Syndication Agent, Joint Lead Arranger and Joint Bookrunning Manager hereby appoints the Administrative Agent as trustee and administrator (Treuhänder) for the purpose of holding and administering the German Collateral for and on behalf of, inter alios, the Beneficiaries.

(f) The Administrative Agent declares that it shall hold the German Collateral on trust (treuhänderisch) for, inter alios, the Beneficiaries on the terms contained in this Agreement, the German Law Security Agreements and the Collateral Sharing Agreement.

(g) The Administrative Agent shall:

(i) hold and administer any German Collateral which is security assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non accessory security right (nicht akzessorische Sicherheit), including, but not limited to, land charges, to it as trustee (treuhänderisch) for the benefit of, inter alios, the Beneficiaries; and

(ii) administer any German Collateral which is pledged (Verpfändung) or otherwise transferred to any Finance Party under an accessory security right (akzessorische Sicherheit), for the benefit of, inter alios, the Beneficiaries.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by each Borrower, and

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then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i) waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) or Section 3.2(b) (Representations and Warranties; No Defaults), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), subject to the provisions of Section 3.3 (Determinations of Initial Borrowing Conditions);

(ii) increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive or postpone any scheduled date fixed for the payment or reduction of principal of any such Loan (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;

(iv) reduce the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(v) reduce the rate of interest on any Loan or Reimbursement Obligations outstanding to such Lender or any fee payable hereunder to such Lender;

(vi) postpone any scheduled date fixed for payment of such interest or fees owing to such Lender;

(vii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(viii) release all or a substantial portion of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents) or release any Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the applicable Guaranty except in connection with sale or other disposition of a Subsidiary Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

(ix) amend the definition of “Joint Liabilities”; or

(x) amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), this Section 11.1 or any definition of the terms “Requisite Lenders”, “Requisite Tranche B Lenders”, “Requisite Revolving Credit Lenders” or

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“Ratable Portion”; provided, that in connection with the addition to the Facilities of a new tranche of loans, this Section 11.1 and the definition of “Ratable Portion” and “Requisite Lenders” may be amended with the consent of the Requisite Lenders in order to provide the lenders of such new tranche of loans with voting rights proportionate to the commitments of such new lenders and; provided, further, that

(A) any waiver of, or modification of the application of payments to the Term Loans pursuant to Section 2.9 (Mandatory Prepayments) shall require the consent of the Requisite Tranche B Lenders and any modification of the application of payments to the Revolving Loans pursuant to Section 2.9 (Mandatory Prepayments) or the reduction of the Revolving Credit Commitments pursuant to Section 2.5(b) (Reduction and Termination of the Revolving Credit Commitments) shall require the consent of the Requisite Revolving Credit Lenders,

(B) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(f) (Assignments and Participations) affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder,

(C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents;

(D) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to each Swing Loan Lender or Issuer, affect the rights or duties of the Swing Loan Lenders or the Issuers, in their respective capacities as such, under this Agreement or the other Loan Documents; and

(E) notwithstanding any of the foregoing, the Administrative Agent may, solely with the consent of the Company, amend, modify or supplement this Agreement to cure any typographical error, ambiguity, omission, defect or inconsistency.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Requisite Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Requisite Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

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(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.

(c) Notwithstanding any provision herein to the contrary, this Agreement, in connection with a Facilities Increase, may be amended (or amended and restated) with the written consent of the Requisite Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (ii) to ensure that each loan made thereunder is guaranteed and secured by the Collateral in a manner consistent with the existing Facilities, (iii)to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Requisite Lenders or of the Lenders of each Facility hereunder and (iv) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of Section 11.1(a) as in effect on the Closing Date.

(d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Company’s request, the Administrative Agent or any Eligible Assignee acceptable to the Administrative Agent and, prior to an Event of Default that is continuing, the Company, shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments and Revolving Credit Outstandings of such Non-Consenting Lender if such Non-Consenting Lender is a Revolving Credit Lender, all of the Tranche B Term Loans of such Non-Consenting Lender if such Non-Consenting Lender is a Tranche B Term Loan Lender, in each case for an amount equal to the principal balance of all such Revolving Loans or Tranche B Term Loans, as applicable, held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

(e) (i) If any amendment, amendment and restatement or other modification of this Agreement is consummated on or prior to the second anniversary of the Closing Date and has the effect, at any time on or prior to such second anniversary (such time, the “Applicable Time”), of decreasing the Applicable Margin with respect to the Tranche B Euro Loans that would otherwise have been in effect at the Applicable Time (a “Repricing Amendment”), the Euro Term Borrower shall pay a fee, at the Applicable Time, to each Tranche B Lender holding Tranche B Euro Loans (which shall include any Non-Consenting Lender that is repaid in connection with

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any such Repricing Amendment but not any Person who may purchase such Non-Consenting Lender’s Tranche B Euro Loans pursuant to Section 11.1(d)) in an amount equal to 2.0% (if such Repricing Amendment is consummated on or prior to the first anniversary of the Closing Date) or 1.0% (if such Repricing Amendment is consummated after the first anniversary of the Closing Date) of the aggregate principal amount of the affected Tranche B Euro Loans held by such Tranche B Lender.

(ii) Any prepayment of the Tranche B Euro Loans made on or prior to the second anniversary of the Closing Date effected with the proceeds of any Indebtedness incurred by any Diversey Entity that has a yield to maturity that is less than the yield to maturity of the Tranche B Euro Loans (determined as of the prepayment date) shall be accompanied by a fee payable to each Tranche B Lender in respect of the prepayment of its Tranche B Euro Loans in an amount equal to 2.0% (if such prepayment is made on or prior to the first anniversary of the Closing Date) or 1.0% (if such prepayment is made after the first anniversary of the Closing Date) of the aggregate principal amount of its prepaid Tranche B Euro Loans. For purposes of this clause (ii), the “yield to maturity” applicable to (x) any Indebtedness the proceeds of which are applied to prepay the Tranche B Euro Loans and (y) the Tranche B Euro Loans shall be determined as of the prepayment date in accordance with accepted financial practice after giving effect to any up front or similar fees payable with respect to (but excluding such amounts representing underwriting, commitment or arrangement fees that are for the account of any underwriter or arranger and that are not passed on to the applicable lenders or providers of such Indebtedness), and any original issue discount (other than original issue discount in an amount of 2% in respect of the Tranche B Euro Loans) applicable to, such Indebtedness.

Section 11.2 Assignments and Participations.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender or Issuer may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clauses (a) and (h) below, (ii) by way of participation in accordance with the provisions of clause (g) below or (iii) by way of a grant to a Special Purpose Vehicle or a pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants to the extent provided in clause (h) below, Special Purpose Vehicles to the extent provided in (f) below and, to the extent expressly contemplated hereby, each of the Administrative Agent, the Lenders and the Issuers, their respective Affiliates and each of their respective partners, directors, officers, employees, agents, trustee, representatives, attorneys, consultants and advisors) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Each Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Credit Commitment and the Revolving Loans at the time owing to it and all of its rights and obligations with respect to the Term Loans, Swing Loans and Letters of Credit); provided, however, that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the Term Loans at the time owing to an assigning Lender, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned and (B) in any case not described in clause (b)(i)(A) above, the Dollar Equivalent of the aggregate amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the Closing Date of the Assignment and Acceptance with respect to such assignment) shall not be less than the Minimum Currency Threshold unless each of the Administrative Agent and, so long as no Event of Default pursuant to Section 9.1(a), 9.1(b) or 9.1(f) shall have occurred and be continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Revolving Loans and Swing Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned and (B) in any case not described in clause (b)(ii)(A) above, the Dollar Equivalent of the aggregate amount of the Revolving Credit Commitment (which for this purpose includes the Revolving Credit Outstandings thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Outstandings of the assigning Lender subject to each such assignment (determined as of the Closing Date of the Assignment and Acceptance with respect to such assignment) shall not be less than the Minimum Currency Threshold unless each of the Administrative Agent and, so long as no Event of Default pursuant to Section 9.1(a), 9.1(b) or 9.1(f) shall have occurred and be continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(iii) (A) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitment, such assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Outstandings and the Revolving Credit Commitment assigned and (B) if any such assignment shall be of the assigning Lender’s Term Loans, such assignment shall be made as an assignment of a proportionate part of all the assigning Lenders rights and obligations under this Agreement with respect to the Term Loans assigned. Any such assignment need not be ratable as among the Facilities.

(iv) No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) or (b)(ii)(B) above and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to Section 9.1(a), 9.1(b) or 9.1(f) shall have occurred and be continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

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(C) the consent of the applicable Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) The consent of the Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Loans.

(c) The parties to each assignment shall execute and deliver to the Administrative Agent for its acceptance and recording, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. In addition, any Lender or Eligible Assignee assuming a Revolving Credit Commitment in connection with a Facility Increase shall execute an assumption agreement in accordance with Section 2.18 (Facility Increase). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon such execution, delivery, acceptance and recording and the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 (other than in respect of assignments made pursuant to Sections 2.17 (Substitution of Lenders) and 11.1(c) (Amendments, Waivers, Etc.), it being understood that only one such fee shall be payable in connection with concurrent assignments to or by two or more Approved Funds), from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and, if such Lender was an Issuer, of such Issuer hereunder, (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (g) of this Section 11.2. Notwithstanding the foregoing, no assignment pursuant to clause (n) below shall be subject to the requirements of this clause (c).

(d) The Administrative Agent, acting on behalf of the Company, shall maintain at its address referred to in Section 11.8 (Notices) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and Issuers, the Commitments of each Lender and the principal amount of the Loans, Letters of Credit and Reimbursement Obligations owing to each Lender and to each Issuer from time to time. Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be prima facie evidence thereof, and the Loan Parties, the Administrative Agent and the Lenders and the Issuers may treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. The Register shall be available

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for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice. Each Lender and Issuer may request from time to time, and the Administrative Agent shall provide, the principal amount of Loans, Letters of Credit and/or Reimbursement Obligations, as applicable, owing to such Lender or Issuer, in each case as reflected in the Register.

(e) Notwithstanding anything to the contrary contained in clause (d) above, the Loans (including the Notes evidencing such Loans) and the Letters of Credit are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans and the right, title, and interest of the Issuers and their assignees in and to such Letters of Credit shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or an assignee’s right title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation within the meaning of Section 163(f) of the Code. This Section 11.2 shall be construed so that the Loans and the Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations). Solely for purposes of this Section 11.2 and for tax purposes only, the Administrative Agent shall act as the Company’s agent for purposes of maintaining such notations of transfer in the Register.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt written notice thereof to the Company. Within ten Business Days after its receipt of such notice, the Borrowers, at their own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Notes payable to such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes payable to the assigning Lender in an amount equal to the Commitments retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), as applicable.

(g) In addition to the other assignment rights provided in this Section 11.2, each Lender may (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and (ii) assign, as collateral or otherwise, any of its rights under this Agreement (including rights to payments of principal or interest on the Loans) to (x) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board without notice to or

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consent of the Company or the Administrative Agent, (y) to any bona fide holder of, any financial trustee for any holder of, any collateral agent for any holder of, or any other representative of holder of, obligations owed or securities issued, by such fund, as security for such obligations or securities without notice to or consent of the Company or Administrative Agent; provided that in so acting such holder, trustee, collateral agent or other representative is acting in its normal course of business, and (z) to any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above; and provided, further, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (f) or clause (h) below. The parties hereto acknowledge and agree that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, it will not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by any Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (g) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of Section 2.14(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Sections 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount such Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrowers, the Administrative Agent or the other Lenders.

(h) Each Lender may, without notice to or consent of the Company or Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or Term Loan Commitment and/or the Term Loans, the Revolving Loans and Swing Loans owing to it and its rights and obligations with respect to the Letters of Credit); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Lenders, the Issuers and the Swing Loan Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The terms of such participation shall not, in any event, require the Participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from

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exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the Obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrowers agree that each Participant shall be entitled to the benefits of (and shall have the obligations under) Sections 2.14(c) (Increased Costs), 2.15 (Capital Adequacy) or 2.16 (Taxes) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above; provided, however, that (A) no Loan Party shall be obligated to make any greater payment under Sections 2.14, 2.15 or 2.16 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Company and the Company expressly waives the benefit of this provision at the time of such participation, and (B) no Participant shall be entitled to the benefits of Section 2.16 unless such Participant complies with Section 2.16(f) and (g) and provides the forms and certificates referenced therein to the Lender that granted such participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6 (Right of Set-off) as though it were a Lender, provided such Participant agrees to be subject to Section 11.7 (Sharing of Payments, Etc.) as though it were a Lender;

(i) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Company, the Administrative Agent, such Issuer and such Lender, subject to the provisions under Section 11.2(d) relating to notations of transfer in the Register. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(j) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(k) (i) Notwithstanding anything to the contrary in this Agreement, with respect to any assignment to or by an Affiliated Lender:

(A) the Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit M hereto (an “Affiliated Lender Assignment and Assumption”);

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(B) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Loans to an Affiliated Lender and any purported assignment of Revolving Credit Commitments or Revolving Loans to an Affiliated Lender shall be null and void; and

(C) at the time of such assignment after giving affect to such assignment, the aggregate principal amount of all Loans held by Affiliated Lenders shall not exceed 20% of the aggregate principal amount of all Loans and Commitments outstanding under this Agreement.

(ii) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited or (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Company or its representatives.

(iii) Notwithstanding anything in Section 11.1 or the definition of “Requisite Lenders” to the contrary, for purposes of determining whether the Requisite Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its Ratable Portion of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender or (y) is of the type described in Section 11.1(a) (i) through (x) of this Agreement to the extent that such Affiliated Lender is directly and adversely affected thereby; and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 11.2(k)(iii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliated Lender as the Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliated Lender and in the name of the Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 11.2 (k)(iii).

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(iv) Each Affiliated Lender, solely in its capacity as a Term Lender, hereby agrees, and each Affiliated Lender Assignment Agreement shall provide a confirmation that, if any Diversey Entity shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (“Bankruptcy Proceedings”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (“Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Term Lenders and (ii) with respect to any matter requiring the vote of Term Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (iii) of this Section 11.2(k), so long as such Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Term Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this Section 11.2(k)(iv), and the related provisions set forth in each Affiliated Lender Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Diversey Entity has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to such Diversey Entity.

(l) Notwithstanding anything in this Agreement to the contrary, no assignee, which as of the date of any assignment to it pursuant to this Section 11.2 would be entitled to any payment under Sections 2.14, 2.15, 2.16 or 11.3 in an amount greater than the assigning Lender would have been entitled to as of such date under such Sections with respect to the rights assigned, shall be entitled to such greater payments unless the assignment was made after an Event of Default under Section 9.1(a) or 9.1(f)(ii) has occurred and is continuing or the Company has expressly consented in writing to waive the benefit of this provision at the time of such assignment;

(m) In the case of any assignment by a Lender to one or more Eligible Assignees of all or a portion of its rights and obligations hereunder, for the purposes of article 1263 of the Italian Civil Code, it is expressly agreed that the security created or evidenced by the Collateral Documents shall be preserved for the benefit of such Eligible Assignee and each other Lender;

(n) Notwithstanding anything in this Section 11.2 to the contrary, no assignments by the CBNA or its Affiliates to the Persons disclosed in writing to the Company (and agreed to by the Company) as Term Lenders on or before the Closing Date shall require the consent of any Borrower or any other Party hereto. Following any such assignment, each such Person shall be a party hereto as a Lender and have the rights and obligations of a Lender under this Agreement. If requested by such assignee, within ten

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Business Days after its receipt of such request, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, Notes payable to such assignee in an amount equal to the Loans assumed by it pursuant to such assignment. Such new Notes shall be dated as of the Closing Date and be in substantially the form of Exhibit B-2 (Form of Term Note). CBNA shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment;

(o) Notwithstanding anything in this Section 11.2 to the contrary, in no event shall any assignment of Loans or Commitments with respect to any Borrower incorporated in The Netherlands be less than €50,000.

Section 11.3 Costs and Expenses.

(a) Each Borrower agrees promptly following demand therefor, to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of (i) the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, and (ii)(A) those local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents retained by the Administrative Agent prior to the Closing Date, (B) local counsel for any Material Subsidiary in a jurisdiction that is a Material Jurisdiction as of the Closing Date and (C) such other local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents as may be retained by the Administrative Agent after the Closing Date with prior consent of the Company, but excluding all Taxes, fees and similar charges) incurred by the Administrative Agent before, on or after the Closing Date in connection with any of the following: (i) the Administrative Agent’s audit and investigation of Holdings and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of Holdings or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Secured Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Secured Obligations, any Loan Party, any other Diversey Entity, the Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Secured Obligations, any Loan Party, any Diversey Entity, the Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same.

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(b) Each Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such Lenders or Issuers in connection with any of the following: (i) in enforcing any Loan Document or Secured Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Secured Obligations, any Diversey Entity and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 11.4 Indemnities.

(a) Each Borrower agrees to indemnify and hold harmless the Administrative Agent, the Other Representatives, each Lender and each Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, representatives, trustees, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state, provincial or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Secured Obligation, any Letter of Credit, any Disclosure Document, any Related Document, any agreement among Lenders and the Administrative Agent entered into in connection with this Agreement or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that no Borrower shall have any obligation under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or relating to Taxes, fees and similar charges. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of Holdings or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial

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Action concerning Holdings or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to Holdings or any of its Subsidiaries, or the owner, lessee or operator of any property of Holdings or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to Holdings or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer after such foreclosure.

(b) Each Borrower shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) Each Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action and each Borrower, in any event, may participate in the defense thereof with legal counsel of such Borrower’s choice. In the event that such Indemnitee requests any Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, such Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair such Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

Section 11.5 Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.5 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.5 being hereinafter in this Section 11.5 referred to as the “Judgment Conversion Date”).

(b) The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall be discharged only to the extent that on the Business Day following receipt by

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the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Obligation Currency with the Judgment Currency. If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.4(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 11.5(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 11.5 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 11:00 a.m. (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

Section 11.6 Limitation of Liability. Each Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Related Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. Each of Holdings and each Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of any Borrower against any and all of the Secured Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Secured Obligations may be unmatured. Each Lender agrees promptly to notify such Borrower in writing after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.7 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.8 Sharing of Payments, Etc.

(a) Except as otherwise provided in any Loan Document or in any other written agreement among the Lenders and the Administrative Agent, if any Lender shall at any time obtain any payment of the Loans (or after the occurrence and during the continuance of an Event of Default, the Working Capital Lines) owing to it, any interest thereon, fees in respect thereof or amounts

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due pursuant to Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans), Section 2.15 (Capital Adequacy), Section 2.16 (Taxes)) or Section 11.6 (Right of Set-off) or receives any Collateral in respect thereof (in either case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its ratable portion of all payments of such Obligations obtained by all the Lenders of a Borrowing, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) participating in such Borrowing such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(c) Each Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

(d) This Section 11.8 may be changed only with the prior written consent of the Administrative Agent in addition to the Super Majority Lenders.

Section 11.9 Notices, Etc. All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a)	if to any Loan Party:

JohnsonDiversey, Inc.,

8310 16th Street

PO Box 902

Sturtevant, Wisconsin 53177-0902

Attention: Treasurer and General Counsel

Telecopy no: (262) 631-4249

(b) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(c) if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices); and

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(d) if to CBNA, as Administrative Agent, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices), with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue,

New York, New York 10153-0119

Attention: Daniel S. Dokos

Telecopy no: (212) 310-8007

E-Mail Address: daniel.dokos@weil.com

or at such other address as shall be notified in writing (x) in the case of the Borrowers and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrowers and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or X (The Administrative Agent) shall not be effective until received by the Administrative Agent.

(e) Notwithstanding clause (a) through (d) above (unless the Administrative Agent requests that the provisions of clause (a) through (d) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrowers. Nothing in this clause (f) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.

Section 11.10 No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.11 [Reserved]

Section 11.12 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.13 Submission to Jurisdiction; Service of Process.

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of Holdings and the Borrowers hereby accepts for itself and in respect of its property, generally and

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unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) (i) Each Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, 111 Eighth Avenue, New York, NY 10011, Tel: (212) 894-8700, Fax: (212) 894-8790 (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Borrower in care of the Process Agent at the Process Agent’s above address, and each Borrower, hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Borrower at its address specified in Section 11.8 (Notices, Etc.). Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Each of Holdings and the Borrowers hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to Holdings or the Borrower at its respective address specified in Section 11.8 (Notices, Etc.). Each of Holdings and the Borrowers agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 11.11 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against Holdings, any Borrower or any other Loan Party in any other jurisdiction.

Section 11.14 Waiver of Jury Trial. Each of the Administrative Agent, the Lenders, the Issuers, Holdings and the Borrowers irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.

Section 11.15 Marshaling; Payments Set Aside. None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of Holdings, any Borrower or any other party or against or in payment of any or all of the Secured Obligations. To the extent that any Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

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Section 11.16 Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference such Section. If a numbered reference to a clause, sub-clause or subsection hereof is immediately followed by a reference in parenthesis to the title of a Section hereof containing such clause, sub-clause or subsection, the reference is only to such clause, sub-clause or subsection and not to the Section generally. If a numbered reference to a section hereof is immediately followed by a reference in parenthesis to a Section hereof, the title reference shall govern in case of direct conflict.

Section 11.17 Effectiveness; Execution in Counterparts. This Agreement shall become effective when it shall have been executed by Holdings, each Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart hereof by telecopy shall be effective as delivery of a manually executed counterpart hereof.

Section 11.18 [Reserved].

Section 11.19 Provisions Relating to Canadian Law. For purposes of Canadian Law, no reference to a permitted Lien herein, including any statement or provision as to the acceptability of any permitted Lien, shall in any way constitute or be construed so as to postpone or subordinate any Liens or rights of the Administrative Agent and the Lenders hereunder or arising under any other Loan Document in favor of such permitted Lien.

Section 11.20 Entire Agreement. This Agreement, all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrowers and the Administrative Agent.

Section 11.21 Confidentiality. Neither the Lenders, the Issuers, the Other Representatives nor the Administrative Agent may disclose to any Person any confidential, proprietary or non-public information of any Diversey Entity either furnished to the Lenders, the Issuers or the Administrative Agent by any Diversey Entity (such information being referred to collectively herein as the “Borrower Information”), except that each of the Lenders, the Issuers, the Other Representatives and the Administrative Agent may disclose Borrower Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii)

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to the extent requested by bank regulators, auditors or rating agencies, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) if reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.21, to any pledgee referred to in Section 11.2(g) or any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 11.21, by such Agent or such Lender or such Issuer or such Other Representative, or (B) is or becomes available to such Agent or such Lender or such Issuer on a non-confidential basis from a source other than a Diversey Entity or another party to this Agreement and (viii) with the prior written consent of Holdings or the Company. No Diversey Entity may disclose to any Person the amount or terms of any fees payable to any of the Administrative Agent or any Lender or any Issuer (such information being collectively referred to herein as the “Facility Information”), except that any Diversey Entity may disclose the Facility Information (i) to CD&R, to its own Affiliates and Affiliates of CD&R, and to its and CD&R’s and its and CD&R’s respective Affiliates’ employees, officers, directors, agents and advisors who have a need to know the Facility Information in connection with this Agreement and the transactions contemplated hereby or (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or if reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. Notwithstanding any other provision in this Agreement, all parties hereto hereby agree that each party (and each of their respective employees, representatives and agents and each of the officers, directors, employees, accountants, attorneys and other advisors of any of them) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such tax treatment and tax structure.

Section 11.22 Patriot Act Notice.

Each Lender subject to the Patriot Act hereby notifies each Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, including the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

Section 11.23 No Fiduciary Duty. The Administrative Agent, the Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunning Managers, each Lender and their affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers, their stockholders and/or its affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrowers, their stockholders or affiliates, on the other. Holdings and the Borrowers each acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrowers, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory

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or fiduciary responsibility in favor of Borrowers, their stockholders or affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrowers, their stockholders or their affiliates on other matters) or any other obligation to Borrowers except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrowers, their management, stockholders, creditors or any other Person. Holdings and each Borrower acknowledge and agree that Holdings and each Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Holdings and each Borrower agree that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Holdings or any Borrower, in connection with such transaction or the process leading thereto.

Section 11.24 Parallel Debt. Each Secured Party hereby agrees to the creation of the parallel debt and to the parallel debt provisions in the Dutch law deed of pledge over the shares by and between the Company as pledgor, Citibank, N.A. as pledgee and Johnson Wax Professional B.V and the Dutch law deed of pledge of IP rights by and between the Company and Diversey IP International B.V. as pledgors and Citibank, N.A. as pledgee and any other Loan Document containing a parallel debt undertaking, all dated on or about the date hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JOHNSONDIVERSEY, INC., as Company

By:	/s/ Lori P. Marin
	Name:	Lori P. Marin
	Title:	Vice President, Corporate Treasurer

JOHNSONDIVERSEY HOLDINGS II B.V., as a Borrower

By:	/s/ David C. Quast
	Name:	David C. Quast
	Title:	Director

JOHNSONDIVERSEY CANADA, INC., as a Borrower

By:	/s/ Lori P. Marin
	Name:	Lori P. Marin
	Title:	Treasurer

JOHNSONDIVERSEY HOLDINGS, INC., as Holdings

By:	/s/ Lori P. Marin
	Name:	Lori P. Marin
	Title:	Treasurer

[Signature page to Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ David Leland
	Name:	David Leland
	Title	Vice President

[Signature page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Darryl Jacobson
	Name:	Darryl Jacobson
	Title:	Duly Authorized Signatory

[Signature page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Alexis Maged
	Name:	Alexis Maged
	Title	Authorized Signatory

[Signature page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

[Signature page to Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Kevin Cullen
	Name:	Kevin Cullen
	Title:	Director

[Signature page to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Thomas A. Foley
	Name:	Thomas A. Foley
	Title:	Senior Vice President

[Signature page to Credit Agreement]

MORGAN STANLEY BANK, N. A.,
as a Lender

By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Authorized Signatory

[Signature page to Credit Agreement]

NATIXIS NEW YORK BRANCH,
as a Lender

By:	/s/ Pieter van Tulder
	Name:	Pieter van Tulder
	Title	Managing Director

By:	/s/ Olivier Plusquellec
	Name:	Olivier Plusquellec
	Title:	Managing Director

[Signature page to Credit Agreement]

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH,
as a Lender

By:	/s/ Ivan Rodriguez
	Name:	Ivan Rodriguez
	Title	Executive Director

By:	/s/ Brett Delfino
	Name:	Brett Delfino
	Title	Executive Director

[Signature page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ G. David Cole
	Name:	G. David Cole
	Title	Authorized Signatory

[Signature page to Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Michelle C. Phillips
	Name:	Michelle C. Phillips
	Title:	Director

[Signature page to Credit Agreement]

GSLP I OFFSHORE INVESTMENT FUND A, L.P.,
as a Lender

By:	Goldman, Sachs & Co., Duly Authorized

By:	/s/ John E. Bowman
	Name:	John E. Bowman
	Title:	Managing Director

GSLP I OFFSHORE INVESTMENT FUND B, L.P., as a Lender

By:	Goldman, Sachs & Co., Duly Authorized

By:	/s/ John E. Bowman
	Name:	John E. Bowman
	Title:	Managing Director

GSLP I OFFSHORE INVESTMENT FUND C, L.P., as a Lender

By:	Goldman, Sachs & Co., Duly Authorized

By:	/s/ John E. Bowman
	Name:	John E. Bowman
	Title:	Managing Director

GSLP I ONSHORE INVESTMENT FUND, L.L.C., as a Lender

By:	Goldman, Sachs & Co., Duly Authorized

By:	/s/ John E. Bowman
	Name:	John E. Bowman
	Title	Managing Director

[Signature page to Credit Agreement]